    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2002

                                                   REGISTRATION NO.
                                                                    ------------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       WORLD WIRELESS COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)

            NEVADA                                       87-0549700
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                         5670 GREENWOOD PLAZA BOULEVARD
                                    PENTHOUSE
                        GREENWOOD VILLAGE, COLORADO 80111
                                  303-221-1944
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                 DAVID D. SINGER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       WORLD WIRELESS COMMUNICATIONS, INC.
                         5670 GREENWOOD PLAZA BOULEVARD
                                    PENTHOUSE
                        GREENWOOD VILLAGE, COLORADO 80111
                                  303-221-1944
           (name and address, including zip code and telephone number, including area code of agent for service)

                                   ----------

                                   Copies to:

                             STEPHEN R. FIELD, ESQ.
                         LAW OFFICES OF STEPHEN R. FIELD
                          240 MADISON AVENUE, 3RD FLOOR
                            NEW YORK, NEW YORK 10016
                                 (212) 681-0870

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                                                                 ---------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Sections Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check for following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                PROPOSED               PROPOSED
TITLE OF EACH CLASS OF       AMOUNT TO           MAXIMUM                MAXIMUM             AMOUNT OF
  SECURITIES TO BE              BE            OFFERING PRICE           AGGREGATE           REGISTRATION
     REGISTERED              REGISTERED         PER UNIT(1)         OFFERING PRICE(1)         FEE(2)

Common Stock, $0.001
par value per share          19,857,773           $0.73               $14,496,174            $3,464.59

(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sale prices of the Registrant's Common Stock on the American Stock Exchange on December 12, 2001.

(2) Calculated by multiplying the aggregate offering amount by .000239.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================
                                   PROSPECTUS

                       WORLD WIRELESS COMMUNICATIONS, INC.
                                19,857,773 Shares
                          Common Stock, $.001 Par Value

     This Prospectus relates to the public offering of 19,857,773 outstanding shares of our Common Stock (the "Outstanding Shares or Shares") of World Wireless Communications, Inc. (referred to as "we" or "us") by certain of our shareholders (the "Selling Shareholders").

     The Shares may be offered and sold by the Selling Shareholders from time to time as market conditions permit in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). To the extent required, information regarding the Shares to be offered and sold, the names of the Selling Shareholders, the public offering price, the names of any such broker/dealer or agent and any applicable commissions or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus supplement. See "Plan of Distribution".

     We will not receive any of the proceeds from the sale of the Outstanding Shares by the Selling Shareholders. We will bear the expenses of registering all Shares, which we estimate to be approximately $175,000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PURCHASERS OF SHARES SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER "RISK
FACTORS" BEGINNING AT PAGE 11, AND "DILUTION".

     The shares of our Common Stock are traded on the American Stock Exchange under the symbol "XWC". On December 12, 2001, the average of the high and low price for a share of our Common Stock was $0.73. The high and low closing prices of our shares of Common Stock during the last 52-week period ended December 12, 2001 was $2.1875 and $0.15, respectively. See "Market Information".

                The date of this Prospectus is ___________, 2002.

                                 WORLD WIRELESS


                              COMMUNICATIONS, INC.








                                19,857,773 SHARES





                          Common Stock, $.001 Par Value



                                 ---------------

                                   PROSPECTUS

                                 ---------------




                              [            ], 2002
                               ------------

NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                     SUMMARY



            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Act" or the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which represent our expectations or beliefs concerning future events that involve risks and uncertainties, including, without limitation, (i) those associated with our ability to obtain financing for our current and future operations, to manufacture (or arrange for the manufacturing of) our products, to market and sell our products, and our ability to establish and maintain our sales of X-traWeb(TM) products, (ii) general economic conditions and (iii) technological developments by us, our competitors and others. All statements other than statements of historical facts included in this Report including, without limitation, the statements under "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business" and elsewhere herein, are forward-looking statements. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions, which are identified and described in the "Risk Factors" section below. We caution you not to place undue reliance on any such forward-looking statements, all of which speak as of the date made. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in connection with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.


                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to and information concerning "we" or "us" includes World Wireless Communications, Inc. and its wholly-owned subsidiaries, and historical information, except for the financial statements, presents the operations of World Wireless Communications, Inc. and its subsidiaries on a combined basis, unless otherwise indicated.

OVERVIEW

         World Wireless Communications, Inc. (the "Company", "we" or "us") is a developer of wired and wireless telemetry and remote control systems, where telemetry is the monitoring, collection and transmission of data by wire or radio from remote sources. By leveraging our experience developing low-cost, reliable communications systems, we have created the latest generation of technology to monitor and control various remote devises through the internet.

         Our products and services allow data from remote devices to be accessed via a secure, encrypted Internet connection using a standard web browser located anywhere where there is internet access. Our technology has applications across a broad range of industries, for which it can substantially improve the efficiency and cost of access and manipulation of important data from widely dispersed equipment. For example, we are currently deploying our technology in the automatic meter reading field, whereby utility companies can read natural gas, electric, and water usage on commercial and residential meters on an immediate basis in order to better balance their energy loads, monitor usage, predict requirements, and ultimately improve service and reduce costs. Another example is remotely monitoring industrial restaurant equipment, such as a fast food restaurant grill, ice machine, fryers, and coolers, to ensure that the particular piece of equipment is functioning within desired parameters. In this example, our technology can provide maintenance notification so as to avoid malfunction during a peak time in the business day, or ensure a grill or fryer is cooking at the proper temperature.

         Since January 1999, we have successfully combined all of our technologies into a functional package that not only collects data, but also transmits it and provides control from remote locations. It also enables our customers to use an ordinary browser to access the data-gathering and remote control functions from anywhere in the world through the internet, where there is internet access. Our management has been engaged principally in developing product positioning strategies, strategic planning and final development and testing of our integrated technology.

CURRENT STATUS

         We have completed development and testing of the core systems and sub-systems comprising our internet technology, and are currently engaged in implementing the first phase of our near-term plan - the introduction of our products and services to selected customers in major target markets to establish test installations for a variety of commercial and industrial applications. We have capitalized on the successful test sites and commenced sales of the actual products and services.

         While our products and services have a wide range of diverse applications, we originally targeted four principal areas to focus our sales:
(a) vending machines; (b) facilities management and automatic meter reading; (c) security systems; and (d) fast food services equipment. However, as a result of the slower receipt of revenues from the sale of our products, we decided in July, 2001 to focus our activities principally on the sale of such products in the automatic meter reading and facilities management fields (in part due to the current energy crisis experienced in parts of the United States), although we will continue to market our products in the areas of (i) vending machines, (ii) security systems and (iii) food services equipment.

         Our customers include FreedomPay.com (which sells cashless vending machines), Enodis Chains PLC (the largest manufacturer of equipment for fast food vendors), a subsidiary of the U.K.-based Enodis, National Gas Automation Inc. (a developer of a liquid propane gas monitoring systems), RealTime Data (a vending machine operator) and Midwest United Energy (which provides natural gas to the agricultural irrigation market). Our current and former alliance partners include Texaco Natural Gas Inc. (for marketing to the natural gas industry), Co-operative ConNEXTions, LLC (a provider of products and services to rural distribution cooperatives in the western United States), Novar Controls Corp. ( a supplier of advanced building automation control systems), Fracarro Radioindustrie S.p.A.( a supplier of satellite-based video distribution systems), and Audiotel S.p.A. (which is marketing certain of our X-traWeb(TM)products in Italy). We also had relationships with Kyushu Matsushita Electric Co. Ltd. ("Panasonic"), Motorola, Inc. and Williams Wireless Inc. dba Williams Telemetry Services, a subsidiary of the Williams Company ("Williams").

INDUSTRY

         We expect that investment in technology using the internet will continue to grow both in the United States and abroad for the foreseeable future despite the recent reduction of anticipated growth in the telecommunication sector and the economy in general.

OUR TECHNOLOGY

         At the heart of our strategy is the promotion of our communication system designed to provide supervisory control of, and obtain data from equipment or devices in remote locations via the internet.

         Our proprietary technology consists of three parts, the first of which is our "X-Node(TM)". The X-Node(TM) is a miniature web server compacted into a one square inch circuit board, which often requiring less than 2 kilobytes of memory. This miniature web server collects information from a remote piece of equipment (e.g., vending machine, gas meter, and the like) and makes that information available via the Internet.

         The second part of the technology is our product for large-scale installations, the "X-Gate(TM)". The X-Gate(TM) is an Internet gateway that can collect information over a wired or wireless network from a substantial number of X-Nodes(TM) (e.g., an array of vending machines), and transmit the information to an information repository via the Internet. This transmission device provides the connection to the Internet and translates the data between the connected devices and formats it for use on the Internet. The X-Gate(TM) offers distinct advantages over the more commonly used gateway - the personal computer - in that it requires no human intervention and incorporates advanced technologies to ensure performance and reliability.

         Completing our technology is our business-to-business web site, located in the Denver Colorado area. This database-driven site collects the operations and transactional data which has been transmitted from a customer's remote equipment, then stores it securely for delivery to authorized customer personnel in raw form, or processed and formatted into standard or customized reports using software we employ.


           Following is an illustration of a typical design for our communication systems:

                                     [CHART]

COMPETITIVE ADVANTAGES

         Our technologies offer customers a number of advantages, including:

         o Open architecture solutions that do not use proprietary protocols, and components that are fully compatible with the most important Internet protocols;

         o Use of a standard web browser and Internet tools (such as Java) to monitor and control remote equipment and functions from any Internet-accessible location;

         o Wireless technology option that eliminates the need for additional (and generally costly) electrical, telephone or other hardwired systems at remote locations;

         o Highly durable components that can operate in a wide range of environmental conditions;

         o Ease of installing, configuring, bringing online and maintaining or replacing components;

         o Software program embedded in a chip that allows customized configuration of equipment already possessing embedded micro-controllers, which collect, process and transmit information like a standard computer; and

         o Software embedded in a chip that allows automatic updating of micro-controller functions from a remote location to reflect changes in customer needs and specifications.


PRODUCT AND SERVICES

         Our product strategy is to find ways to utilize our existing technologies to develop innovative solutions that enable users of telemetry technologies to leverage the power of the Internet in order to greatly enhance the efficiency and cost of controlling and monitoring remotely located equipment.

         Our products and services include:

         o X-Node(TM) - a small fully functional embedded micro-controller providing web services;

         o X-Gate(TM) - a small rugged proprietary internet gateway collecting and transmitting device;

         o        Wireless radios - spread spectrum radios;

         o        Antennae; and

         o        Customer support and services.


         SALES AND MARKETING

         We believe we are positioned to penetrate a variety of targeted segments of the telemetry market (including, without limitation, automatic meter reading, fast food service equipment, facilities management, asset management and security systems) through our ability to penetrate and establish a market presence with products and services designed to meet industry-specific needs. Our marketing strategy hinges on our establishing a strong reputation as a provider of reliable and technologically superior wireless Internet-based telemetry services to a diverse customer base. To achieve our goals of substantial growth and penetration of our target markets, we have developed a strategic marketing plan that provides for the development and expansion of long-term sales channels through which we can sell our X-traWeb(TM) solutions into the future.

         As an integral part of our marketing program, we are establishing strategic marketing alliances with outside companies that have strong influence within the respective target markets for our X-traWeb(TM) products and services. We continue to seek to align ourself with partners that are capable of substantially accelerating our penetration of a target market or of adding material value to our marketing program through the reduction of costs, managerial infrastructure, and other economic advantages

HISTORY

         We were incorporated on November 15, 1995 under the laws of the State of Nevada as Data Security Corporation. We changed our name on January 15, 1997 to World Wireless Communications, Inc. Our corporate offices are located in the Denver Technology Center at 5670 Greenwood Plaza Boulevard, Penthouse, Greenwood Village, Colorado 80111. We moved our operations from Salt Lake City, Utah in March 2000.

         Our shares of Common Stock began trading on the American Stock Exchange on May 5, 2000 under the symbol "XWC".


THE OFFERING

       The Shares being offered hereby consist of 19,857,773 Outstanding Shares which were acquired by the Selling Shareholders or their predecessors in interest either in direct private placements by us, or upon the exercise of warrants we issued in connection with certain private placement sales of securities we made in 1998, 1999 and 2000. The Outstanding Shares are being offered and will be sold for the accounts of Selling Shareholders, and we will not receive any proceeds from sales of the Outstanding Shares. We will bear all of the expenses of registering the Shares. See "Plan of Distribution".


              SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

         The following table sets forth our summary historical consolidated financial data for the periods set forth, including the restatement of the periods ended December 31, 1997, December 31, 1990, December 31, 1999 and December 31, 2000. This information should be read in conjunction with our consolidated financial statements and notes thereto contained elsewhere in this Prospectus.

OPERATING DATA:

                                                      FOR THE YEARS ENDED DECEMBER 31,
                          NINE MONTHS
                             ENDED
                       SEPTEMBER 30, 2001       2000              1999             1998               1997              1996
                       ------------------       ----              ----             ----               ----              ----
                          As restated       As restated       As restated       As restated       As restated
                          -----------       -----------       -----------       -----------       -----------
SALES                     $    863,315      $  1,714,833      $  3,566,307      $  4,309,691      $  2,913,429      $    618,505

GROSS PROFIT
(LOSS)                         178,966           501,406           234,382           558,084           796,495           (43,679)

NET LOSS
APPLICABLE TO
COMMON SHARES             $ (5,667,180)     $ (4,580,904)     $(13,859,674)     $(12,466,059)     $ (9,051,875)     $ (3,236,657)

BASIC AND
DILUTED LOSS PER
COMMON SHARE              $      (0.18)     $      (0.16)     $      (0.80)     $      (1.11)     $      (0.98)     $      (1.03)


WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES USED IN PER
SHARE CALCULATION           31,273,990        29,447,488        17,308,258        11,189,603         9,217,158         3,141,613

BALANCE SHEET DATA:

               SEPTEMBER 30,                                                     DECEMBER 31,
               --------------------------------------------------------------------------------------------------------------
                               2001              2000              1999              1998              1997              1996
                               ----              ----              ----              ----              ----              ----

CURRENT ASSETS            $  1,139,194      $  4,151,263      $  1,960,930      $  1,725,770      $  1,529,804      $    328,551

NET EQUIPMENT                  543,860           575,476           192,252         1,038,645         1,133,263           327,022

TOTAL ASSETS                 1,792,630         4,969,887         2,578,214         4,136,590        10,133,024           663,042

CURRENT LIABILITIES          3,008,808           944,499         6,087,067         5,053,628         1,815,903           203,351

LONG-TERM LIABILITIES            7,509             9,633            21,459            84,968            24,275            44,808

STOCKHOLDERS' EQUITY
(DEFICIT)                 $ (1,253,686)     $  4,015,755      $ (4,480,312)     $ (1,002,006)     $  8,292,846      $    414,883



                                  RISK FACTORS


         Purchase of the shares of our Common Stock involves a high degree of risk. Persons considering a purchase of Shares should carefully consider all of the information contained in this Prospectus and, in particular, the facts set forth under the caption "Risk Factors" below.

         The following risk factors include, among other things, cautionary statements with respect to certain forward-looking statements, including statements of certain risks and uncertainties that could cause actual results to vary materially from the future results referred to in such forward-looking statements. See "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" at
p.6 of the Prospectus.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF OPERATING LOSSES

         We have an extremely limited operating history and a history of net losses and there is no assurance we will report net income in the future. Since we have a limited operating history an investor must consider the risks, expenses and difficulties frequently encountered by such companies, particularly in the new and rapidly evolving market for wireless communications products and services and Internet products, content and services. We cannot assure you that we will be successful in addressing such risks. Also, we cannot assure you that our revenue will continue at its current level.

         We incurred significant net losses in the past, $9,051,875 in 1997, $12,466,059 in 1998, $13,859,674 for 1999, $4,580,904 for 2000 and $5,667,180
for the first nine months of 2001. For more information regarding these net losses, see "Selected Consolidated Historical Financial Data" and "Consolidated Financial Statements" in this Prospectus. We cannot assure you that we will report net income in the future.

         As a new enterprise, we are likely to remain subject to risks which we are unable to predict, and for which we are unable to fully prepare. While we expect our revenues to increase as new products are introduced, we will incur significant additional expenses in developing and marketing our products and services. As our business grows, we expect strains on our administrative, financial and operating resources. Our ability to manage growth effectively will require us to continue to expand and improve our operational, financial and management controls, and to train, motivate and manage our employees. We cannot assure you that we will be successful in overcoming problems associated with unforeseen costs and competition, technical problems associated with new products and technology, and other risks which all business ventures face and which could be especially acute for a relatively new company attempting to establish and expand its business in a highly competitive industry characterized by rapid technological development and change.

         For all of the foregoing reasons, as well as the factors described below, any purchase of shares should be considered a speculative investment involving a significant risk of loss.

WE NEED ADDITIONAL CAPITAL IMMEDIATELY AND MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN

         We have to depend on equity and/or debt funding from outside investors to conduct our operations, and we require additional funding now. Based on our current cash positions and our plans for 2001, we believe that additional capital will be required by the end of February, 2002. We obtained a financing commitment from Lancer Offshore, Inc. and Lancer Partners L.P., affiliates of our largest stockholder, which management believes is adequate to fund our operations at least through January 31, 2002. Our agreement with Lancer Offshore, Inc. and Lancer Partners L.P. also allows for such loan to be increased to a total of $5,000,000 from its present outstanding principal balance of $3,210,000 (or by an additional $1,790,000), provided that we and such parties agree to do so, although we cannot assure you of such mutual agreement. See " DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - - Senior Secured Indebtedness". We previously obtained a financing commitment letter totaling $4,000,000, to be provided as private equity placements on or before May 31, 2001, which management believed was adequate to fund our operations in 2001. The funding party did not provide the financing within the terms of the commitment, and to date, no funds have been received thereunder. Upon the lapse of the commitment deadline, management believed our best interests would be served by accommodating the funding party's interest in seeking to arrange substitute financing with other accredited investors on a best efforts basis, and waiving the funder's prior unconditional commitment therefor. We and the funding party have agreed to allow the funding party to seek substitute financing through February 28, 2002.

         As the result of the foregoing events, we are currently seeking funding from other accredited investors. We cannot assure you that we will be able to obtain the additional financing we need in the future. In this regard, prospective purchasers of shares should note that as recently as November 14, 2001, we sold securities which are convertible (with, among other things, prior shareholder approval) into "restricted" (i.e., unregistered) shares of our Common Stock at a price of $0.05 per share, which was far below the high and low and prices of our shares of Common Stock on the American Stock Exchange at the time of such sale. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Senior Secured Indebtedness."

         If we cannot successfully sell our securities to raise sufficient proceeds, or realize revenues from sales with adequate margins or from license agreements, to fund our operations, our liquid resources will be depleted before the end of February, 2002.

         We have sustained recurring losses from operations, have a working capital deficiency, a stockholders' deficit and do not have the necessary funds to repay our secured debt, which is all due on February 28, 2002. As operations have not generated sufficient amounts of cash, we have relied upon financing from outside investors to fund the current period operations. Debtholders are affiliates of our largest shareholder and have extended the due dates of the 2001 Notes several times during 2001. There is no guarantee that such debtholders will continue to do so in the future. Our attainment of profitable operations and sufficient additional financing cannot be determined at this time. These uncertainties raise substantial doubt about our ability to continue as a going concern.

OUR DEFAULT UNDER OUR SENIOR SECURED INDEBTEDNESS WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

         We recently financed our operations through the sale of 15% Senior Secured Convertible Notes (the "2001 Notes") and warrants which raised the principal amount of $ 3,210,000 during the period from May 17, 2001 through November 14, 2001 from Lancer Offshore, Inc. (which provided $2,650,000 of such loan) and Lancer Partners L.P. (which provided $660,000 of such loan), affiliates of our largest shareholder. In addition, Lancer Offshore, Inc. and Lancer Partners L.P. can also increase such loan by an additional $1,790,000 to a total of $5,000,000, provided that we and such parties agree to so, although we cannot assure you of such result. The 2001 Notes are secured by a first security interest in substantially all of our assets, including our machinery, equipment, automobiles, fixtures, furniture, accounts receivable and general intangibles, including patents, patent applications and any stock in any subsidiary. The existing tranches of the 2001 Notes totaling $3,210,000 now have a maturity date of February 28, 2002, but are mandatorily convertible into shares of our Common Stock at the rate of $0.05 per share on or before February 28, 2002 upon (i) our receipt of approval of our shareholders to such conversion at the next annual meeting of the shareholders and (ii) our receipt of $3,210,000 of equity from persons other than a group consisting of Michael Lauer, Lancer Offshore, Inc., Lancer Partners L.P. and The Orbiter Fund Ltd on or before February 28, 2002.

         While we anticipate that our shareholders will approve such mandatory conversion of the 2001 Notes into our shares of Common Stock and the exercise of the warrants to purchase shares of our Common Stock issued in connection therewith to such purchasers, "SEE DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Senior Secured Indebtedness", we cannot assure you of such result. In addition, we cannot assure you that we will raise $3,210,000 in additional equity from non-Lancer sources on or before February 28, 2002. Moreover, we cannot assure you that we will not commit a default under the 2001 Notes in the future when the existing tranches of the 2001 Notes totaling $3,210,000 in principal amount mature on February 28, 2002 or on a later maturity date in the case of additional tranches of the 2001 Notes. In the event that the holders of the 2001 Notes sell our assets securing the 2001 Notes following a future default, a remedy available under the 2001 Notes, such sale would materially and adversely affect our business and financial condition.

OUR FINANCING AGREEMENT SUBSTANTIALLY CURTAILS THE SCOPE OF OUR OPERATIONS

         Our loan agreement with Lancer Offshore, Inc. and Lancer Partners L.P. substantially restricts the monthly amounts we can spend in any one month, commencing with September, 2001. Such agreement provides that we cannot incur a monthly burn-rate (i.e., the excess of our revenues over our expenditures in a month, each determined on a cash basis) greater than $250,000 during September, 2001 and $375,000 during October 2001 and each month thereafter while the 2001 Notes remain unpaid. As a result, we reduced the number of our employees as of November 30, 2001 to 30 (from 48 as of April 30, 2001), reduced our research and development efforts, focused instead on engineering applications of our products and eliminated certain expenditures for marketing and other purposes. While we will continue to market our products actively, we will do so with less personnel while the 2001 Notes remain unpaid and, hence, we will focus our marketing efforts primarily in the automatic meter reading and facilities management fields and to a lesser degree in the areas of vending machines, security and fast food services equipment.

WE CANNOT ACCURATELY PREDICT OUR FUTURE REVENUE

         As a result of the evolving nature of the wireless technology industry and the Internet and our limited operating history, we cannot accurately forecast our revenue. Current and future expense levels are based principally on estimated future revenue and are to a large extent fixed. Accordingly, we may be unable to adjust spending to compensate for any unexpected revenue shortfall. If our actual revenue is less than our estimated revenue, this could have an immediate material adverse effect on our profits and liquidity.

WE DEPEND ON NEW PRODUCTS AND TECHNOLOGY WHICH MAY NOT BE ACCEPTED IN THE
INDUSTRY

         We have begun to offer our proprietary X-traWeb(TM) products for sale and have had only $450,604 of revenues in 2000 from such sales, and revenue from such sales represented only 26.3% of our total revenues during 2000. During the first nine months of 2001, we had $233,012 of sales of X-traWeb(TM) products, which represented 26.9% of our total revenues during such period. Similarly, we have begun to offer our proprietary low-speed digital radio products (LSDRs) for sale, and had revenues from such sales of $1,147,571 during 2000, which represented approximately 67% of our total revenues during 2000. During the first nine months of 2001, we had $612,763 of sales of our radio products, which represented 70.9% of our total revenues during such period. Because we have had only limited sales of our X-traWeb(TM) products and only limited sales of our radio products to date, we do not know whether any of these products will be commercially acceptable, or, if so, the degree of commercial acceptance. While we believe our X-traWeb(TM) and radio products will be sold in significant quantities, we cannot assure such results or that we will achieve profitability.

WE MAY NOT BE ABLE TO ADEQUATELY RESPOND TO TECHNOLOGICAL CHANGE

         The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. We will be required to improve continually the performance, features and reliability of our X-traWeb(TM) products for use in the Internet, particularly in response to competition and changing customer demands. We cannot assure you that we will be successful in responding rapidly, cost effectively or adequately to such developments.

OUR FUTURE REVENUE IS DEPENDENT SIGNIFICANTLY ON THE GROWTH OF INTERNET USE AND THE ACCEPTANCE OF THE INTERNET AS A COMMERCE MEDIUM

         Our future revenue will depend significantly on the widespread acceptance and use of the Internet as an information source and as a commerce vehicle. Rapid growth in Internet use is a recent trend and market acceptance of the Internet as an commercial medium is highly uncertain. The Internet may not be accepted as a viable commerce medium for distribution of information and engaging in commerce for a number of reasons, including, without limitation:

         o        inadequate development of the network infrastructure,

         o        inadequate development of enabling technologies,

         o        concerns about privacy and security among users and

         o lack of widely accepted standards for measuring the effectiveness of advertising on the Internet.


SLOWDOWN IN ECONOMIC GROWTH MAY ADVERSELY IMPACT OUR MARKETS

         There has been a recent slowdown in economic growth in the United States and certain foreign countries. Such slowdown has adversely affected a broad spectrum of companies, including those in the telecommunications industry, such as Lucent Technologies Inc., Intel Corp. and Cisco Systems Inc. Such downturn may adversely affect our operations as well. However, we remain optimistic that there will be an increase in use of web-enabling technology in the future (such as in the energy industry), although we cannot assure you of such result.

INCREASED GOVERNMENT REGULATION OF THE INTERNET COULD HAVE A MATERIAL ADVERSE EFFECT ON US

         Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth, expose us and other sellers of products for use on the Internet to additional liabilities and increase the cost of doing business. This could have a material adverse effect on our profits and liquidity. The increasing popularity and use of the Internet and other online services may lead to the adoption of new laws and regulations in the United States or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions.


OUR BUSINESS IS HEAVILY DEPENDENT ON SEVERAL CUSTOMERS; WE HAVE NON-RECURRING SALES

         In 2000, we received 56% of our revenues, or $964,998 , from two customers, each of which accounted for 10% or more of our total sales. During 2000, $457,194 or 26.7% of our revenue was from Panasonic for royalty payments due under a license agreement, which is a non-recurring item since such license agreement expired in September, 2000 and does not apply to products sold after September 30, 2000. See "BUSINESS - Contract Design and Development". If we fail to replace our revenues from such sources, our business could suffer a material and adverse impact. In addition, we could experience a serious financial risk if our customers fail to pay the amounts due us timely. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY BE SUBJECT TO INCREASES IN OPERATING COSTS AND SUPPLIES MAY NOT BE AVAILABLE

         An increase in operating costs could adversely affect our ability to achieve profitability. Factors such as inflation, increased labor and employee benefit costs and the availability of qualified management and other employees may adversely affect operation costs. Many of these costs are beyond our control. In addition, our suppliers' dependence on frequent deliveries of materials, such as electronic component pieces, could subject us to shortages or interruptions in shipments of our products, which could adversely affect our business.

OUR COMPETITION IS INTENSE AND IS EXPECTED TO INCREASE SIGNIFICANTLY

        The market for wireless communications products is intensely competitive, with many providers who have greater technical, financial and marketing resources than us, and certain of whom are among the premier, "high tech" leaders of the industrial world. Our strategy includes entering into license agreements or other forms of "strategic partnership" arrangements with larger companies in order to exploit their strengths, rather than to confront them in the marketplace. We cannot assure you that this strategy will succeed, or that we will be able to overcome the competitive disadvantages we face as a small company with limited capital and without a history of successfully developing and marketing proprietary wireless technology devices or products or Internet products. In addition to present "mainstream" competitors, we expect that numerous potential competitors with high levels of technical and financial resources are, like us, constantly searching for market niches and specialty products in the communications industry. See "BUSINESS - Competition."

OUR COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL

         Our potential failure to attract and retain qualified personnel could diminish our competitive position. Our performance is substantially dependent on the continued services and performance of our senior executive officers and other key personnel. We do not have long-term employment agreements with any of our key personnel and maintain no "key person" life insurance policies. None of our key personnel is subject to any restrictive covenant that could stop any of them from joining a competitor after leaving our employment. Our future success also depends on our ability to identify, attract, retain and motivate highly skilled managerial, sales, engineering, marketing and customer service personnel. Competition for such persons is intense. We cannot assure you that we will be able to attract or retain such personnel.


OUR PATENTS AND INTELLECTUAL PROPERTY RIGHTS MAY NOT PROTECT US ADEQUATELY

         We presently have two United States patents covering antenna technology and one United States patent which covers technology relating to, among other technical matters, a method and apparatus for de-modulating "spread spectrum" wireless signals, and two patent applications relating to two separate software codes. We also have four United States patent applications pending on various operating aspects of our X-traWeb(TM) system. See "BUSINESS -- Patents and Intellectual Property." At the present time, we have no other patents or patent applications pending in the United States or in foreign countries. The spread spectrum de-modulation technology patent application was the subject of litigation in the State of Utah, Salt Lake County Court, in which a former joint venturer with us claimed, among other things, an ownership interest in the technology. We settled this lawsuit in November 1997. Under the settlement agreement, we agreed, among other things, to share co-ownership of the technology covered by the patent application with our former joint venture partner. See "BUSINESS -- Patents and Intellectual Property."

         We also use confidentiality agreements with our customers and other parties to protect trade secrets and other proprietary data. We claim copyrights on the circuit boards and software used in our products. We cannot assure you that we protect sensitive information and prevent other persons from obtaining and using our technology or developing other technology which embodies our technology.

         In cases where we do not have patents on our products, we cannot assure you that another company will not replicate one or more of our products. Furthermore, we cannot assure you that any patents we obtain will give us meaningful protection or provide us with any significant competitive advantages over competing products. Also, we cannot assure you that patent rights that we have or may obtain in the future will give us any competitive advantage or will not be challenged by other companies or individuals. Furthermore, we cannot assure you that other companies or individuals will not independently develop similar products, duplicate our products or design products around any of our patents.

         We also presently hold a number of trademarks and/or services marks relating to our X-traWeb(TM) product line and our radio product line. We intend to pursue registration of trademarks associated with our key products as they are developed and become available for general commercial use, and to protect our legal rights concerning the use of our trademarks. We intend to rely upon common law trademark rights to protect any unregistered trademarks, which do not provide us with the same level of protection afforded by a United States federal registration of a trademark. For example, unlike a registered trademark, common law trademark rights are limited to the geographic area in which the trademark is actually used.


WE MAY HAVE PRODUCT LIABILITY AND OTHER POSSIBLE FUTURE CLAIMS MADE AGAINST US

         We may be subject to substantial product liability costs if claims arise out of problems associated with the products which we manufacture. We are insured against such contingencies, but we cannot assure you that the coverage provided by such policies ($1 million per occurrence, $2 million total) would be adequate to cover all potential product liability claims and costs in the future.

         In addition, when we provide contract design and development services, we typically are required to agree that the technology that we develop under contract will not infringe upon the intellectual property rights of third parties, and to indemnify our customers from any loss or exposure arising from any such infringement. Since the technology developed under design and development contracts could be incorporated into products which are mass produced and distributed, our loss from an infringement could be very high, and we have no insurance which would cover any such loss or damages. We have not had an indemnification claim made against us under any of these contracts. We cannot assure you that such a claim will not be made in the future.


WE ARE A DEFENDANT IN A LAWSUIT WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS

         We have been named as a defendant in a pending lawsuit and three of our directors, one former officer-director and one former officer have recently been named as well. While we believe there are substantial defenses to all of the claims in such lawsuit, we cannot assure you that we or the individual defendants will prevail. Defense costs and/or settlement costs relating to this action could be substantial, and the defense of the action may divert management's attention and resources. If the plaintiffs prevail in this action, any judgment awarded by the court could have a material adverse effect on our liquidity and business. For more information regarding such lawsuit, see "BUSINESS - Legal Proceedings."


GOVERNMENT REGULATIONS MAY ADVERSELY AFFECT US

         Our wireless communications products are subject to compliance with regulations pertaining to transmission as adopted by the Federal Communications Commission ("FCC"). Currently, our product line operates under Part 15 of the FCC Telecommunications Code, which allows companies to transmit data without a license in certain radio frequencies, or an exemption granted by the FCC. We presently do not offer any product and are not developing any products which would require a user of the product to obtain a license from the FCC. The availability of Part 15 to wireless communications products requires that the product undergo testing by an independent laboratory for such criteria as non-interference with other communications products, physical antennae hook-up, non-intentional radiation and transmission power, a process that can be expected to take 30 to 60 days and cost approximately $20,000. At the present time, all of the Company's radios have been tested by an independent laboratory for compliance with Part 15 successfully, and all have FCC approval.


OUR COMMON STOCK HAS LIMITED LIQUIDITY

         At the present time, our Common Stock is listed on the American Stock Exchange, but the average daily trading volume during the 60-day period ended December 14, 2001 is only approximately 25,500 shares.

         In addition, we cannot assure you that the public market for shares of our Common Stock will become more active or liquid in the future, or that we will continue to meet the maintenance standards for continued listing of our shares of Common Stock on the American Stock Exchange which we currently fail to satisfy.

          As a result, an investor could find it more difficult to dispose of the shares of our Common Stock owned by such investor. In that regard, prospective purchasers of the Shares should consider that this offering is being made without underwriting arrangements typically found in an initial public offering of securities. Such arrangements generally provide for the issuer of the securities to sell the securities to an underwriter which, in turn, sells the securities to its customers and other members of the public at a fixed offering price, with the result that the underwriter has a continuing interest in the market for such securities following the offering.


THE QUOTED TRADING PRICE OF SHARES OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY THE POTENTIAL ENTRY INTO TRADING OF A SUBSTANTIAL NUMBER OF ADDITIONAL SHARES OF OUR COMMON STOCK

        As of November 30, 2001, we had 31,387,087 shares of Common Stock outstanding, of which approximately 21,288,027 shares or approximately 67.8% of the total outstanding were "restricted securities" which had not been registered with the Securities and Exchange Commission or any state securities agency and as to which future sales were restricted. The remaining shares of our outstanding Common Stock are not restricted and are immediately saleable by their owners, although persons who are deemed "affiliates" of us are required to comply with certain numerical and "manner of sale" limitations in sales of their shares. See "BUSINESS - Future Sale of Eligible Shares." The sale of the Shares offered hereby will increase, and if all the Shares were sold would increase dramatically (i.e., from 10,352,522 shares to 30,210,295 shares), the number of shares of our Common Stock available for immediate public resale (except that no more than 15% of 8,310,963 Shares of such total can be sold in any one calender month after the registration statement of which this Prospectus forms a part becomes effective). Such increase could have a substantial negative impact on the market price for the shares of our Common Stock.

        In addition to the possible sale of the Shares in this offering, a minor portion of our restricted securities is saleable under Rule 144, promulgated by the Securities and Exchange Commission under the Securities Act of 1933, upon the seller's compliance with the holding period, manner of sale and other conditions and limitations of that Rule. Rule 144 also requires that specified information concerning us must be available at the time any such sale is made. Since we have been subject to the reporting requirements of the Securities Exchange Act of 1934, our compliance with such rules also will satisfy Rule 144 "public information" requirements. See "Market Information -- Shares Saleable Under Rule 144".


LIMITED LIABILITY OF OFFICERS AND DIRECTORS

         Our Articles of Incorporation and our Bylaws limit a director's personal liability to us or our shareholders for monetary damages for any actions taken or any failure to take action to the fullest extent permitted by Nevada law or any other applicable law as now in effect or as it may hereafter be amended. Furthermore, Nevada law permits us to indemnify our directors, officers, employees, agents or fiduciaries to the fullest extent permitted or required thereunder. Each of these provisions could reduce the legal remedies available to us and our shareholders against such individuals. See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities".

FUTURE ISSUANCE OF STOCK BY US

         We have 50,000,000 shares of Common Stock authorized, of which 31,387,087 shares were issued and outstanding at November 30, 2001, and an additional 5,502,185 shares have been reserved for issuance upon the exercise of outstanding options or warrants as of such date. We also have authorized 1,000,000 shares of Preferred Stock, none of which was issued and outstanding at November 30, 2001. However, our Board of Directors has the authority, without action by the shareholders, to issue authorized and unissued shares of Common Stock or one or more series of Preferred Stock, and resolved in June, 2001 to issue a series of senior convertible preferred stock of up to 1,000 shares of such stock as a means of raising financing for us, although no such shares of preferred stock have been issued as of the date hereof. Such series of senior convertible preferred stock would have, when issued, rights superior to shares of our Common Stock, particularly in regard to voting, the payment of dividends and upon our liquidation. Other series of our Preferred Stock, if and when issued, could also have rights superior to shares of our Common Stock, particularly in regard to voting, the payment of dividends and upon liquidation of us. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES".


WE HAVE CERTAIN LEGAL PROTECTIONS THAT MAY INHIBIT A TAKEOVER OF US

        Certain provisions of our Articles of Incorporation and the Nevada General Corporation Law may be deemed to have "anti-takeover" effects in that they could delay, defer or prevent a takeover attempt that a shareholder might consider to be in our or the shareholder's best interests. For example, the power of our Board of Directors to designate a series of Preferred Stock without any vote or any action by our stockholders could be considered an "anti-takeover" device, since the shares of the Preferred Stock which might be issued could contain terms which could contain special voting rights or increase the costs of acquiring us. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES -- Anti-Takeover Provisions".


ONE STOCKHOLDER MAY INCREASE HIS CONTROL OF US

         Michael Lauer and his affiliates currently own 7,295,853 shares of our Common Stock. In addition, he and his affiliates potentially will increase their ownership in us by at least by 65,805,000 shares of our Common Stock (a) through the mandatory conversion of the $3,210,000 in principal amount of the 2001 Notes if (i) our stockholders approve the mandatory conversion thereof at a stockholders meeting and (ii) we receive $3,210,000 in equity from sources other than Michael Lauer, Lancer Offshore, Inc., Lancer Partners L.P., and the Orbiter Fund Ltd. on or before February 28, 2002 and (b) if the warrants to purchase 1,605,000 shares of our Common Stock granted to them are exercised after stockholder approval thereof at a stockholders meeting. If such additional shares of our Common Stock are issued, then Michael Lauer would control approximately 75% of our then issued and outstanding shares of Common Stock (excluding the issuance by us of any other shares prior to such time, including the shares issued for the equity investment needed to convert the note) which represents an increase of 51.1 percentage points from the Lancer group's current ownership of 23.4%. However, we cannot actually determine the Lancer group's actual percentage ownership of the shares of our Common Stock without knowing the final terms of any new equity infusion of $3,210,000. In any event as a result of the $3,210,000 in loans made to us, Mr. Lauer will be able, in all likelihood, to determine effectively the vote on any matter being voted on by our stockholders, including the election of directors and any merger, sale of assets or other change in control of the Company.


                                    DILUTION

         At September 30, 2001, the net tangible book value of our Common Stock was approximately $(0.043) per share. Net tangible book value per share equivalent at any date represents the amount of our total tangible assets minus total liabilities divided by the total number of our shares of Common Stock. To the extent that a purchaser pays more than $(0.043) per share for our Common Stock, without giving effect to any capital transactions or results of operations of us after September 30, 2001, the purchaser will incur dilution in the net tangible book value of his/her investment equal to the difference between the price paid for the shares and $(0.043). For example, if shares were purchased at the average of the high and the low price for a share of our Company's Common Stock on December 12, 2001 (i.e., $ 0.73), the dilution in the purchaser's investment would be approximately $073 or approximately 100%.


                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following tables set forth our selected consolidated historical financial data for the years ended December 31, 1996, December 31, 1997, December 31,1998, December 31, 1999 and December 31, 2000, including a restatement thereof for the years ended December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000. The historical data for the nine months ended September 30, 2001 is derived from our unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the period. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the entire year. This data should be read in conjunction with the consolidated financial statements and notes thereto and other financial information which are included elsewhere in this Prospectus.


                           HISTORICAL OPERATING DATA:

                                 NINE MONTHS
                                    ENDED                                 FOR THE YEARS ENDED DECEMBER 31,
                              SEPTEMBER 30, 2001      2000             1999             1998             1997             1996
                              ------------------      ----             ----             ----             ----             ----
                                 As restated      As restated      As restated      As restated      As restated
                                 -----------      -----------      -----------      -----------      -----------
SALES                           $    863,315     $  1,714,833     $  3,566,307     $  4,309,691     $  2,913,429     $    618,505

COST OF SALES                        684,349        1,213,427        3,331,925        3,751,607        2,116,934          662,184

GROSS PROFIT (LOSS)                  178,966          501,406          234,382          558,084          796,495          (43,679)

OPERATING EXPENSES
    RESEARCH AND DEVELOPMENT         406,155        1,483,365        1,318,963        3,179,557        2,943,404           92,932

SELLING, GENERAL AND
ADMINISTRATIVE                     4,966,192        5,614,732        5,192,901        2,397,995        5,486,164        1,789,904

    MANUFACTURING
         ACTIVITY EXIT COST              -0-       (1,677,668)       2,210,023               --               --               --

    IMPAIRMENT OF GOODWILL
         AND PATENTS                     -0-               --          641,679        4,722,425               --               --

    AMORTIZATION OF GOODWILL         128,574          171,432          200,397        1,254,583        1,384,715               --

    TOTAL OPERATING EXPENSES    $  5,500,921        5,591,861     $  9,563,963     $ 11,554,560     $  9,814,283     $  1,882,836

NET LOSS FROM OPERATIONS        $ (5,321,955)      (5,090,455)    $ (9,329,581)    $(10,996,476)    $ (9,017,788)    $ (1,926,515)

OTHER INCOME (EXPENSE)
         INTEREST EXPENSE       $   (375,340)        (132,586)      (3,556,097)      (1,813,208)         (43,779)      (1,310,142)
         OTHER INCOME                 30,115          648,537           26,662          343,625            9,692               --

NET LOSS                        $ (5,667,180)      (4,574,504)    $(12,859,016)    $(12,466,059)    $ (9,051,875)    $ (3,236,657)

PREFERRED DIVIDENDS                       --           (6,400)      (1,000,658)              --               --               --

LOSS APPLICABLE TO              $ (5,667,180)    $ (4,580,904)    $(13,859,674)    $(12,466,059)    $ (9,051,875)    $ (3,236,657)
         COMMON SHARES

BASIC AND DILUTED
LOSS PER COMMON SHARE           $      (0.18)    $      (0.16)    $      (0.80)    $      (1.11)    $      (0.98)    $      (1.03)

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES USED IN  PER
SHARE CALCULATION                 31,273,990       29,447,488       17,308,258       11,189,603        9,217,158        3,141,613

BALANCE SHEET DATA:


                         SEPTEMBER 30,                                     DECEMBER 31,
                         ------------     ------------------------------------------------------------------------------
                             2001             2000            1999             1998             1997            1996
                         ------------     ------------    ------------     ------------     ------------    ------------
CURRENT ASSETS           $  1,139,194     $  4,151,263    $  1,960,930     $  1,725,770     $  1,529,804    $    328,551

NET EQUIPMENT                 543,860          575,476         192,252        1,038,645        1,133,263         327,022

TOTAL ASSETS                1,792,630        4,969,887       2,578,214        4,136,590       10,133,024         663,042

CURRENT LIABILITIES         3,008,808          944,499       6,087,067        5,053,628        1,815,903         203,351

LONG-TERM LIABILITIES           7,509            9,633          21,459           84,968           24,275          44,808

STOCKHOLDERS' EQUITY
        (DEFICIT)        $ (1,253,686)    $  4,015,755    $ (4,480,312)    $ (1,002,006)    $  8,292,846    $    414,883

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         When used in this discussion, the words "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, and are urged to carefully review and consider the various disclosures elsewhere in this Prospectus which discuss factors which affect our business, including the discussion under the caption "Risk Factors".

GENERAL

         We are a developer of wired and wireless telemetry and remote control systems where telemetry is the monitoring, collection and transmission of data by wire or radio from remote sources. Based on our experience during the last several years in developing low cost reliable communication systems, we have developed the latest generation of technology to monitor and control various remote devices through the Internet. Our technology has applications across a broad range of industries, including the automatic meter field, vending machines, facilities management, security systems and food services equipment. Moreover, such technology may be applied to more traditional telemetry applications such as pipeline monitoring and water and waste management. During the last two years, we have focused on implementing our new business direction of promoting the sale of our Xtra-Web(TM) products and our branded radio products.

         We were incorporated in November 1995. In March 1996, we completed the acquisition of the assets of a limited liability company, which related to a computer hardware device used to prevent unauthorized duplication or use of software. This device, the SecuriKey(R), and related software products accounted for substantially all of our sales before October 1996, and the results of our operations prior to March 1996 include the results of operations of the limited liability company from which we acquired the SecuriKey(R) assets.

         In October 1996, we commenced contract manufacturing operations and, in February 1997, acquired Digital Radio Communications Corporation ("DRCC"). Our results of operations for the year ended December 31, 1997 includes purchased research and development costs and amortization of goodwill incurred in connection with the acquisition of DRCC, and the results of contract manufacturing and DRCC operations (from February 12, 1997, in the case of DRCC operations), while prior periods do not.

         In November 1997, we acquired certain business assets of Austin Antenna, Ltd. and acquired a related corporation, and we presently operate those assets in our wholly-owned subsidiary, TWC Ltd. under the name Austin Antenna. Purchased research and development costs incurred in connection with such acquisition are reflected in our results of operations for the fourth quarter of 1997, and operations of Austin Antenna, Ltd. are included in our consolidated results of operations from the date of the acquisition.

         On November 11, 1997, we acquired all of the issued and outstanding stock of XARC Corporation, a Kansas corporation primarily engaged in development and sales of wireless technology, by issuing 10,000 restricted shares of our Common Stock valued at $103,000.

         Our shares of Common Stock began trading on the American Stock Exchange on May 5, 2000 under the symbol "XWC".

         The following discussion should be read in conjunction with our Consolidated Financial Statements and respective notes thereto and Selected Consolidated Historical Financial Data, which are set forth elsewhere in this Prospectus.


RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND NINE MONTHS ENDED SEPTEMBER 30, 2000

         We incurred a net loss of $5,667,180 for the nine months ended September 30, 2001, or $0.18 loss per share, compared to a net loss of $3,073,343, or $0.11 loss per share, for the nine months ended September 30, 2000. This represents an increase in 2001 of $2,593,837, or 84.4%, over the 2000 year-to- date financial results. However, the increase of the loss in 2001 would be $916,165 if the non-recurring reversal of manufacturing exit costs of approximately $1,677,668 were excluded from the 2000 result.

         Sales for the nine month period ended September 30, 2001 totaled $863,315 compared to $1,343,124 during the nine month period ended September 30, 2000, a decrease of $479,809 or 35.7%. During the comparative three quarters of 2001 and 2000, the Company derived its revenue as follows:


                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,

SUMMARY OF REVENUE BY PRODUCT              2001                  2000
                                       ------------          ------------


X-traWeb(TM)                           $    233,012          $    272,946
Radio Products                              612,763               496,619
Corporate                                    17,540               573,559
                                       ------------          ------------
Total Revenue                          $    863,315          $  1,343,124
                                       ============          ============


         During the first three quarters of 2001, we continued to implement our strategic plan to focus our efforts on the X-traWeb(TM) product line and proprietary radio products. Our sales of branded products, including radio and antenna sales, increased by $116,144, or 23.4%, during the first three quarters of 2001. We recognized total revenues from the X-traWeb(TM) product line of $233,012 during the first nine months of 2001, of which $104,493 was attributable to engineering design services contracted by customers for the custom development of such products.

         Finally, royalties contributed $17,540 in revenue during the nine months ended September 30, 2001 compared to $459,986 during the nine months ended September 30, 2000, a decrease of $442,446, or 96.2%.

         We realized only marginal revenues, about $700, from our operating subsidiary, X-traWeb Europe S.p.A., based in Milan, Italy, which is in charge of our marketing efforts in Europe.

         Cost of sales for the nine months ended September 30, 2001 declined to $684,349 from a total of $962,026 in 2000, or a reduction of $277,677 or 28.9%.
The resulting gross profit was $178,966 or 20.7% of sales, for the nine months ended September 30, 2001 compared to $381,098, or 28.4%, for the nine months ended September 30, 2000. During the third quarter of 2001, we marked a portion of our inventory down to reflect its fair value. As a result we recognized $198,000 in expense as cost of sales during the third quarter of 2001. Excluding the adjustment to the value of our inventory, we realized a gross profit of $377,090, or 43.7% of sales.

         Research and development expenses declined from $1,060,762 to $406,155 or a decrease of $654,607 or 61.7% for the comparable nine month periods ended September 30, 2001 versus September 30, 2000. This decrease is consistent with the increasing maturity of our X-traWeb(TM) product line, and the shift in resources from research and development to applications engineering. These costs continue to relate to the ongoing development of the X-traWeb(TM) proprietary technology in 2001.

         Total selling, general, and administrative expenses amounted to $4,966,192 for the nine months ended September 30, 2001 compared to $4,190,564 for the nine months ended September 30, 2000, representing an increase of $775,628, or 18.5%. Selling and marketing expenses decreased by $312,107, or 26.9%, during the nine months ended September 30, 2001 over 2000 and represents a reduction in staffing levels for our full-time permanent sales force and a reduced investment in media consulting. Total general and administrative expenses for the comparable nine month periods ended September 30, 2001 and 2000 increased by $1,087,735, or 35.9%, and resulted from (1) an increase in operating expenses for the X-traWeb Europe offices of $417,000 for promotion of X-traWeb(TM) products, and other international business opportunities, and (2) an increase in expenses related to applications engineering representing the allocation of resources away from research and development.

         Interest and other income for the nine months ended September 30, 2001 was $30,115 compared to $364,910 for the nine months ended September 30, 2000, with the decrease directly attributable to decreased available funds in overnight interest bearing accounts provided by the $13.6 million private placement securities issued in the first quarter of 2000. Interest expense increased to $375,340 during the nine months ended September 30, 2001 compared to $117,119 for the nine months ended September 30, 2000, and represents a $258,221 increase, or 220.5% increase. This increase is directly related to our issuance of the 2001 Notes and warrants, and represents the amortization of discount and accrued interest.


2000 TO 1999

          We incurred a net loss applicable to shares of our Common Stock of $4,580,904 for 2000, or a $.16 loss per share, compared to a net loss of $13,859,674 or a $0.80 loss per share, for 1999. This represents an improvement in 2000 of $9,278,770, or 66.9%, over 1999 financial results.

          Sales for 2000 totaled $1,714,833 compared to $3,566,307 during 1999, or a decrease of $1,851,474 or 52%. During the comparative years of 2000 and 1999, we derived our revenue as follows:

                                           For the Year Ended December 31,
                                         ----------------------------------
Summary of Revenue by Segment:               2000                  1999
                                         ------------          ------------

X-traWeb(TM)                             $    450,604          $         --
Radio products                                690,377               789,167
Corporate                                     573,852             2,777,140
                                         ------------          ------------
         Total Revenue                   $  1,714,833          $  3,566,307
                                         ============          ============


         During 2000, we continued to implement our strategic plan to focus our efforts on the X-traWeb(TM) product line, and abandoned our contract and in-house manufacturing activities. Of the $450,604 in revenue derived from the X-traWeb(TM) product line, $243,730 resulted from engineering revenue related to proof-of-concept and similar development activities. In addition, contract manufacturing revenue decreased by $2,120,407 or 94.8% as the result of our exit from this activity.

          Our business strategy continues to include revenue from the production of radio products, which totaled $690,377 for 2000, compared to $789,167 for 1999, a decrease of $98,790 or 12.5%. Finally, royalties contributed $457,194 of the $1,147,571 in radio product revenue during 2000, compared to $540,075 for 1999, a decrease of $82,881 or 15%. Since the license agreement with our primary customer expired by its terms in September, 2000, royalty income dropped sharply during the fourth quarter of 2000.

         During June, 2000, we formed a new operating subsidiary, X-traWeb Europe S.p.A., based in Milan, Italy. This subsidiary is responsible for the development and sale of X-traWeb(TM) products through European markets, commencing with the country of Italy. Only $9,574 in sales had been realized from the European operation as of December 31, 2000. In addition, we formed two additional operating subsidiaries, X-traWeb Services Corp. and X-traWeb Financial Corp. in June 2000, which are designed to offer various services of X-traWeb(TM) products and to provide financing capability of sales of X-traWeb(TM) products or services, respectively, although neither entity derived any revenues as of December 31, 2000.

         Our cost of sales for 2000 compared to 1999 declined to $1,213,427 in 2000 from a total of $3,331,925 in 1999, or a reduction of $2,118,498 or 63.6%.
The resulting gross profit was $501,406, or 29% of sales, for 2000 compared to $234,382, or 6.6%, for 1999. This represents an improvement of 22.6% in gross profit margin percentage for the comparable periods. This improvement is expected to continue to increase as we shift towards higher profit margin business.

         Our research and development expenses increased to $1,483,365 from $1,318,963, or by $164,402, or 12.5%, for the comparable twelve month periods ended December 31, 2000 versus December 31, 1999. These costs continue to relate to the ongoing application development of the X-traWeb(TM) propriety technology in 2000.

         Our total selling, general, and administrative expenses amounted to $5,614,732 for 2000 compared to $5,192,902 for 1999, representing an increase of $421,830, or 8.1%. Selling and marketing expenses increased by $877,960, or 74%, during 2000 over 1999 and represents a significant increase in advertising, promotion, and sales related travel to market our X-traWeb(TM) products as discussed above. Total general and administrative expenses for the comparable December 31, 2000 and December 31, 1999 period decreased by $456,130, or 11.3%, and resulted from (1) a decrease in compensation expense related to stock options accrued for as variable options totaling $1,113,775, (2) a decrease in depreciation of $445,472, or 77.7%, and (3) a savings of $183,000,or 53.7%, in facilities rent due to the termination of the Salt Lake City lease. These expense savings were substantially offset by (1) an increase in corporate travel related expenses of $366,460 for promotion of X-traWeb(TM) products, the opening of the X-traWeb Europe offices, and other international business opportunities, and (2) increases of $865,864 in compensation and benefits, new stock exchange fees expense for the American Stock Exchange of $35,167, and an increase in the provision for doubtful accounts receivable of $84,339.

         Expenses for 2000 were reduced by $1,677,668 as the result of the reversal of previously accrued manufacturing exit costs. The favorable settlement of the lease obligation on our Salt Lake City, Utah manufacturing and office facilities resulted in a recovery of $1,598,342. An additional $79,326 was recovered as the result of the sale of manufacturing equipment to a third party. Total manufacturing exit costs recognized in 1999 were $2,210,023.

         Our interest income for 2000 was $337,618 compared to $33,748 for 1999, with the increase directly attributable to increased available funds in overnight interest bearing accounts provided by the $13.6 million private placement of shares of our Common Stock we sold in the first quarter of 2000. Interest expense declined to $132,586 during 2000 compared to $3,556,097 for 1999, and represents a decrease of $3,423,511, or 96.3%. This expense reduction is directly related to our retirement of substantially all of our debt, and related debt discount amortization, in the first quarter of 2000.


1999 COMPARED TO 1998

         We incurred a net loss applicable to the shares of our Common Stock of $13,859,674 for 1999 or $0.80 loss per share, compared to a net loss applicable to the shares of our Common Stock of $12,466,059 or a $1.11 loss per share, for 1998.

         Sales for 1999 totaled $3,566,307 compared to $4,309,691 of sales during 1998, or a decrease of $743,384 or 17.2%. During the comparative years for 1999 and 1998, we derived our revenue as follows:

                                            For the Year Ended December 31,
                                          ----------------------------------
Summary of Revenue by Segment:                1999                  1998
                                          ------------          ------------

Radio products                            $    789,167          $    586,000
Contract and Cable Manufacturing             2,777,140             3,723,691
                                          ------------          ------------
         Total Revenue                    $  3,566,307          $  4,309,691
                                          ============          ============


         In 1999, our principal source of resources was from our contract and cable manufacturing activities, while in 1998 our principal source of resources was a design and development contract with Williams Telemetry, a Williams company, in the amount of $2,664,000.

         Gross profit in 1999 was $234,382 compared to $558,084 during the comparable period during 1998, which represents 6.6% and 13% of sales respectively.

         We reduced our research and development costs by $1,860,594 from $3,179,557 in 1998 to $1,318,963 in 1999, primarily by reducing the number of our employees and related expenses. Our general and administrative expenses, including sales and marketing, increased from $2,397,995 in 1998 to $5,192,901 in 1999, as a result of compensation expense adjustments recognized on various stock options accounted for as variable options granted to employees, which were partially offset by a reduction in the number of our employees and related expenses.

         During the fourth quarter of 1999, we executed a plan to focus our efforts on the X-traWeb(TM) product line and abandon our contract and in-house manufacturing activities. As a result of this decision, we recognized $2,210,023 in manufacturing activity exit costs. These costs consisted of the impairment of all assets used in the manufacturing process and the remaining rent obligation of the abandoned Salt Lake City facility. In addition, the related patents and goodwill associated with our manufacturing activities were impaired. We terminated our liability for the Salt Lake City facility in the first quarter of 2000, as discussed above.

         The amortization of goodwill decreased from $5,977,008 for 1998 to $842,076 for 1999. The decrease was due to the $4,722,425 impairment of goodwill related to our February 1997 acquisition of Digital Radio Communications Corporation recognized in the third quarter of 1998, compared to $641,679 impairment of goodwill related to the October 1997 acquisition of TWC Ltd., recognized in the fourth quarter of 1999.

         Our increased interest expense in 1999 was due primarily to the issuance of the warrants and common stock in connection with our obtaining the waivers of defaults on the notes payable we issued in 1999.

         Our interest income resulted from our investing available cash in overnight interest bearing accounts.

         During 1999, we issued 950 shares of senior liquidating mandatorily redeemable 10% preferred stock with a liquidation preference of $1,000 per share and detachable five-year warrants to purchase 4,750,000 common shares at $0.25 per share. The issuance of preferred stock with warrants was accounted for as the granting of a favorable conversion feature to the preferred stockholders. The value assigned to the warrants was based on the their intrinsic value but limited to the cash proceeds and the amount of the notes converted. Since the warrants were immediately exercisable, the resulting discount to the preferred stock of $950,000 was immediately recognized as a preferred divided. Additionally, we accrued dividends in the amount of $50,658 as of December 31, 1999.


LIQUIDITY AND CAPITAL RESOURCES

         Our liquidity at September 30, 2001 consisting of cash and cash equivalents was $83,456, which represents a decrease of $3,014,168 over our cash and cash equivalents of $3,097,624 as of December 31, 2000. Our current assets were $1,139,194 as of September 30, 2001, a decrease of $3,012,069 from our current assets of $4,151,263 as of December 31, 2000. As of September 30, 2001, our total liabilities were $3,046,317, which was an increase of $2,092,185 from our total liabilities of $954,132 as of December 31, 2000.

         Our liquidity decreased significantly due to our net loss and due to changes in operating assets and liabilities during the nine-month period ended September 30, 2001. For the period ended September 30, 2001, the net change in operating assets and liabilities generated a increase of net cash flow of $227,899 compared to a net decrease of cash for the nine months ended September 30, 2000 of $277,208, exclusive of the change in accrued manufacturing exit costs.

         On May 17, 2001, we issued $1,125,000 of our 15% Senior Secured Convertible Notes to an affiliate of our largest stockholder, which mature on September 15, 2001 (unless mandatorily converted into shares of our Common Stock before such date) (the 2001 Notes). The 2001 Notes are secured by a first security interest in substantially all of our assets. For a further description of this financing, see Senior Secured Indebtedness Financing in Item 2 of Part II of this Report. We also issued warrants to purchase 562,500 shares of our Common Stock at $0.50 per share.

         During the quarter ended September 30, 2001, we received an additional $625,000 in loans from Lancer Partners L.P., an affiliate of our largest stockholder, comprising part of the 2001 Notes. In October, 2001, we received an additional $25,000 as a loan from Lancer Partners L.P. and an additional $435,000 as loans from Lancer Offshore, Inc. comprising part of the 2001 Notes. On November 14, 2001, Lancer Offshore Inc. loaned us an additional $1,000,000 comprising part of the 2001 Notes. We also issued detachable five-year warrants to purchase 1,042,500 shares of our Common Stock as a result of these additional loans, of which total warrants to purchase 312,500 shares of our Common Stock were issued with respect to the quarter ended September 30, 2001. For a further description of this financing, see "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Senior Secured Indebtedness". Also, the parties made certain amendments to the terms of the May 17, 2001 financing, as further described "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Senior Secured Indebtedness".

         Based on our current cash position, we believe that additional capital will be required in February, 2002. We recently obtained financing proceeds from Lancer Offshore, Inc. and Lancer Partners L.P., affiliates of our largest stockholder, which management believes is adequate to fund our operations at least through January 31, 2002. Our agreement with Lancer Offshore, Inc. and Lancer Partners L.P. also allows for such loan to be increased to a total of $5,000,000 from its current outstanding principal amount of $3,210,000, provided that both parties agree to do so, although we cannot assure you of such mutual agreement. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Senior Secured Indebtedness Financing". We previously obtained a financing commitment letter totaling $4,000,000 from a third party, to be provided as private equity placements on or before May 31, 2001, which management believed was adequate to fund our operations in 2001. The funding party did not provide the financing within the terms of the commitment, and to date, no funds have been received thereunder. Upon the lapse of the commitment deadline, management believed our best interests would be served by accommodating the funding party's interest in seeking to arrange substitute financing with other accredited investors on a best efforts basis, and waiving the funder's prior unconditional commitment therefor. We and the funding party have agreed to allow the funding party to seek substitute financing through February 28, 2002. As the result of the foregoing events and since the $3,210,000 loan from the Lancer entities matures on February 28, 2002, we are currently seeking funding from other sources.

SUMMARY

         During 2000, we implemented our redirection efforts to focus on the growth of our X-traWeb(TM) business segment and proprietary radio products. We raised $13,646,000 in new equity capital, paid off substantially all outstanding debt, redeemed all mandatorily redeemable preferred stock outstanding, relocated our corporate headquarters to the Denver, Colorado area, and exited from all in-house manufacturing activities, including termination of our lease obligation for facilities in Utah. Also, we realized revenues from the sales of our X-traWeb products for the first time during 2000 and signed various marketing alliance agreements during the year.

         During the first nine months of 2001, we continued to focus on our sales of X-traWeb(TM) products and services. We continued to receive revenues from the sale of our X-traWeb(TM) products, albeit at a slower pace than anticipated, and also signed additional marketing alliance agreements during the year.

         While we believe that (i) a number of our pending proposals for projects or products will be accepted in whole or in part, (ii) we will develop additional sources of sales in the United States, Italy and other foreign countries and (iii) will derive substantial revenues therefrom in 2002 and thereafter, we cannot assure you that any such sales will be made or the amount thereof, although we anticipate that X-traWeb(TM) product sales will constitute the bulk of our revenues during the year 2002 and thereafter. We also believe that we will derive significant revenues from the sale of our proprietary radio products in the future, but we cannot assure you as to the amount of such sales or when such sales will occur. We do not expect the sales of our antenna products to contribute materially to our consolidated net sales or income in the foreseeable future.

         As a result of the slower receipt of revenues from the sale of our X-traWeb(TM) products, we decided in July, 2001 to focus our activities principally on the sale of such products in the automatic meter reading and facilities management fields (in part due to the current energy crisis experienced in parts of the United States), although we will continue to market our products in the areas of (i) vending machines, (ii) security systems and
(iii) food services equipment. We also decided to reduce the number of our employees, particularly in the engineering and administrative areas, ceased the operations of our Italian subsidiaries, X-tra Web Europe, S.p.A., and also closed our office in Kansas City, Kansas. Thus, as of November, 2001, we had a total of 30 employees, a reduction of 18 from the total of 48 employees we had as of April 1, 2001.

         In summary, we are fully aware that anticipated revenue increases from sales of our X-traWeb(TM) products and our proprietary radios are by no means assured, and that our requirements for capital are substantial.

         We have sustained recurring losses from operations, have a working capital deficiency, a stockholders' deficit and do not have the necessary funds to repay our secured debt, which is all due on February 28, 2002. As operations have not generated sufficient amounts of cash, we have relied upon financing from outside investors to fund the current period operations. Debtholders are affiliates of our largest shareholder and have extended the due dates of the 2001 Notes several times during 2001. There is no guarantee that such debtholders will continue to do so in the future. Our attainment of profitable operations and sufficient additional financing cannot be determined at this time. These uncertainties raise substantial doubt about our ability to continue as a going concern.

                                    BUSINESS

         OVERVIEW

         We are a developer of wired and wireless telemetry and remote control systems, where telemetry is the monitoring, collection and transmission of data by wire or radio from remote sources. By leveraging our experience developing low-cost, reliable communications systems we have created the latest generation of technology to monitor and control various remote devices through the internet.

         Our products and services allow data from remote devices to be accessed via a secure, encrypted Internet connection using a standard web browser located anywhere where there is Internet access. Our technology has applications across a broad range of industries, for which it can substantially improve the efficiency and cost of access and manipulation of important data from widely dispersed equipment. For example, we are currently deploying our technology in the automatic meter reading field, whereby utility companies can read natural gas, electric, and water usage on commercial and residential meters on an immediate basis in order to better balance their energy loads, monitor usage, predict requirements, and ultimately improve service and reduce costs. Another example is remotely monitoring industrial restaurant equipment, such as a fast food restaurant grill, ice machine, fryers, and coolers, to ensure that the particular piece of equipment is functioning within desired parameters. In this example, our technology can provide maintenance notification so as to avoid malfunction during a peak time in the business day, or ensure a grill or fryer is cooking at the proper temperature.

         Since January 1999, we have successfully combined all of our technologies into a functional package that not only collects data, but also transmits it and provides control from remote locations. It also enables our customers to use an ordinary browser to access the data-gathering and remote control functions from anywhere in the world through the Internet, where there is Internet access. Our management has been engaged principally in developing product positioning strategies, strategic planning and final development and testing of our integrated technology.


CURRENT STATUS

         We have completed development and testing of the core systems and sub-systems comprising our Internet technology, and are currently engaged in implementing the first phase of our near-term plan - the introduction of our products and services to selected customers in major target markets to establish test installations for a variety of commercial and industrial applications. We have capitalized on the successful test sites and commenced sales of the actual products and services.

         While our X-traWeb(TM) technology has a wide range of diverse applications, we originally targeted four principal areas to focus our sales:
(a) vending machines; (b) facilities management and automatic meter reading;(c) security systems; and (d) food services equipment. As a result of the slower receipt of revenues from the sale of our X-traWeb(TM) products, we decided in July, 2001 to focus our activities principally on the sale of such products in the automatic meter reading and facilities management fields (in part due to the current energy crisis experienced in parts of the United States), although we will continue to market our products in the areas of (i) vending machines, (ii) security systems and (iii) food services equipment. We also decided to reduce the number of our employees, particularly in the engineering and administrative areas, ceased the operations of our Italian subsidiary and also closed our office in Kansas City, Kansas. Thus, as of November 30, 2001, we had a total of 30 employees, a reduction of 18 from the total of 48 employees we has as of April 1, 2001. We will continue to market our products in Italy through our wholly-owned Delaware subsidiary, X-traWeb, Inc.

         Our current and former customers include FreedomPay.com (which sells cashless vending machines), Enodis Chains PLC (the largest manufacturer of equipment for fast food vendors), a subsidiary of the U.K.-based Enodis, National Gas Automation Inc. (a developer of a liquid propane gas monitoring system), RealTime Data (a vending machine operator) and Midwest United Energy (which provides natural gas to the agricultural irrigation market). Our current and former alliance partners include Texaco Natural Gas Inc. (for marketing to the natural gas industry), Co-operative ConNEXTions, LLC, (a provider of products and services to rural distribution cooperatives in the Western United States), Novar Controls Corp. ( a supplier of advanced building automation control systems), Fracarro Radioindustrie S.p.A. (a supplier of satellite-based video distribution), and Audiotel S.p.A. (which is marketing certain of our X-traWeb(TM)products in Italy). We also had relationships with Kyushu Matsushita Electric Co. Ltd. ("Panasonic"), Motorola, Inc. and Williams Wireless Inc. dba Williams Telemetry Services, a subsidiary of the Williams Company ("Williams").

         As of November 30, 2001, our backlog of X-traWeb(TM) orders was approximately $25,000 and of our radio products was approximately $86,394, compared to $64,312 and approximately $120,429, respectively, as of November 30, 2000.


INDUSTRY

         Commercialization of the Internet began in the mid-1980s, with e-mail providing the primary means of communication. However, it was the Internet's World Wide Web, which provided a means to link text and pictures, which led to the blossoming of e-commerce and sparked the explosive growth of the Internet in the 1990s. Today, millions of people around the world send and receive information, and purchase products and services through the Internet. We believe that the potential of such a large and still-growing market makes e-commerce an excellent business opportunity.

         The enormous growth of the Internet is being driven by:

         o The increasing familiarity, acceptance, and use of the Internet by governments, businesses, and consumers;

         o The large and growing number of personal computers ("PCS") installed in homes and offices;

         o        The decreasing cost of PCS and related peripherals;

         o The growth and development of technologies that use the internet to report information about the use or maintenance of various devises;

         o        The proliferation of Internet content;

         o        Easier, faster, and less expensive access to the Internet; and

         o Significant improvements in network infrastructure and bandwidth.

         We expect that corporate investment in technology using the internet will to continue to grow both in the U.S. and abroad over the long term future, despite the recent economic downturn and the recent reduction of anticipated growth in the telecommunications sector (as reflected in the operating results of Lucent Technologies Inc., Intel Corp. and Cisco Systems Inc., among others). For example, various members of the utility industry in California and other states have expressed an interest in obtaining real time data readings as a way of managing the flow of energy supply.


     OUR TECHNOLOGY

         We are a leading developer of wired and wireless telemetry communications and remote control systems and products. We also develop digital radios in the 900 megahertz ("MHZ")and 2.4 gigahertz ("GHZ") bands. We have extensive experience in developing low-cost, reliable communications systems. By leveraging this experience, we have developed the latest generation of technology to monitor and control various devices through the internet.

         At the heart of our strategy is the promotion of our communication systems designed to provide supervisory control of, and obtain data from, equipment or devices in remote locations via the internet.

         Our proprietary technology consists of three parts, the first of which is our "X-Node(TM)". The X-Node(TM) is a miniature web server compacted into a one square inch circuit board, which often requires less than 2 kilobytes of memory. This miniature web server collects information from a remote piece of equipment (e.g., vending machine, natural gas meter, and the like) and makes that information available via the internet.

         The second part of the technology is our product for large-scale installations, the "X-Gate(TM)". The X-Gate(TM) is an Internet gateway that can collect information over a wired or wireless network from a substantial number of X-Nodes(TM) (e.g., an array of vending machines), and transmit the information to an information repository via the internet. This transmission device provides the connection to the Internet and translates the data between the connected devices and formats it for use on the Internet. The X-Gate(TM) offers distinct advantages over the more commonly used gateway - the personal computer - in that it requires no human intervention and incorporates advanced technologies to ensure performance and reliability.

         Completing our technology is our business-to-business web site, located in the Denver Colorado area. This database-driven site collects the operations and transactional data which has been transmitted from a customer's remote equipment, then stores it securely for delivery to authorized customer personnel in raw form, or processed and formatted into standard or customized reports using software we employ.

         An illustration of a typical design for our communication systems is included on page 8 of this Prospectus.

COMPETITIVE ADVANTAGES

         Our technologies offer customers a number of advantages, including, without limitation,

         o Open architecture solutions that do not use proprietary protocols, and components that are fully compatible with most important internet protocols;

         o Use of a standard web browser and internet tools (such as Java) to monitor and control remote equipment and functions from any internet-accessible location;

         o Wireless technology option that eliminates the need for additional (and generally costly) electrical, telephone, or other "hardwired" systems at remote locations;

         o Highly durable components that can operate in a wide range of environmental conditions;

         o Ease of installing, configuring, bringing online, and maintaining or replacing components;

         o Software program embedded in a chip that allows customized configuration of equipment already possessing embedded micro-controllers, which collect, process and transmit information like a standard computer; and

         o Software program embedded in a chip that allows automatic updating of micro-controller functions from a remote location to reflect changes in customer needs and specifications.


COMPETITIVE ADAPTABILITY


    Since we utilize the standard language of the internet, our products are capable of communicating with any Internet web browser and meet current and emerging international Internet communications standards, which provide important benefits when compared to closed, proprietary solutions.

    Based on our development and engineering experience, we are positioned to provide up-to-date technical solutions to customers with remote monitoring and control needs.


STRATEGIC GROWTH PLAN

         We plan to develop and sell our products and services in three separate, but at times overlapping phases.

    Phase One. During Phase One, in which we are currently engaged, we are debuting our unique combination of telemetry technologies by providing them to selected Fortune 1000 and other customers. During this phase, we are focused on selling the wide-ranging capabilities of our unique technological approach by working with our customers to design and configure our products and services that address their specific industrial, internet communication needs, while building a database of standardized technology configurations that can be used or easily adapted for a variety of applications. Throughout the process, we will seek to establish ourselves as a recognized "brand" for innovative, technologically advanced products and services. This phase will continue for each industry application until the related products reach maturity.

    Phase Two. During Phase Two, which we are currently implementing, we are leveraging our brand recognition and the contents of our database to expand our market for products and services by offering mix-and-match packages for applications in a variety of industries as described in "Current Status" above. The basic products will be designed to plug in and be ready for use or, if necessary, they can be readily configured - even by customers. During this phase, we plan to develop new applications for our technologies, along with a selection of value-added web-based services, to strengthen our ties with our established customers and extend our reach into new markets.

    Phase Three. During Phase Three, we expect to evolve into an industry-specialized, customer-only Internet Application Service Provider, whereby our customer data can be accessed through our business-to-business website, that will focus on customer web and data hosting. We envision such a step as a natural and necessary extension of our technology products and services package in order to ensure uninterrupted 24-hour access to operations-critical remote data by our customers. During 2001, we have begun hosting customer data on a limited basis for restaurant equipment in the Denver Colorado area and in Oklahoma City, Oklahoma. We offer such hosting services to customers upon sale of our products and services to such customer. We expect to commence such phase in 2001 on a limited basis.


PRODUCTS AND SERVICES

X-traWeb Products and Services

         Our product strategy is to utilize our existing technologies to develop innovative solutions that enable users of telemetry technologies to leverage the power of the internet in order to greatly enhance the efficiency and cost of controlling and monitoring remotely located equipment.

         Our products and services allow standard web browsers, rather than customized host system software packages, to monitor and control equipment from anywhere in the world where there is internet access using industry-standard Internet tools. The result is that, from any Internet-accessible location, customers in a variety of industries have real-time comprehensive, cost-efficient information available that helps them better manage their telemetry requirements.

         Our existing X-traWeb(TM) products which are available for sale are listed below. These typically are sold as part of a specially-designed installation for any particular customer.


The X-Node(TM)

         The X-Node(TM) is a small (approximately 1 inch by 1 inch printed circuit board and possesses less than 2 kilobytes of memory), fully functional micro-controller, which collects, processes and transmits information and which can provide wired or wireless internet access. X-Nodes(TM) are extremely durable in most environmental conditions, have low manufacturing costs, and can be attached easily to a wide variety of existing equipment for the purposes of remotely monitoring and controlling the equipment over the Internet.

         Each X-Node(TM) has various input and output capabilities, and allows flexible programming and extremely rapid execution speed.

         The circuit board permits the installation of our flexible software programs to be done automatically during the manufacturing process. The embedded software program is also designed to allow us, from a remote location, to quickly, easily, and inexpensively update the functions of an X-Node(TM) to respond to changes in customer needs.

         An X-Node(TM) can be used singly by connecting one to a piece of equipment and adding a modem for Internet connection. In situations with multiple devices, where more than one X-Node(TM) is required, customers can use our X-Gate(TM) to link the X-Nodes(TM) into a self-contained communications network and manage the network. A substantial number of X-Nodes may be linked on a wired or wireless basis to a single X-Gate(TM).

         The X-Node(TM) is illustrated below:

                                 [ILLUSTRATION]

The X-Gate(TM)

         Our X-Gate(TM) is an approximately 4 inches by 7 inches printed circuit board with a flexible range of onboard memory reaching as much as eight megabytes. It serves as a data collecting and transmitting system, collecting data sent by one or more X-Nodes(TM) and transmitting such data on a wired or wireless basis through the internet to a web and data hosting server maintained by us or our customer

         Each X-Gate(TM) has a micro-controller and various input and output capabilities. The X-Gate(TM) is our proprietary communication system that serves as an alternative to the personal computer. Each is typically installed near telephone lines, network connections, or other communication lines. In the event of a power outage or brownout, the unit will automatically reboot and continue operation without human interference.

         Our current X-Gate(TM) models incorporate a modem interface, an ethernet interface, and wireless interfaces. Equipment that is concentrated in a single location can be hardwired directly to the X-Gate(TM). In situations where the equipment is impractical to hardwire or spread over a wide area, X-Nodes(TM) can be linked together in substantial numbers to an X-Gate(TM) through our wireless technologies. We have developed three different versions of our X-Gate(TM) which provide different levels of functionality depending on a customer's specific needs. Two such versions are geared toward industrial applications and a third supports energy management systems, including commercial and residential sites

         The X-Gate(TM) is illustrated below:

                                 [ILLUSTRATION]


Web Hosting Services

         We offer our customers the option to use our web servers to host their data in a secure co-location in the Denver, Colorado area.

Radios


         Spread spectrum radio technology has been used since the 1940s, limited mostly to military applications. Recently, an increased interest in spread spectrum modulation and its advantages has emerged, particularly concerning low-power, high-density personal communication devices. Because they are unlicenced, spread spectrum systems usually cost much less to install and troubleshoot than narrow band systems. In addition, spread spectrum modulation has the advantages of low probability of intercept, low probability of detection, low probability of interference and resistance to jamming.

         There are two methods for employing spread spectrum, frequency hopping and direct sequence. In frequency-hopping systems, the carrier frequency of the transmitter abruptly changes (or "hops") in accordance with an apparently random pattern. This pattern is in fact a pseudo-random code sequence, with the order of the frequencies taken from a predetermined set as dictated by the code sequence. The receiver employs the same pseudo-random code sequence and, once the transmitter and receiver are synchronized, the communication is essentially narrow-band on each frequency in the sequence.

         In direct sequence systems, the carrier phase of the transmitter abruptly changes in accordance with a pseudo-random code sequence. This process is generally achieved by multiplying the digital information signal with a spreading code, also known as a chip sequence. The chip sequence has a much faster data rate than the information signal and so expands or spreads the signal bandwidth beyond the original bandwidth occupied by just the information signal. The term chips are used to distinguish the shorter coded bits from the longer uncoded bits of the information signal. At the receiver, the information signal is recovered by remultiplying with a locally generated replica of the spreading code. By doing so, the receiver effectively compresses the spread signal back to its original unspread bandwidth.

         We currently offer three radios for sale. These products represent our Legacy product line, which we have offered continuously over the past several years.

         Our line of 900 MHZ spread spectrum radios includes the 900 SS Hopper, a frequency- hopping spread spectrum radio that offers reliable communications in a variety of environments. The Hopper features transmission speeds of up to 56 kilobytes per second and a range of up to 25 miles, line of sight, depending upon conditions and antenna selection. This radio received an award as the "best of show" in 1999 at a trade show in Baltimore, Maryland.

         In addition, the 900 SS MicroHopper - a miniature version of the Hopper
- offers a smaller form-factor and lower power-consumption for short range applications. Measuring just 2.2 inches by 1 3/4 inches, the MicroHopper is suited for applications where size and cost are important considerations.

         Both frequency-hopping spread spectrum radios employ our proprietary encrypting technology. This coding technology is a major innovation in wireless communications, which substantially reduces the overhead inherent in other coding methods. It adds security, increases throughput efficiency and provides faster effective communications speeds at a much lower cost.

         We also offer the 900 SS Direct - either as a direct sequence or frequency-hopping combined receiver and transmitter (i.e., a transceiver - - capable of transmitting data up to 40 kilometers, line of sight).

Antennas

         We also manufacture and sell antennas. Our Gonic, New Hampshire based subsidiary, TWC Ltd., maintains approximately 80 different design executions of specialty antennae for use in law enforcement, marine, and custom applications.

Customer Support and Services

         We support our customers with a range of services designed to help integrate our products into our customers' systems. This support includes engineering consultation with every developer kit purchase, customer satisfaction and quality control programs, and in some cases complete turn-key solutions for large projects.

SALES AND MARKETING

         We believe we are positioned to capitalize on trends in many targeted segments of the telemetry market (including, without limitation, automatic meter reading, fast food service equipment, facilities management, asset management and security systems) through our ability to penetrate and establish a market presence with products and services designed to meet industry-specific needs. Our marketing strategy hinges on our establishing a strong reputation as a provider of reliable and technologically superior wireless internet-based telemetry services to a diverse customer base. To achieve our goals of substantial growth and penetration of our target markets, we have developed a strategic marketing plan that provides for the development and expansion of long-term sales channels through which we can sell our X-traWeb(TM) products into the future.

         Our marketing strategy involves a combination of in-house sales and marketing personnel, independent authorized agents, strategic marketing alliances, joint ventures and direct sales. These will be enhanced and supported by secondary direct marketing, advertising, promotions and public relations efforts.

         By virtue of the monthly burn-rate ceiling of $250,000 effective for September, 2001 and of $375,000 for October, 2001 and thereafter set forth in our recent secured financing, we are severely limiting our marketing activities while the 2001 Notes remain outstanding.

Direct Sales Organization

         During the early launch stages of our marketing program, our senior management is managing and conducting our marketing activities for our X-traWeb(TM) products and services. A target market-oriented, direct sales organization has been established that has responsibility for specific geographic regions, and coordinates the activities of outside marketing partners, including value-added resellers and information technology consultants within those regions. Currently, there are three employees focused on direct sales in the United States, and one in Italy. We also engage independent commission agents to market our products in the energy and other targeted markets.

         If we expand our operations, we plan to hire additional sales personnel or engage additional independent sales agents to cover new markets and augment the service of sales and marketing personnel in certain larger markets.

 Strategic Marketing Alliances

         As an integral part of our marketing program, we are establishing strategic marketing alliances with outside companies that have strong influence within the respective target markets for our X-traWeb(TM) products and services. We continue to seek to align ourself with partners that are capable of substantially accelerating our penetration of a target market or of adding material value to our marketing program through the reduction of costs, managerial infrastructure, and other economic advantages. We have implemented a sales plan targeting and pursuing prospective customers through organizations, such as management consulting firms, computer networking consultants and value-added resellers.

         We have formed several such alliances to date in the energy and natural gas sectors and control systems sector. Our staff formerly worked with Texaco Natural Gas Inc. to market our X-traWeb(TM) products and services to customers in the natural gas field - - and currently work with Novar to market our product in the automated building control arena. We are also working with ConNEXTions to market our X-traWeb(TM) products and services to rural electrical utilities operating in approximately 16 states west of the Mississippi River, with Fracarro to market our X-traWeb(TM) products and services in the video distribution market in Italy and with Audiotel in other markets in Italy.

         Our technology offers these co-marketing partners a value-added component to the services already being provided to their existing customers. These co-marketing partners provide us with a credible avenue of introduction to other potential customers for our products and services.

Advertising and Promotions

         An integral part of our long-term marketing plan is the generation of awareness within the target markets for our products and services. We previously spent a significant amount toward ongoing advertising, promotions, and public relations activities, including direct mail, trade print media advertising, trade show participation and sales personnel incentives. To reach an even wider audience as we continue to develop widespread awareness of our portal and proprietary telemetry solutions, we began implementing an advertising and promotional support program designed to:

         o Establish X-traWeb(TM) as a recognized "brand name" that is especially familiar to decision-makers within our target markets, and synonymous with premier-quality technology and products, highly effective services and tangible cost efficiencies.

         o Enhance our branding efforts through the use of industry experts to promote our products and services.

         o Position our technological capabilities, management, products, services and level of support as an industry standard.

We also plan to implement advertising in trade publications on a regular basis.

         However, our budget constraints have significantly curtailed these advertising plans.

         We have appointed a public relations firm, with substantial expertise in the information technology industry, to assist us in the development and execution of periodic public relations campaigns, including campaigns coordinated with new product introductions in existing markets and expanded introductions to new markets. We have also highlighted our activities through occasional articles in trade publications and national business newspapers.

         We have participated in regional, national and international trade shows that are conducted for industries that comprise our target markets, including telemetry and Internet technology industry trade shows (such as the annual trade show Cibet in Hannover, Germany and Comdex in Las Vegas, Nevada). We intend to maintain a regular presence at key trade shows throughout our development, and use our presence at such events to not only attract customers, but also generate follow-on marketing opportunities, subject to budget constraints imposed by the terms of the 2001 Notes. We spent approximately $370,000 to execute the marketing and promotion plans during 2001.

RESEARCH AND DEVELOPMENT

         We invest significantly in research and development activities. We plan to do so in the future, subject, however, to the limitation that we cannot incur a monthly burn-rate greater than $250,000 effective for September, 2001 and $375,000 effective for October, 2001 and each month thereafter while the 2001 Notes are outstanding. Thus, our research efforts will be significantly curtailed during such period. These activities consist of proprietary development on our spread spectrum radios and X-traWeb(TM) products and services.

         We will continue to engage in research and development activities for our own products, on a limited basis as discussed above. Current and future projects include new spread spectrum transceivers in the 2.4GHz band, improving X-traWeb(TM) products to enable plug-and-play developer kits, improved X-traWeb(TM) components such as the X-traCam(TM), a camera that captures video images and transmits them to the internet without the use of a personal computer where they can be viewed using a standard browser, and similar projects.

MANUFACTURING

         Until December 31, 1999, we also performed manufacturing services for other manufacturers and vendors of medical, communications, computer graphics and consumer electronic products at our Salt Lake City leased manufacturing facility, and sold antennas from our Gonic, New Hampshire facility.

         We discontinued our direct manufacturing operations effective as of December 31, 1999, and now conduct our manufacturing activities for our own products through third parties (except antennas which we manufacture directly). These third party manufacturers include a Taiwan-based company, and several domestic manufacturers.



CONTRACT DESIGN AND DEVELOPMENT

General

         At the present time, we are not seeking design and development service contracts except in "partnering" situation in which we would have an ownership interest in the products and/or technology which are the subject of the contract and which promote the sale of our proprietary products. For example, we typically provide certain engineering services for the application of our products for use in a specific application or applications desired by a utility providing gas or electric services, a vending machine manufacturer or a security systems manufacturer or for installation in the monitoring of a gas pipeline or the control system in a refrigeration storage unit or office management system.

         Formerly, we were engaged in providing engineering design and development services to client specifications on a fee for services basis. Under one significant contract, we developed a low-cost spread spectrum technology for use in certain products sold by Kyushu Matsushita Electric Co., Ltd. ("KME," which is also known as Panasonic) which is more fully described below. We also developed devices for use in the automatic meter reading field for Williams Wireless, Inc., a wholly owned subsidiary of the Williams Companies. During 1999, we also engaged in development work on an asset tracking system for Eagle Eye Technologies, a privately-held California based corporation, a point-of-sale device for supermarkets for Klever Marketing, Inc., a Salt Lake City based publicly held corporation, and a remote-controlled spa for Len Gordon, Inc.


Kyushu Matsushita Electric Co. Ltd. (Panasonic) Contract

         In April 1997, we acquired a corporation (by merger in 1997), which entered into a contract with Kyushu Matsushita Electric Co., Ltd. to develop low cost spread spectrum radio technology for use in certain Panasonic products. As part of our development contract with KME, we granted KME a world-wide, non-exclusive license to use or authorize the use of any patents, copyrights, technical know-how and other intellectual property rights embodied in our low cost spread spectrum radio technology in the manufacture of KME products, and agreed not to license others to use technology which is developed under our contract with KME in connection with any telephone-related products for a period of two years from the first shipment of KME products using the technology. In consideration for these rights and our services, KME agreed to pay royalties to us on sales of KME products using the technology above a prescribed minimum amount of sales for a period of two years from the initial shipments of any such products. No royalty was to be paid on sales of the first 600,000 units of product using the technology. A royalty of $1.00 per unit of product sold was to be payable on sales of units 600,001 through 1,000,000. Thereafter, the royalty was to be $.50 per unit on all units sold until the December anniversary of the date of the first sale of products using the technology.

         During 2000, we recognized $447,049 or about 98% of $457,194 of royalty income we recognized was earned under this contract and we will not receive any further royalties therefrom since such contract expired in September, 2000.

         In 1998, we also entered into an agreement with KME to develop a key wireless RF transmitter/receiver utilized in KME's new 5.7GHz MicroCast(TM). The MicroCast is a convergence appliance that allows home personal computers to distribute and control personal computer - based interactive media and Internet content using a standard TV set. The MicroCast enables consumers to control their personal computer remotely using a keyboard, joystick, and/or mouse from other rooms in the home. Two of the three-piece system use our designs for the video and audio baseband and the 5.7GHz RF technology, the newest and highest performance RF technology available to consumers today.

         Under our MicroCast contract with KME, we received a development fee of $50,000, of which the entire amount was paid in 1998, and will receive royalty payments for a two-year period commencing on the first shipment, which has not yet occurred. A royalty of $1.50 per unit of product sold is payable on each unit sold. We do not believe any products will be shipped pursuant to this contract and, thus, we do not expect to receive any royalties from this source.

Williams Contract

         In September 1997, we entered into a contract with Williams pursuant to which we agreed to assist and cooperate with Williams in developing and manufacturing telemetry radio/products, which are generally defined in the agreement as a wireless radio for transmitting and/or receiving data as part of the Williams Telemetry Network.

         Pursuant to such contract, we developed for Williams devices called Telemetry Interfaces Modular, or TIM(TM)s, which operate at the point of data origin and transmit data to a data collection and forwarding point called a WinGate(TM) unit and the WinGate(TM) unit, in turn, forwards that data to an operating center via a wide area network. These supervisory control and data acquisition units use some of our radio products. However, market penetration in the automatic meter reading field did not occur as anticipated. As a result, our contract with Williams generated a substantially lower level of revenues from that originally anticipated therefrom, and we terminated our work for Williams under such contract in the fall of 1999.

         Thereafter, Williams raised a claim against us with respect to such contract, which we resolved amicably with Internet Telemetry Corp. ("Internet"), the successor-in-interest to the business conducted by Williams pursuant to a settlement agreement dated as of August 7, 2000. See "BUSINESS - Patents and Intellectual Property".

COMPETITION

         We have a number of current competitors in all aspects of our business, many of which have substantially greater financial, marketing and technological resources than us, and which include such large companies as Panasonic, Motorola, Sony, AT&T and Itron Inc. We intend to compete in our industry by concentrating on certain product or service niches within the overall market. However, most of the our competitors offer products which have one or more features or functions similar to those offered by us, and many have the resources available to develop products with features and functions, competitive with or superior to those offered by us. We cannot assure you that such competitors will not develop superior features or functions in their products or that we will be able to maintain a lower cost advantage for our products.

         A key element of our competitive strategy is to align ourself with major manufacturers or market leaders by developing proprietary products or technology that can be incorporated into its "partner manufacturers" products. We had or have a marketing alliance with Texaco Natural Gas Inc., Novar Controls Corp. and Cooperative ConNEXTions, LLC to market our X-traWeb(TM) products in the United States and with Audiotel S.p.A. and Fracarro Radioindustrie S.p.A. for marketing such products and services in Italy. We previously licensed low-cost spread spectrum technology for use in certain products sold by Panasonic (which agreement expired in September, 2000) and entered into a VAR Agreement with Motorola, Inc. to sell its MOSCAD Remote Terminal Units. We also believe that our agreements with KME (i.e., Panasonic), and Motorola, illustrate the manner in which we can "partner" with much larger, established companies to access mass markets for our proprietary wireless communications products and technology.

         Our management has identified four primary competitors offering either telemetry-related products and services or similar technologies:

         (1) Spyglass, Inc. which develops software and firmware (software embedded in a chip on a circuit board), including web-enabling firmware for embedded micro-controllers;

         (2) emWare, a privately-held Salt Lake City-based provider of distributed networking software that provides internet connectivity for any device that scales from 8-bit micro-controllers to 32-bit microprocessors;

         (3) ConnectOne, an Israeli developer and manufacturer of internet connectivity solutions that enable devices to connect to the Internet without requiring a PC; and

         (4) Phar Lap Software, Inc., a provider of realtime operating systems and software development tools for applications.

         While each of these companies offers products and/or services that have some parallels to those provided by X-traWeb, Inc., none currently provides, to our knowledge, the type of cost effective, total solution that we do. In addition, we believe we combine successfully all of the necessary technical elements with the additional capability for wireless system integration and communication.

         In addition, our management has identified two key competitors in the radio products field. However, our management believes that our radios provide better performance at a lower price for comparable radios offered by such companies.

EMPLOYEES

         As of November 30, 2001 we had 30 employees. Of these employees, 4 were classified as executive, 11 as administrative personnel, 11 engineering and 4 sales and marketing. As a means of conserving our resources, we reduced the number of our employees from 48 as of April 30, 2001 to 30 as of November 30, 2001. Our employees do not belong to a collective bargaining unit, and we are not aware of any labor union organizing activity.


PATENTS AND INTELLECTUAL PROPERTY

          We believe that reliance upon trade secrets, copyrights and un-patented proprietary know-how in conjunction with the development of new products is at least as important as patent protection in our business since most patents provide fairly narrow protection, and are of limited value in areas of rapid technological change. Further, patents require public disclosure of information which may otherwise be subject to trade secret protection. We presently own two United States patents covering antenna technology, and have a United States patent which covers "spread spectrum" demodulation technology. "Spread spectrum" communication is a method for transmitting and receiving coded information which is resistant to interference due to the fact that the transmission is spread over a large bandwidth. This method requires, however, that both the transmitter and the receiver have the same spreading code (i.e., a pre-determined, fixed pattern) used to spread the information over the larger bandwidth. The purpose of the technology covered by our spread spectrum patent is to recover and remove the spreading code from a transmission signal, and thus obtain the original information, in a simpler, less expensive manner.

         Under the terms of a litigation settlement entered into with a former co-venturer, Digital Scientific, Inc., we agreed that our former co-venturer is entitled to full and equal ownership with us, of the spread spectrum demodulation technology covered by the patent application, including the right to incorporate, develop, utilize and exploit the technology. Any uses or products developed or derived from such technology, however, shall be the sole property of the party which develops or derives such uses or products. In addition, if one of the parties elects to prosecute the patent application prior to final acceptance or rejection by the U.S. Patent Office, failure by the other party to contribute equally to the costs of prosecuting the application will result in the loss of its rights to the technology. At this time, we do not have any plans to prosecute this patent application, and are unaware of any plans by our former co-venturer to prosecute the application.

         In addition, during 1998 we filed a United States patent application for each of two separate software codes. Furthermore, during 2000, we filed four U.S. patent applications on various operating aspects of the X-traWeb system, although we cannot assure you that any patents will be issued to us.

         Williams Wireless, Inc. raised a claim that we violated the non-competition provisions of their agreements by allegedly marketing X-traWeb(TM) products in the telemetry meter reading applications. We, in turn, claimed that Williams Wireless, Inc. failed to satisfy all of its duties under its various agreements with us. While we believed that Williams' claim was properly disputable, the parties orally agreed to enter into a settlement agreement and mutual release. On March 8, 2000, before such settlement agreement was concluded, Williams sold substantially all of its assets and business, including its agreements with us, to an unrelated party, Internet, and thereafter we resolved this dispute amicably.

         We and Internet entered into a settlement agreement and mutual release dated as of August 7, 2000, which contained the following key elements:

         (a) each party released the other of any claims under the Williams' agreements with us, and the parties terminated such agreements in all respects;

         (b) we agreed to grant Internet a perpetual, non-exclusive irrevocable royalty-free worldwide license to manufacture, use and sell our MicroHopper radio, as configured on the date of our agreement, as a component of Internet's telemetry systems or products, and to manufacture, use and sell such radio only when incorporated into Internet's telemetry systems or products;

         (c) each party agreed to allow the other party to resell the other's products pursuant to a standard resellers agreement adopted by such party; and

         (d) each party agreed to indemnify the other from any claims arising under such agreement. We believe that this agreement will have no material adverse effect on our business.

         We have not filed any patent applications in foreign countries.

PROPERTIES - CORPORATE HEADQUARTERS AND OTHER OFFICE FACILITIES

         As of November 30, 2001, our executive offices and principal administrative offices are located at 5670 Greenwood Plaza Boulevard, Greenwood Village, Colorado in approximately 10,441 square feet of space, which is leased at a monthly cost of $18,594 for base rental and allocable common area maintenance charges. We also pay for certain utility expenses. The five-year lease for these premises expires on December 31, 2005.

         We also maintain small leased offices in Gonic, New Hampshire of approximately 5,000 square feet at a monthly rent of $1,700. We closed our Overland Park, Kansas office of approximately 2,850 square feet in November, 2001.

         We believe that our facilities are satisfactory for our present scale of operations.

         We have obligations under various equipment leases which are not material.

                                LEGAL PROCEEDINGS

         On February 20, 2001 the Pinnacle Fund L.P., Barry M. Kitt and Tom and Denise Hunse filed a lawsuit against us with respect to the purchase of a total of 230,000 shares of our common stock at $3.00 per share in a private placement transaction in February 2000. The plaintiffs seek rescission of the transaction and/or damages, including treble damages, which they allege arise out of our failure to file a registration statement on or before December 31, 2000. The lawsuit is currently pending in the United States District Court for the District of Utah. The case is in the discovery stage, with each party having exchanged documents and written responses to questions asked. In December, 2001, the District Court in Utah approved the plaintiffs' motion for leave to amend their pleadings to commence a lawsuit against five individual defendants (David
D. Singer, an officer-director, Donald I. Wallace, a former officer-director, Malcolm Thomas, a director, Charles Taylor, a director and a former officer, Kevin Childress) and to assert an additional cause of action against them for the underlying state law securities claim against the Company, and new causes of action against the Company for breach of the implied covenant of good faith and fair dealing and promissory estoppel, and a new cause of action for fraud against Mr. Singer.

         We believe that we have meritorious defenses to such action and intend to prosecute our defense of the action vigorously, but there can be no assurance as to the outcome thereof. We will also vigorously contest these new additional claims and believe we have meritorious defenses to these new claims, and it is anticipated that the individual defendants named in the lawsuit will do the same, although we cannot assure you of the result in such lawsuit.


                                   MANAGEMENT

         Our executive officers and directors are as follows:

Name                          Age                       Position(1)
----                          ---                       -----------

David D. Singer               51             Chairman of the Board of Directors,
                                             President, Chief Executive Officer
                                             and a Director

Charles Taylor                51             Director

Malcolm P. Thomas             50             Director

M. Robert Carr                57             Director

Robert Hathaway               33             Vice President of Finance and Chief
                                             Financial Officer

(1) Donald I. Wallace, who served as our Director and Executive Vice President and as President and Chief Executive Officer of X-traWeb, Inc., our wholly owned subsidiary, resigned as an officer and Director of both corporations effective as of August 31, 2001 for personal reasons.

         David D. Singer - Mr. Singer was appointed our President in November 1996, and became one of our Directors in February 1997. From 1977 to 1983, Mr. Singer was President of CSL Energy Controls, Inc., a company specializing in third party energy conservation. From 1983 to 1985, Mr. Singer was a special consultant to the General President of the Sheetmetal Workers Association. From 1985 to 1988, Mr. Singer was Vice President First Municipal Division, Bank One Leasing Corporation. From 1989 to 1994, Mr. Singer was President of Highland Energy Group. From 1991 to 1996, Mr. Singer was employed by Navtech Industries, Inc., an electronic assembly company, as Vice President Sales and Marketing from February 1994 to July 1995, and as President and Chief Operating Officer from July 1995 to July 1996.

         Charles Taylor - Mr. Taylor was elected one of our Directors in July, 1999 and was elected as a member of our Audit, Compensation and Stock Option Committees on November 11, 1999. During the period from 1995 through December 31, 2000, Mr. Taylor has been a senior investment advisor with Amerindo Investment Advisors based in New York City and is a senior member of a team that manages approximately $4 billion in growth portfolios, including the Amerindo Technology Fund. Prior to such period, Mr. Taylor served as a technology analyst with several major investment banking firm. Mr. Taylor is now self-employed.

         Malcolm P. Thomas - Mr. Thomas was elected one of our Directors effective September 2, 1999 and was elected as a member of our Audit Committee on November 11, 1999 and of our Compensation and Stock Option Committees on January 20, 2000. During the period from 1991 to December 31, 2000, Mr. Thomas was the Director of Operations and Marketing at Fluor Global Services, Inc., a wholly-owned subsidiary of Fluor Corporation (a New York Stock Exchange company), having been promoted from Manager of Marketing Services and operation in the Western United States for his corporation. Commencing in January, 2001, Mr Thomas has been the Executive Vice President and General Manager of Building Technology Engineers, a joint venture subsidiary of EMCOR Group and CB Richard Ellis.

         M. Robert Carr - Mr. Carr was elected one our Directors on April 26, 2000 and was elected as a member of our Audit Committee on such date. During the period from 1995 to the present, Mr. Carr has served as a principal of the Carr Company, a management and policy consulting from based in Washington, D.C. Mr. Carr's current and past clients include General Motors Corp. and United Airlines. Previously Mr. Carr served as a United States Congressman from the State of Michigan during the period from 1975 to 1981 and 1983 to 1995. There he served as Chairman of the House Transportation Subcommittee. He also served on the House Armed Services, Judiciary and Interior and Insular Affairs Committees.

         Robert Hathaway - Mr. Hathaway joined us on September 19, 2000 and was appointed our Vice President of Finance and Chief Financial Officer on February 23, 2001. During the period from April, 2000 to August, 2000, he was the Controller for USA Capital LLC, a lease finance and servicing organization. Prior thereto from March, 1998 to March, 2000, Mr. Hathaway served as the

Vice President and Controller of Universal Lending Corporation, where he designed and implemented accounting practices and procedures. During the period from May, 1993 to June, 1997 he served as accountant, and became a Vice President and Controller From July, 1997 to January 1998, at National Mortgage Corporation where he designed and implemented accounting practices and procedures.

OTHER KEY EMPLOYEES

         We also have one other key employee: William Richard Reynolds, whose role in our operations and background is specified below:

         William Richards - Mr. Richards joined us in February, 2001 as Vice President of Sales. He is in charge of our sales and marketing of all of our products. For the 10 years prior to joining us, Mr. Richards was the President and Chief Executive Officer of IEA Corporation, which developed turn-key energy conservation projects for commercial, industrial, and public sector entities. Mr. Richards worked for 24 years in energy conservation. Prior to that, he had worked at Erie Technology Products and TRW Semiconductors.

CORPORATE GOVERNANCE STANDARDS

         Issuers who securities are traded on the American Stock Exchange are required to comply with certain corporate governance standards, including a requirement that at least three directors of the issuer be "independent" directors, and that the issuer have an audit committee, three of the members of which are "independent" directors and that such audit committee adopt an audit charter. The American Stock Exchange rules also require that an issuer have a quorum for shareholder meetings of not less that 33 1/3 % of its shares issued and that an issuer be required to give shareholders written notice at least 10 days in advance of all shareholders meetings as set forth in its by-laws. We believe that we are in compliance with these requirements.

COMPENSATION OF EXECUTIVE OFFICERS

         The table below sets forth information concerning compensation paid in 1998, 1999 and 2000 to David D. Singer, our Chairman, President and Chief Executive Officer and Donald I. Wallace, our now former Executive Vice President and the President of X-traWeb, Inc. Except as set forth in the table, no executive officer of ours received compensation of $100,000 or more in 1998, 1999 and 2000.


                           SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                           ----------------------------  ------------------------------------
                                                                         AWARDS      PAYOUTS
                                                                       -----------  ----------
                                                                          OTHER     RESTRICTED                     ALL
NAME AND                                                    ANNUAL        STOCK       OPTIONS      LTIP           OTHER
PRINCIPAL POSITION         YEAR   SALARY      BONUS      COMPENSATION   AWARDS($)    /SARS(#)    PAYOUTS($)   COMPENSATION
-------------------------  ----  --------  ------------  ------------  ----------   ----------  ------------  -------------

DAVID D. SINGER(1)(2)      2000  $205,571            --            --        --            --            --
PRESIDENT                  1999   151,653            --            --        --       400,000            --
                           1998   143,530            --            --        --            --            --
DONALD I. WALLACE(1)(2)    2000   148,052            --            --        --            --            --
PRESIDENT, X-TRAWEB, INC.  1999   127,993            --            --        --       220,000            --
                           1998   124,809            --            --        --            --            --

----------
(1) Neither Mr. Singer nor Mr. Wallace received compensation reportable as "Other Annual Compensation" which exceeded 10% of his salary in 2000.

(2) Mr. Singer is the Chairman and Mr. Wallace was the President of X-traWeb, Inc., our wholly-owned Delaware subsidiary formed in 1999.


         The following table sets forth certain information regarding options owned by Messrs. Singer and Wallace at December 31, 2000:

                     AGGREGATED OPTION/SAR EXERCISES IN LAST
                       FISCAL YEAR AND OPTIONS\SAR VALUES

                                                   Number of Securities Underlying           Value of Unexercised
                                                       Unexercised Options/SARs           In-The-Money Options/SARs
                                                        At Fiscal Year End (#)              At Fiscal Year End ($)
                                                   -------------------------------      -----------------------------
                  Shares Acquired     Value
Name              On Exercise (#)    Realized      Unexercisable      Exercisable       Unexercisable    Exercisable
---------------   ---------------  ------------    -------------      ------------      -------------    ------------

David D. Singer               0               0         240,000(2)         210,000(1)    $    740,000              --
Donald Wallace                0               0         152,000(4)          68,000(3)    $    441,000              --

         For the purpose of computing the value of "in-the-money" options at December 31, 2000 in the above table, the fair market value of a share of our Common Stock at December 31, 2000 is deemed to be $1.91 per share, which was the average of the high and low prices of such shares on the American Stock Exchange on such date.

DIRECTORS COMPENSATION

         Our Board of Directors adopted a Non-employee Directors Compensation Plan on February 25, 1999. Under such plan, each director who is not an employee
(a) was granted a non-qualified option to purchase 15,000 shares of our Common Stock for a term of five years at the fair market of a share of our Common Stock on such date, which would become non-forfeitable as to one-third of the shares granted in the date of grant and one-third in each of the next two successive 12-month periods and (b) became entitled to receive $1,000 for attending each meeting of our Board of Directors (whether such director attends in person or by telephone). Under such plan, we granted (i) to each of Messrs. Brian W. Pettersen and George Denney additional options to purchase 15,000 shares of our Common Stock at an exercise price of $1.9375 per share subject to the above terms (except that 5000 shares each vested on the date of grant), (ii) on November 11, 1999 granted to each of Messers. Taylor and Thomas options to purchase 15,000 shares of our Common Stock at an exercise price of $2.09375 per share (of which 5,000 shares each were vested on the date of the grant.) and
(iii) on November 22, 2000 granted to M. Robert Carr an option to purchase 15,000 shares at an exercise price of $1.625 per share (of which 5,000 shares were vested on the date of grant).

(1) Options to purchase 50,000 shares were exercisable as of December 31, 1998 and an additional 160,000 were exercisable of December 31, 2000.

(2) The stock options are exercisable as follows: 80,000 shares on November 11, 2001, 80,000 shares on November 11, 2002, and 80,000 shares on
         November 11, 2003.

(3)      Options to purchase 68,000 were exercisable of December 31, 2000.

(4) One stock options is exercisable as follows: 24,000 shares on November 11, 2001, 24,000 shares on November 11, 2002, and 24,000 shares on
         November 11, 2003. In addition, another stock option is exercisable as follows: 20,000 on April 22, 2001, 20,000 on April 22, 2002, 20,000 on
         April 22, 2003 and 20,000 shares on April 22, 2004.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         We had 31,387,087 shares of our Common Stock outstanding at November 30, 2001. The following table sets forth certain information regarding the ownership of the shares of our Common Stock as of November 30, 2001 and adjusted, assuming the sale of all Shares, to reflect such ownership by (i) each of our executive officers and directors, (ii) all of our executive officers and directors as a group; and (iii) each other person known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock:

                                                                       Amount and Nature of
                                                                       Beneficial Ownership              Adjustment for Offering
                                                                   -----------------------------       ---------------------------

                                                                                                           Ownership Assuming
                                                                                                             the Sale of All
                                                                                                            Registered Shares

                                                 As of                                 Shares
Name and Address of                           November 31,           Percent         Registered          No. of
Beneficial Owner                                 2001(1)            of Class(2)       for Sale          Shares(1)     Percentage(2)
                                              ------------         ------------     ------------       ------------   ------------


(i) DIRECTORS AND EXECUTIVE OFFICERS

David D. Singer, President, Chief                  519,500(3)               1.6              -0-            519,500            1.6
Executive Officer and Director
World Wireless Communications, Inc.
5670 Greenwood Plaza Boulevard, Penthouse
Greenwood Village, Colorado 80111

Charles Taylor                                      10,000(4)                 *              -0-             10,000              *
World Wireless Communications, Inc.
5670 Greenwood Plaza Boulevard, Penthouse
Greenwood Village, Colorado 80111

Malcolm P. Thomas                                   12,000(4)                 *            2,000(10)         10,000              *
World Wireless Communications, Inc.
5670 Greenwood Plaza Boulevard, Penthouse
Greenwood Village, Colorado 80111

M. Robert Carr                                      20,000(5)                 *              -0-             20,000              *
815 Connecticut Ave. N.W
Washington, D.C

Robert Hathaway                                      1,050(6)                 *              -0-              1,050              *
World Wireless Communications, Inc.
5670 Greenwood Plaza Boulevard, Penthouse
Greenwood Village, Colorado 80111

(ii)  ALL DIRECTORS AND OFFICERS                   562,500                  1.8              -0-            560,550            1.8
      AS A GROUP(6)

(iii) OTHER 5% BENEFICIAL OWNERS


Michael Lauer                                    7,295,853(7)(8)           23.2        7,295,853(10)            -0-            -0-
c/o Lancer Group
375 Park Avenue
New York, NY 10166

Lancer Offshore Inc                              4,880,662(7)              15.5        4,880,662(10)            -0-            -0-
c/o Lancer Group
375 Park Avenue
New York, NY 10166

Lancer Partners, LP                              2,305,650(7)               7.3        2,305,650(10)            -0-            -0-
c/o Lancer Group
375 Park Avenue
New York, NY 10166

Orbiter Fund Ltd.                                  109,541(7)                 *          109,541(10)            -0-            -0-
375 Park Avenue
New York, NY

RUSP Holdings S.A                                2,500,000(9)               8.0        2,500,000(10)            -0-            -0-
C.So. Dante, Turin, Italy

Elkron International S.p.A                         650,000(9)               2.1          650,000(10)            -0-            -0-
Via Carducci
Turin, Italy

Tanalux S.A                                        350,000(9)               1.1          350,000(10)            -0-            -0-
5 Rue Emil
Bian L-1235
Luxembourg

----------

*        Less than one percent.

(1) Unless otherwise indicated, this column reflects shares owned beneficially and of record and as to which the named party has sole voting power and sole investment power. This column also includes shares issuable upon the exercise of options or similar rights which are exercisable within 60 days from November 30, 2001.

(2) In computing the percentage of shares beneficially owned by any person, shares which the person has the right to acquire upon the exercise of options or other rights held by such person within 60 days from November 30, 2001 are deemed outstanding. Such shares are not deemed to be outstanding in computing the percentage ownership of any other person.

(3) Includes 50,000 and 240,000 shares issuable upon presently-exercisable and fully vested options granted under our 1997 and 1998 stock option plans, respectively, but excludes 237,500 shares transferred to his ex-wife in 1999 as part of a divorce settlement.

(4) Includes 10,000 shares issuable upon the exercise of options granted in January, 2000 in recognition of services as a director.

(5) Includes 10,000 shares issuable upon the exercise of options granted in November, 2000 in recognition of services as a director.

(6) Includes 650 shares issuable upon the exercise of options granted in October, 2000 in recognition of services.

(7) Of these shares, none is owned by Mr. Lauer in street name; 4,880,662 are held directly and of record by Lancer Offshore, Inc.; 2,305,650 are held directly and of record by Lancer Partners, L.P.; and 109,541 are held directly and of record by The Orbiter Fund Ltd. Mr. Lauer is believed to control the voting and disposition of these shares by virtue of being the investment manager for these entities. He also is the general partner of Lancer Partners L.P. These amounts exclude any of the 64,200,000 shares of our Common Stock issuable pursuant to the mandatory conversion of the 2001 Notes and the detachable warrants issued to Lancer Offshore, Inc, and Lancer Partners L.P. to purchase 1,605,000 shares of our Common Stock, which cannot be issued or exercised without the approval of our shareholders at a meeting. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES-Senior Secured Indebtedness" for further details on such conversion and exercise.

(8) Michael Lauer is deemed to be an indirect beneficial owner of these shares.

(9) Dr. Ferruccio Commetto is believed to control the voting and the disposition of the shares owned by the three corporations by virtue of his being the president thereof.

(10) After the registration statement of which this Prospectus forms a part become effective, no more than 15% of the Shares registered for sale herein by any owner may be sold in any one calendar month by such owner by virtue of an agreement the owner made with us at the time of purchase of the Shares in question, except that this restriction does not apply to the shares held by Lancer Offshore Inc. and Lancer Partners L.P. which were not subject to such restriction.

                  The Selling Shareholders not named above, and the number of Shares owned by each such Selling Shareholder prior to the offering, are set forth in the table below. Unless otherwise indicated, all shares owned by the Selling Shareholders listed are being registered for sale and, if sold, would reduce the Selling Shareholder's stock ownership interest in us.


Name                                     No. of Outstanding Shares(1)
---------------------------------------------------------------------
Lawrence S. Black                                    30,000
Kathryn R. Braithwaite*                             326,733
Capital Research Ltd.*                              675,324
CJL Investments LLC*                                163,197
Alan R. Cohen                                        40,000
Cooperative Holding Corporation                      50,000
Bruce D. Cowen*                                     613,142
DPM Investment Corp.*                                81,597
John A. and Maria Famiglietti                        20,000
Stephen R. Field and
   Robert L. Field, Trustees of the Trust
   under Articles Third and Fourth of Will
   of Nathaniel Field                                26,667
Alan Frost                                           20,000
Frying Pan Partners*                                 81,597
Martin Garvey*                                      100,000
Graham Partners LP                                  160,000
Hare & Co.                                          200,000
Eric Hauser                                          16,000
Thomas E. Hodapp                                     40,000
Tom S. Hunse &
    Denise Hunse                                     10,000
Ira Partners LP                                     153,333
Michael H. Joly                                      10,000
James T. Kelly*                                     347,970
Kevin Ketelsen                                       30,000
Barry M. Kitt                                        20,000
Alfred J. Lagana                                     10,000
John S. Lemak                                        40,000
Allan Lipton                                         10,000
Nancy Lipton                                         10,000
Lodestone Capital Fund LLC                          100,000
Richard T. Mallen                                    17,692
Brian C. Manolis                                     20,000
Zeno F. Marcella & Renee Marcella                    25,000
The Zeno & Renee Marcella
    Charitable Trust                                 25,000
Peter A. Massaniso                                   20,000
The McCloskey Trust                                 897,573
Jonathan Merriman                                    20,000
Douglas and Laurie Moore
    Trustees f/b/o the 1998 Moore
    Family Trust dated March 9, 1989                100,000
Susan S. Oelsen                                      20,000

Warren Palitz*                                         21,667
Pensionskassee De Siemens                           1,387,974
Gesellschaften in Der Schweiz*
The Pinnacle Fund LP                                  200,000
Ponte Vedra Partners LP                                40,000
President and Fellow of Harvard
    College                                           666,667
Puglisi Capital Partners L.P.                         100,000
Eliane Reinhold                                         3,334
Peter Rettman                                          10,000
Riedel Invest                                         405,000
Rush & Co.                                            177,500
Scott Ryan*                                            21,667
Michael Seely                                          10,000
Steamer Capital LLC                                   100,000
Sterling Technology Partners LLC*                     145,658
Robert L Swisher, Jr                                   40,000
Clinton A. Thomas Living Trust                        166,667
Kermit B. Thomas Living Trust                         500,000
Tiedemann Boltres Partners                            386,333
Tiedeman Custom Specialized Fund                       73,334
Tiedeman Select LP                                      3,000
Treeline Partners                                     100,000
F. Van Kasper                                          20,000
                                                    ---------
                Total                               9,278,915

----------
(1) After the registration statement of which this Prospectus forms a part becomes effective, no more than 15% of the Shares registered for sale herein by each owner (except in the case of the shares shown with an asterisk (*)) may be sold in any one calendar month by such owner by virtue of an agreement the owner made with us at the time of the purchase of the Shares in question.

                               MARKET INFORMATION

         Our shares of Common Stock are traded on the American Stock Exchange under the symbol "XWC" and began trading on such exchange on May 5, 2000. Prior thereto, our shares of Common Stock were traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board under the Symbol "WWC". The high and low per share price of the shares of our Common Stock and the dividends that were paid thereon for 1998, 1999, 2000 and the first six months of 2001 were as follows:

                                     1999
                                     ----
Quarter                       High       Low         Dividend
-------                       ----       ---         --------

1st                           2.06     1.75             0
2nd                           1.88     1.50             0
3rd                           1.69     1.00             0
4th                           4.31     1.44             0

                                       2000
                                       ----
Quarter                       High       Low         Dividend
-------                       ----       ---         --------

1st                            7.875    2.875          $0
2nd                             5.25     2.50           0
3rd                            4.375    2.625           0
4th                             3.75    1.375           0


                                       2001
                                       ----
Quarter                       High       Low         Dividend
-------                       ----       ---         --------

1st                           2.00        0.68          0
2nd                           0.97        0.40          0
3rd                           0.68        0.15          0


         These quotations for the period prior to May 5, 2000 reflect inter-dealer prices,without retail mark-up, markdown or commissions and may not necessarily represent transactions.

         At November 30, 2001 we had approximately 350 beneficial owners of shares of our Common Stock.

         We have never declared dividends or paid dividends on our existing shares of Common Stock. For a description of our dividend policy, see "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Dividend Policy".

OUTSTANDING OPTIONS AND WARRANTS

         At November 30, 2001, there were outstanding warrants to purchase a total of 4,732,526 shares of our Common Stock and options to purchase a total of 769,659 shares of our Common Stock or a total of 5,502,185 shares of our Common Stock at prices ranging from $0.05 to $12 per share, and expiring between November 2, 2001 and November 13, 2006. See"DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES -- Options and Warrants".

SHARES ELIGIBLE FOR FUTURE SALE

         At November 31, 2001 we had 21,288,027 shares of our Common Stock outstanding that are restricted securities (as that phrase is defined in Rule 144 issued by the SEC) and may not be resold without registration under the Securities Act unless exempted from such registration, including, among others, the exemption provided by Rule 144 under the Securities Act. One year after the date of this Prospectus these shares of our Common Stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described below.


         In general, under Rule 144 if a period of at least one year has elapsed since the later of the date the restricted shares were acquired from us and the date they were acquired from an affiliate, then the holder of such restricted shares, including an affiliate, is entitled to sell a number of shares within any three-month period that:

         o does not exceed the greater of 1% of the then outstanding shares or

         o the average weekly reported volume of trading of such shares on the American Stock Exchange during the four calendar weeks preceding such sale.

         o the holder may only sell shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to:

         o        the manner of such sales,

         o        notices of such sales and

         o        the availability of current public information concerning us.

                  Under Rule 144 (k), a holder of restricted shares may sell shares immediately without regard to the volume limitations and other restrictions described above if:

         o        a period of at least two years has passed between the later of
                  (1) the date restricted securities were acquired from us and
                  (2) the date they were acquired from an affiliate, as applicable,

         o        the holder is not an affiliate at the time of the sale and

         o has not been an affiliate for at least three months prior to the sale.

         After the offering is completed, certain employees, directors and consultants of ours will have the right to purchase approximately 769,659 additional shares of our Common Stock under various employee and non-qualified stock options computed as of November 30, 2001, subject to vesting periods, which will also be restricted securities.

         Notwithstanding the information above, the purchasers of shares of our Common Stock made pursuant to our private offerings dated May 15, 1998, January 24, 1999, May 14, 1999 and January 20, 2000 and whose stock is made available for sale by this Prospectus have agreed by contract that each will not directly or indirectly:

         o        offer,

         o        pledge,

         o        sell,

         o        contract to sell,

         o        sell any option or contract to purchase,

         o        purchase any option or contract to sell,

         o        grant any option, right or warrant to purchase,

         o        lend or

         o        otherwise transfer or dispose of

any shares of our Common Stock so purchased in excess of 15% thereof in any one calendar month. Thus, any such purchaser of shares of our Common Stock will not be able to sell all of his Shares so purchased until the expiration of the seventh month from the date this registration statement of which this Prospectus forms a part becomes effective.


                      ORGANIZATIONAL AND OTHER TRANSACTIONS


ORGANIZATION, INITIAL CAPITALIZATION AND PURCHASE OF ASSETS OF MICRO SECURITY, INC.

         We were formed in November 1995 to acquire certain assets that had been used in the business of Micro Security, Inc. ("Micro"). Contemporaneously with our organization, we entered into an agreement to acquire the Micro assets from Chocolate Leasing LLC ("Chocolate"), a limited liability company that had previously acquired those assets. The individuals principally responsible for organizing us were Abraham Salaman and Lynn Dixon, and the organizers of Chocolate were Gary Christensen, Gary Peterson, Dan Maxwell and Brian Pettersen. Messrs. Christensen, Peterson, Maxwell, Pettersen, Salaman and Dixon all may be considered our "founders" or "promoters." Messrs. Salaman and Dixon had no relationship with Chocolate prior to our organization and, with the exception of Mr. Maxwell, none of the organizers of Chocolate had a relationship with Micro prior to the time that Chocolate acquired Micro's assets. Mr. Maxwell had been an employee of Micro, which was a publicly-owned corporation.

         In connection with the purchase and sale of Micro's assets, Mr. Christensen received $269,000 in redemption of his interest, which exceeded the amount he had invested by $69,000. Messrs. Maxwell, Peterson and Pettersen received shares of our Common Stock (450,000, 105,000 and 105,000 shares, respectively) in consideration for their interests, through Chocolate, in the Micro assets, which assets had been acquired by them during 1995 at a cash cost of $150,000, $20,500 and $20,500, respectively, and, in the case of Messrs. Peterson, and Pettersen, for services valued by the Company for accounting purposes at $16,980 and $16,980, respectively. These shares were not physically issued by us until April 22, 1996. For accounting purposes, they are deemed to have been issued at various dates from April 1995 through November 1995 depending on when the recipients of such shares acquired their respective interests in Chocolate which were transferred to us in exchange for the shares.

         Also in connection with our organization and initial capitalization, and the purchase of Micro's assets, we issued 132,140 shares of our Common Stock to Robsal, Inc. and Elvena, Inc., corporations controlled by or otherwise associated with Messrs. Salaman and Dixon, for cash ($5,000) and for services valued by us at $38,606. We also issued 320,000 shares of Common Stock to Jonathan D. Rahn, who also may be considered a founder or promoter of us, for services valued by us for accounting purposes at approximately $105,000, and borrowed $275,000 from Robsal, Inc., Elvena, Inc., three other corporations controlled by Messrs. Salaman and Dixon and/or their adult children (Cherry Hill, Inc., BRRD, Inc. and Stamatt, Inc.), Mr. Salaman's nephew and three other investors. These short term borrowings and accrued interest thereon at the rate of 6% were converted into 1,892,860 shares of our Common Stock, an effective cash price of approximately $.15 per share, which was approximately $.08 per share less than the value placed on the shares by us for accounting purposes. With the exception of 107,140 shares issued upon our organization, all of the aforementioned shares were issued in April 1996, following the consummation of our acquisition of assets from Chocolate. For accounting purposes, the shares issued for services and finance fees (a total of 542,746 shares) are deemed to have been issued in November 1995, and the shares issued upon conversion of notes are deemed to have been issued in March 1996.

         Mr. Dixon served as our initial President and sole director until Mr. Peterson became a director, our President and Chief Executive Officer, and Mr. Rahn became our Secretary/Treasurer and a director on November 16, 1995. Mr. Peterson remained our President and a director until October 28, 1996. Mr. Maxwell was employed by us in a supervisory engineering and manufacturing position until December 31, 1997. Mr. Pettersen served as our Executive Vice President through December 31, 1997, and as a director through June 22, 1999. Mr. Rahn served as our Secretary and a director through December 12, 1997. None of the our other founders/promoters is or has been employed by us.

EMPLOYMENT OF DAVID SINGER

         In October 1996, we entered into an agreement with David Singer in connection with which he assumed the duties of our Chief Executive Officer. At the same time, we agreed to acquire ECA Contract Assembly, Inc., which had been organized by Mr. Singer and a business associate of his to engage in contract manufacturing and assembly, in exchange for 500,000 shares of our Common Stock. Since ECA did not have assets or operations at the time of the agreement, the shares Mr. Singer acquired in this transaction (475,000 shares) were treated, for accounting purposes, as being issued for services, and have been valued by us at approximately $1.51 per share for accounting purposes. ECA was dissolved at the end of 1997, and discontinued the contract assembly operations previously conducted by ECA as of December 31, 1999.

ACQUISITION OF DRCC

         In February 1997, a majority of the shareholders of DRCC accepted an offer to merge DRCC into a subsidiary of ours formed for that purpose, with the result that DRCC became our wholly-owned subsidiary. Upon the closing of that merger, DRCC shareholders received 0.5577349 shares of our Common Stock in exchange for each share of DRCC common stock outstanding prior to the merger, which resulted in the issuance of 1,798,100 shares of our Common Stock. Outstanding options to purchase shares of DRCC common stock were converted on the same basis into options to purchase an aggregate of 201,900 shares of our Common Stock at a weighted average price of $1.90. For accounting purposes, the shares issued to acquire DRCC were assigned a value of $4.44 per share, and the options were assigned a value of $3.42 per option.

         In connection with the merger, certain of DRCC's principal shareholders (Philip Bunker, Jeffrey G. Ballif and William E. Chipman, Sr.) entered into a Shareholders Agreement pursuant to which we agreed to include the shares of our Common Stock which we issued or agreed to issue upon the exercise of options issued in connection with the DRCC merger in any registration statement subsequently filed by us. As a result, on February 17, 1998 we registered all of the shares of our Common Stock issued in the DRCC merger and issuable upon the exercise of the DRCC stock options which we assumed. The Shareholders Agreement also provided for the election of David Singer and Messrs. Bunker and Chipman (or, alternatively, of designees selected by Messrs. Bunker and Chipman) as directors of DRCC, to constitute a majority of its Board of Directors, so long as we own any capital stock of DRCC. As a result of this Shareholders Agreement, control of the composition of the Board of Directors of DRCC, for all practical purposes, was permanently subject to the control of Messrs. Bunker and Chipman. As a result of DRCC's transfer of assets and liabilities to us in January 1998, these provisions of the Shareholders Agreement became inapplicable.


SALE OF SECURIKEY(R) ASSETS

         In January 1998, the Company sold its SecuriKey(R) assets to a corporation organized and controlled by Dan Maxwell. The sale price for these assets was approximately $373,000, all of which has been received by us. The "book value" of the assets sold was approximately $73,000.


ACQUISITION OF AUSTIN ANTENNA AND XARC CORPORATION

         In November 1997, we acquired TWC, Ltd. dba Austin Antenna, which designs and engineers radio antenna products. Pursuant to the acquisition agreement between the parties we delivered 100,000 restricted shares of our Common Stock in exchange for all of the stock of TWC, Ltd. We valued our stock at $1,036,000 on the date of acquisition as the net purchase price therefor.

         On November 11, 1997, we acquired all of the issued and outstanding stock of XARC Corporation, a Kansas corporation primarily engaged in development and sales of wireless technology, by issuing 10,000 restricted shares of our Common Stock valued at $103,000. XARC had no assets or liabilities prior to the acquisition.


PRINCIPAL CAPITAL TRANSACTIONS

         (a) GENERAL

         During the first nine months of 1998, we issued a total of 502,000 shares of our Common Stock to our major stockholders for cash in the amount of $907,767 net of $96,233 in accumulated offering costs or $2.00 per share before offering costs through the sale of in a private placement transaction exempt from registration under the Act.

         During the last three months of 1998, we raised a total of $1,463,000 through the sale of 2,219,258 shares of our Common Stock at prices ranging from $0.50 per share to $1.00 per share in private placement transactions exempt from registration under the Act to a total of 11 purchasers.

         During 1999, we further raised a total of $5,578,000 through the sale of 5,578,000 shares of our Common Stock in private placement transactions exempt from registration under the Act to a total of six purchasers as a price of $1.00 per share.

         During March, 1999, note holders converted two unsecured promissory notes totaling $800,000 together with accrued interest, into 893,698 shares of our Common Stock at $1.00 per share under the terms of a conversion privilege granted to the note holder in December, 1998.

         During the first quarter of 2000, we raised $13,646,000 of new capital from the sale of 4,548,667 shares of our Common Stock in a private placement transaction of 45 accredited investors at $3.00 per share. The proceeds of this offering, net of $1,434,222 in placement fees, amounted to $12,211,778. We also paid a total of $78,560 in placement fees related to 1999 offerings during this period. The net proceeds from issuance of shares of our Common Stock were $12,133,218.

         In March, 2000, we also issued shares of Common Stock related to the exercise of warrants to purchase 5,393,690 shares of our Common Stock at $.25 per share. We received proceeds of $401,220 in cash and $947,203 was recorded as capital related to the cashless exercise of warrants by the deemed payment of principal by reduction of the 1999 Notes we issued. The warrants exercised totaled $1,348,423.

         We recently commenced an offering of up to 20 units each consisting of
(i) 50 shares of our Senior Preferred Stock and (ii) a detachable one-year warrant to purchase 416,667 shares of our Common Stock at an exercise price of $0.30 per share (subject to certain adjustments), and sold no units through the date hereof.

         (b) BRIDGE FINANCING TRANSACTIONS

         On May 14, 1998 we borrowed $2,500,000 from seven lenders for one year, at an adjusted simple interest rate of 16% per annum, and gave such lenders a first security interest in all of our machinery, equipment, automobiles, inventory, fixtures, accounts receivable, securities and general intangibles, under a pledge/security agreement we signed with the lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." As part of our agreement with such lenders, including amendments we made to them, we issued to them warrants to purchase 433,333 shares of our Common Stock which they have to exercise on or before May 15, 2003. The exercise price of the warrants is now $0.25 per share (a reduction from the original exercise price of $3.00 per share). We paid off the full amount of such loan, with all interest then due, by June 14, 1999.

         During varying dates between May 14, 1999 and October 5, 1999, we borrowed $3,040,000 from nine lenders for a period of one year at simple interest of 16% per year, payable quarterly(the "1999 Notes"). At the same time, we sold them separate investment units consisting of 950 shares of our Senior Preferred Stock and warrants to purchase 4,750,000 shares of our Common Stock, which expire at varying dates between May 14, 2004 and October 5, 2004, at an exercise price of $0.25 per share. We gave such lenders a first security interest in all of our machinery, equipment, automobiles, inventory, accounts receivable, securities and general intangibles then existing or acquired after such date. The issued and outstanding shares of our Senior Preferred Stock were convertible into up to 9,500,000 shares of our Common Stock if they were not redeemed in full on or before May 14, 2000. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Preferred Stock".

         During March, 2000, we paid off the 1999 Notes with cash in the amount of $2,377,624 and the cashless exercise of warrants be deemed payment of principal in the amount of $947,203, as discussed above, and accrued interest of $35,059, thereby discharging such debt in full.

         On February 15, 2000, we redeemed all of our shares of our mandatorily redeemable preferred stock for cash of $950,000 for the liquidation balance and $57,378 for the cumulative dividends accrued to date.

         During the period from May 17, 2001 to November 14, 2001, we borrowed $3,210,000 from Lancer Offshore, Inc. and Lancer Partners L.P. in bridge financing transactions involving secured debt and warrants. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Senior Secured Indebtedness."

RELATED PARTY TRANSACTIONS

         During 1998, we paid outstanding loans to shareholders. The amount paid on these loans totaled $369,807. In addition, a shareholder and an employee of ours made a short-term loan to us for $40,000. We also repaid this loan in 1998.

         During 1999, we paid $9,857 in cash on a note payable to an employee of ours. The employee voluntarily repossessed the equipment in exchange for the remaining $8,449 of the note payable from us. The equipment had a book value of $16,507 at the time of disposition; we recorded a loss of $8,058 on the return of the equipment to the employee.

         In 2000, we deemed a $66,828 receivable from a shareholder to be uncollectible, and we wrote off such balance.



                DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES

         Our current articles of incorporation authorizes us to issue 50,000,000 shares of Common Stock, $.001 par value, of which 31,387,087 shares were issued and outstanding as of November 30, 2001 and 1,000,000 shares of Preferred Stock, $.001 par value, none of which was outstanding as of November 30, 2001, although our Board of Directors resolved in June, 2001 to create a series of our new Senior Preferred Stock described below under "Preferred Stock".

COMMON STOCK

         Holders of shares of our Common Stock are entitled to one vote for each share of Common Stock owned of record on all matters to be voted on by stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights and, accordingly, the holders of more than 50% of the outstanding shares of our Common Stock can elect our Board of Directors. The holders of outstanding shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors out of assets legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. In the event of a liquidation, dissolution or winding up us, the holders of the shares of our Common Stock are entitled to share ratably in the assets remaining after payment of all of our liabilities, subject to any liquidation preferences of outstanding preferred stock. The holders of shares of our Common Stock have no preemptive or other subscription rights to subscribe to any additional shares we may issue in the future, and there are no conversion rights or redemption provisions. All issued and outstanding shares of our Common Stock are validly issued, fully paid, and non-assessable.

         Our Board of Directors has the authority in its sole discretion to issue authorized but unissued shares of our Common Stock from time to time for any proper corporate purpose. The Board of Directors has the authority to do so without stockholder approval, except as provided by law or the rules and regulations of any securities exchange on which any shares of our Common Stock may then be listed.

PREFERRED STOCK

         Our Board of Directors has the authority by resolution to issue up to 1,000,000 shares of preferred stock in one or more series and fix the number of shares constituting any such series, the powers, rights and preferences and the qualifications, limitations or restrictions thereof, without limitation the following:

         o the distinctive serial designation of such series which shall distinguish it from other series,

         o        the number of shares included in such series,

         o any condition upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable,

         o whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,

         o the amount or amounts which shall be payable out of our assets to holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding-up of us and the relative rights of priority, if any, of payment of the shares of such series,

         o the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at our option, or at the option of the holder or holders thereof or upon the happening of a specified event or events,

         o the obligation, if any, of us to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation,

         o whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of us or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of us and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto and

         o whether or not holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

         For example, our Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to our Articles of Incorporation or on any other proposed corporate action, including business combinations and other transactions.

         Pursuant to the authority vested in our Board of Directors, our Board on May 12, 1999 resolved to issue up to 950 shares of a series of preferred stock designated as our Senior Preferred Stock, subsequently issued all of such shares in 1999 and thereafter redeemed all of such shares in February, 2000.

         Pursuant to the authority vested in the Board of Directors, the Board on June 8, 2001 resolved to issue up to 1,000 shares of a series of preferred stock designated as our Senior Cumulative Convertible Preferred Stock (the "Senior Preferred Stock".)

         Each share of our new Senior Preferred Stock has been designated to have the following characteristics:

         (a)      has a 8% cumulative dividend;

         (b) constitutes the senior series of any preferred stock we may issue;

         (c)      is non-voting;

         (d) subject to the approval of our shareholders at a meeting, is mandatorily convertible into shares of our Common Stock at the conversion rate of 8,333.33 shares of Common Stock for each share of Senior Preferred Stock (or $0.60 per share) (or up to a potential maximum total of 8,333,333 shares of our Common Stock if all 1,000 shares of our Senior Preferred Stock are sold pursuant to the offering described under "Senior Secured Indebtedness");

         (e) may be redeemed by us, at our option, between February 1, 2002 and January 31, 2003 for the amount of the liquidation preference and any deemed and unpaid cumulative dividends; and

         (f) has a first priority in liquidation of $5,000 per share, plus the amount of unpaid cumulative dividends, payable from our assets after our payment (or our making of adequate provision for the payment ) of all claims of our creditors.


SENIOR SECURED INDEBTEDNESS


(a) May 17 financing.

         On May 17, 2001, we sold an investment unit consisting of (a) $2,250,000 principal amount of our Senior Secured Convertible Notes (the "2001 Notes") and (b) warrants to purchase 1,125,000 shares of our Common Stock to Lancer Offshore, Inc., an affiliate of our largest stockholder, subject to the following terms and conditions.

         1. The 2001 Notes bear simple interest at the rate of 15% per annum and were to mature on September 15, 2001, unless they were mandatorily converted into shares of our Common Stock prior to such date.

         2. Under the 2001 Notes, we received the principal amount of $1,125,000 on May 17, 2001, issued a Note for such amount and the holder agreed to loan us the additional amount of $1,125,000 on or before July 15, 2001 provided that we raised a minimum of $2,000,000 in equity from persons other than Michael Lauer and his affiliates, including Lancer Offshore Inc., Lancer Partners L.P.,and The Orbiter Fund Ltd.

         3. The 2001 Notes are secured by a first security interest in substantially all of our assets, including our machinery, equipment, automobiles, fixtures, furniture, accounts receivable and general intangibles, including patents, patent applications and any stock in any subsidiary.

         4. Under the 2001 Notes, we and Lancer Offshore, Inc. may jointly agree to increase the amount of the loan to a total of $5,000,000 with a pro rata increase in the amount of warrants issuable by us.

         5. The 2001 Notes were mandatorily convertible into shares of our Common Stock at the rate of $0.50 per share (i.e. one share for each $0.50 of debt) upon (i) our receipt of approval of our shareholders at a meeting of such conversion and (ii)our receipt of $2,000,000 in equity from persons other than Michael Lauer and his affiliates on or before December 31, 2001.

         6. We agreed to give Lancer Offshore, Inc. registration rights with respect to the shares issuable upon conversion of the 2001 Notes and upon exercise of the warrants granted to it.

         7. Any event of default under the 2001 Notes will require the issuance of 1,000,000 shares of our Common Stock commencing with the month in which such default first occurs and thereafter in each such month in which such default is not cured, up to a maximum amount of 10,000,000 shares of our Common Stock.

         8. The warrants issued and potentially issuable to Lancer Offshore Inc. had an exercise price of $0.50 per share, expire on the fifth anniversary date of the date of issuance and may be exercised in whole or in part, but the shares subject thereto are issuable only upon the approval of such issuance by our shareholders at a meeting. At present, we issued warrants to purchase 562,500 shares of our Common Stock, expiring on May 16, 2006, as a result of the loan of $1,125,000 to us on such date.

         9. We agreed to pay a finder's fee to Capital Research Ltd. and Sterling Technology Partners of a total of 10% of the gross proceeds received by us on the sale of the 2001 Notes payable on each closing of a tranche of the financing under the 2001 Notes. On May 17, 2001 the closing price of a share of our Common Stock was $0.65, which was higher than the conversion rate of one share for each $0.50 of debt and the exercise price of each warrant of $0.50 per share.

(b) August 7 financing.


         We failed to meet the conditions described in item 2 above on the May 17, 2001 financing by July 15, 2001. As a result, on August 7, 2001, Lancer Partners L.P.,another affiliate of our largest stockholder, agreed to loan us an additional $875,000 as part of the 2001 Notes on the following terms and conditions:

         1. Lancer Partners L.P. agreed to loan us the additional amount of $350,000 on August, 2001 provided our Board approved the terms of the August 7, 2001 financing (which it did). We issued an additional 2001 Note for the $350,000 loan.

         2. Lancer Partners L.P. agreed to loan us $275,000 on or about September 15, 2001 and $250,000 on or about October 15, 2001, provided that we raised a minimum of $1,500,000 in equity from persons other than Michael Lauer and his affiliates, including Lancer Offshore Inc., Lancer Partners L.P. and The Orbiter Fund Ltd., on or before September 15, 2001. Each of these additional loans would mature on December 15, 2001 unless mandatorily converted into shares of our Common Stock.

         3. This tranche of $875,000 comprising the 2001 Notes is mandatorily convertible into shares of our Common Stock at the rate of $0.20 per share (i.e. one share for each $0.20 of debt) upon (a) the receipt of approval of our stockholders at a meeting of such conversion and
            (b) our receipt of $2,000,000 of equity from non-Lancer entities or affiliates by December 31, 2001.

         4. We agreed to issue additional warrants to purchase up to an additional 562,500 shares of our Common Stock if the entire $875,000 is loaned by Lancer Partners, LP to us. As a result of the $350,000 loan made on August 7, 2001, we issued a warrant to purchase an additional 225,000 shares of our Common Stock at an exercise price of $0.30 per share.

         5. We agreed as a condition to the August 7, 2001 financing to reduce our operating budget to a monthly burn rate of not greater than $250,000 effective September 1, 2001 and to curtail all our discretionary spending of funds until additional equity is raised.

         6. We agreed to provide Lancer Partners L.P. with fully executed loan agreements, Uniform Commercial Code and other filings and warrant agreements by August 15, 2001, which were executed and delivered by both parties on August 21, 2001.

         7. The terms set forth in the May 17, 2001 financing described in 1, 3, 4, 6,7 and 9 apply with the same force and effect to the August 7, 2001 financing.

         In addition, under the August 7, 2001 financing, we agreed to amend the May 17, 2001 financing as follows:

         (i) The $1,125,000 principal amount comprising a portion of the 2001 Notes is now mandatorily convertible into shares of our Common Stock at the rate of $0.20 per share (i.e. one share for each $0.20 of debt);

         (ii) We agreed to give Lancer Offshore Inc. and Lancer Partners L.P. full anti-dilution protection in the event we sold shares of our Common Stock at a price of less than $0.20 per share during the one-year period commencing on May 12, 2001;

         (iii) The exercise price of the warrant to purchase 562,500 shares of our Common Stock was reduced to $0.30 per share which term will also apply to any additional warrants issued in such the financing transactions; and

         (iv) The maximum amount of shares of our Common Stock issuable in the event of continuing monthly defaults was increased to 12,500,000 from 10,000,000.

(c) September financing

         We failed to meet the condition described in Item 2 above on the August 7, 2001 financing by September 15, 2001. Despite such failure, Lancer Partners L.P. loaned an additional $100,000 and $175,000 on September 6, 2001 and September 18, 2001, respectively, which loans mature on December 15, 2001. As a result thereof, we issued separate notes comprising part of the 2001 Notes to such party (which collectively are mandatorily convertible into 1,375,000 shares of our Common Stock at $0.20 per share) and also issued a warrant to purchase 87,500 shares of our Common Stock at $0.30 per share.

         In addition, the parties amended the August 7, 2001 financing as follows:

         (i)The maturity date of the two tranches of the 2001 Notes totaling $1,475,000 in principal amount was extended from September 15, 2001 until October 15, 2001; and

         (ii)The creditors extended the time for us to raise $1,500,000 until October 15, 2001 as a condition to the issuance of $250,000 loan on or about October 15, 2001.

         Also, the holders of the 2001 Notes acknowledged that there was no default of any kind as of September 14, 2001.

         On September 8, 2001 and September 16, 2001, the average of the high and low price per share of the Company's Common Stock was $0.255 and $0.235, respectively, which was higher than the conversion rate of one share for each $0.20 of debt, but lower than the exercise price of each warrant at $0.30 per share.

         October and November, 2001 Financing

         We again failed to meet the condition to raise additional equity financing of $1,500,000 on or before October 15, 2001. Despite such failure, Lancer Partners L.P. loaned us an additional $25,000 (bringing its total loan to us to $650,000 in principal amount) and Lancer Offshore, Inc. loaned us an additional $85,000 on October 3, 2001, $175,000 on October 9, 2001, $175,000 on
October 29, 2001 and $1,000,000 on November 14, 2001 (bringing its total loan to us to $2,560,000 in principal amount), or a total loan from such parties of $3,210,000. As a result, we issued separate notes comprising part of the 2001 Notes and issued additional warrants to such parties to purchase 730,000 shares of the Company's Common Stock at an exercise price of $0.30 per share, expiring in each case on a date in 2006 five years after the date of their respective issuance.

         In addition, the parties agreed on November 14, 2001 to amend the entire 2001 Note financing as follows:

         (i) The entire principal amount of $3,210,000 comprising the 2001 Notes is now mandatorily convertible into shares of our Common Stock at the rate of one share for each $0.05 of debt (A) upon our receipt of approval of our shareholders at a meeting of such conversion and (B) upon our receipt of $3,210,000 in equity from sources other than Michael Lauer, Lancer Offshore, Inc., Lancer Partners L.P. and The Orbiter Fund Ltd. on or before February 28, 2002.

         (ii) The maturity date of the entire principal amount of $3,210,000 comprising the 2001 Notes was extended until February 28, 2002 (unless mandatorily converted into shares of the Company's Common Stock prior to such date);

         (iii) The amount of shares issuable in the event of a default is now increased to 1,605,000 shares of our Common Stock for each month in which a default exists and continuing until such default is cured, up to a maximum of 12,500,000 shares;

         (iv) The Company agreed to give Lancer Offshore Inc. and Lancer Partners L.P. full anti-dilution protection in the event the Company sold shares of its Common Stock at a price less than $0.05 per share during the one-year period commencing on November 14, 2001 (which was changed from May 12, 2001); and

         (v) The finders fee payable on the transaction was increased by requiring the Company to issue a five-year warrant to Capital Research Ltd. to purchase 2,000,000 shares of the Company's Common Stock at an exercise price of $0.05 per share, which expires on November 13, 2006.

         On the date of the issuance of each of the additional Notes comprising part of the 2001 Notes and the warrants to purchase shares of our Common Stock, the average of the high and low price of a share of the Company's Common Stock was higher than conversion rate of the Note in question and the exercise price of each Warrant.

(d) American Stock Exchange Rules

         Under applicable American Stock Exchange Rules, the Company is required to obtain the approval of its stockholders where the Company proposes to issue shares of its common stock (i) to a controlling stockholder at a per share price less than the market value thereof and (ii) such issuance involves an amount of shares that is more than 5% of the number of the corporation's then issued and outstanding shares of common stock in any one year. Such rule applies to the Company's recent financing transaction with, and the loans made through November 30, 2001, by Lancer Offshore, Inc. and Lancer Partners L.P. Accordingly, the approval of the Company's stockholders is required in order to permit the mandatory conversion of the 2001 Notes owned by Lancer Offshore, Inc. and Lancer Partners L.P. into shares of the Company's Common Stock at the conversion rate of one share for each $0.05 amount of debt. The affirmative vote of a plurality of the shares of Common Stock present at the next annual shareholders meeting in person or by proxy is needed to approve the mandatory conversion of the shares of Senior Secured Notes owned by Lancer Offshore, Inc. and Lancer Partners L.P. into shares of Common Stock and the issuance of the shares of Common Stock upon the exercise of the warrants granted to Lancer Offshore, Inc. and Lancer Partners L.P. in connection with the above financing.

         If (i) Lancer Offshore, Inc. and Lancer Partners L.P. do not loan the Company any amount in excess of the current $3,210,000 principal amount of loans outstanding as of November 30, 2001 (ii) the shareholders approve the mandatory conversion of the 2001 Notes and (iii) we receive $3,210,000 in equity from sources other than Michael Lauer, Lancer Offshore, Inc., Lancer Partners L.P. and The Orbiter Fund Ltd, such parties would acquire an additional 65,805,000 shares of our Common Stock (including the assumed exercise of the warrants to purchase 1,605,000 shares of our Common Stock).

         If Lancer Offshore Inc. and Lancer Partners L.P. loan the Company a total sum of (i) $5,000,000, (ii) the stockholders approve the mandatory conversion of the 2001 Notes and (iii) if the Company receives $3,210,000 in equity from sources other than Michael Lauer, Lancer Offshore, Inc., Lancer Partners L.P. and The Orbiter Fund Ltd. on or before February 28, 2002, such parties would acquire, in the aggregate, an additional 100,000,000 shares of the Company's Common Stock upon such mandatory conversion. If Lancer Offshore, Inc. and Lancer Partners L.P. loan the Company a total of $5,000,000, such parties would also be entitled, in the aggregate, to receive warrants to purchase 2,500,000 shares of the Company's Common Stock, although such parties could not exercise the warrants without prior stockholder approval.

         We plan to schedule a meeting of our shareholders to approve, among other things, (i) the mandatory conversion of the shares of our Common Stock issuable pursuant to the 2001 Notes and upon the exercise of the warrants issuable to Lancer Offshore, Inc. and Lancer Partners L.P. (ii) the shares of Common Stock issuable pursuant to the mandatory conversion of any shares of Senior Preferred Stock issued by us and (iii) an amendment to our Articles of Incorporation to increase the number of shares of authorized Common Stock from its existing warrant of 50,000,000 shares to 225,000,000 shares, to permit, at a minimum, the issuance of the shares of Common Stock issuable pursuant to our recent financings.

OPTIONS AND WARRANTS

         As of November 30, 2001, we had outstanding options and warrants to purchase a total of 5,502,185 shares of our Common Stock.

         The shares subject to each option generally become non-forfeitable at the rate of one-fifth for each 12-month period and in the case of certain options to purchase shares of our Common Stock issued commencing in November, 1999, also, become non-forfeitable in the event of a "change in control" of our Company (as defined in such plans and options). The exercise price of these options or warrants generally range from $0.05 to $6.50 on the date of grant representing the fair market value on the respective grant dates. Also, these options generally expire at varying dates between November 2, 2001 and November 13, 2006. We issued options to purchase 769,659 shares of our Common Stock under our 1997 and 1998 stock option plans which were unexercised and outstanding as of November 30, 2001.

         We adopted the 1998 Employee Incentive Stock Option Plan and the 1998 Non-qualified Stock Option Plan. The Incentive Stock Option Plan authorizes us to grant to key employees of us and our subsidiaries (including any officer of director who is an employee) incentive stock options to purchase shares of our Common Stock. The Non-qualified Stock Option Plan authorizes us to grant to key employees, and directors, officers, consultants, employees of consultants, and advisors who are not employees of us and our subsidiaries, non-qualified options to purchase shares of our Common Stock. Under the Incentive Stock Option Plan, we authorized 2,200,000 shares potentially available for grants thereunder and 1,000,000 shares of our Common Stock under our Non-qualified Stock Option Plan, or a total of 3,200,000 shares of our Common Stock (subject to further adjustments for stock dividends and stock splits). We may not grant any options under our 1998 plans after December 9, 2008. As of November 30, 2001 we had 2,430,341 shares of our Common Stock available for issuance under our Incentive Stock Option Plan and Non-qualified Stock Option Plan.

         In February, 2001, our Board of Directors adopted our 2001 Incentive Compensation Plan (the "Plan"). Under the Plan, the Committee administering the Plan is permitted to make awards of stock and or cash or both, including forfeitable stock awards, on such terms and conditions the Committee determines (subject to final approval of our Board of Directors) to one or more key employees as an incentive for their continuing efforts and superior performance on our behalf. The Plan has a term expiring on February 22, 2006. Under the Plan we are not allowed to issue more than up to 1,000,000 shares of Common Stock (subject to adjustment for stock splits and similar events) as awards throughout the term of the Plan.

REGISTRATION RIGHTS OF CERTAIN SHAREHOLDERS

         In connection with certain financing involving the sale of shares of our Common Stock for cash in 1998, 1999 and 2000 we granted such purchasers the right to include their shares so acquired in this registration statement of which this Prospectus is a part. These buyers are included in the group of the Selling Shareholders listed under "PRINCIPAL AND SELLING SHAREHOLDERS" herein.

         Similarly, in connection with our borrowing of $2,500,000 from seven lenders on May 15, 1998, we granted such lenders the right to include the 433,333 shares of our Common Stock in the registration statement of which this Prospectus forms a part which they could buy at the exercise price at $0.25 per share. Since all of these warrants were exercised these buyers' shares are included in the group of Selling Shareholders listed under "PRINCIPAL AND SELLING SHAREHOLDERS" herein.

         Also, in connection with our sale of 950 shares of our Senior Preferred Stock and warrants to purchase 4,750,000 shares of our Common Stock to ten purchasers on varying dates from May 14, 1999 to October 5, 1999, we granted such purchasers the right to include the shares subject to the warrants which they could buy at an exercise price of $0.25 per share in this registration statement of which this Prospectus forms a part. In the case of those warrants which were exercised, these buyers' shares are included in the group of Selling Shareholders listed under "PRINCIPAL AND SELLING SHAREHOLDERS" herein.

         Lastly in connection with the bridge financing transactions in 2001, we granted the lenders certain registration rights. See "DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES - Senior Secured Indebtedness".

"ANTI-TAKEOVER" PROVISIONS

         Although our Board of Directors is not presently aware of any takeover attempt or interest involving us, our Articles of Incorporation and Bylaws and the Nevada General Corporation Law (sometimes referred to as the "NGCL") contain certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of us by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

         Authorized but Unissued Shares: Our Articles of Incorporation authorizes us to issue 50,000,000 shares of our Common Stock and 1,000,000 shares of Preferred Stock. These shares of capital stock provide our Board of Directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including, without limitation,

         (a)      equity financing

         (b)      acquisitions

         (c)      stock dividends

         (d)      stock splits

         (e)      employee stock option plans, and

         (f)      public offerings.

         As of November 30, 2001, as the result of our recent secured financing, we plan to issue a minimum of 65,805,000 additional shares of our Common Stock (upon (i) the approval by our stockholders at a meeting of such mandatory conversion of our securities originally issued in connection therewith, i.e. the 2001 Notes and the warrants issued to Lancer Offshore, Inc. and Lancer Partners L.P. and (ii) our receipt of $3,210,000 in equity from sources other than Michael Lauer, Lancer Offshore Inc., Lancer Partners L.P. and The Orbiter Fund Ltd. on or before February 28, 2002) in transactions exempt from registration under the Securities Act to raise part of the $4,000,000 in funding we needed through at least through January 31, 2002. We have also reserved (i) 769,659 shares of our Common Stock for employee or non-employee stock options, (ii) 4,732,526 shares of our Common Stock for the possible exercise of warrants held by third parties and (iii) up to 1,000,000 shares for issuance under our 2001 Incentive Compensation Plan).

         We have plans to raise up to $4,500,000 during the twelve-month period ending December 31, 2002 as our minimum capital needs during such period based on the restriction under our secured financing agreement that limits us to a current monthly burn rate (i.e. the excess of our expenditures over revenues received, in each case determined on a cash basis) of not greater than $375,000 while the 2001 Notes remain outstanding during such period. We are currently seeking to raise such amount within the next 12 months and currently have an offering to sell up to 20 units of our Senior Preferred Stock and warrants described below.

         As stated above, we resolved in June, 2001 to issue up to 1,000 shares of our new Senior Preferred Stock to obtain part of the $5,000,000 funding we now are seeking. Pursuant to a private placement transaction which is exempt from registration under the Securities Act, we are currently offering to sell up to 20 Units (each a "Unit" and collectively the "Units") each consisting of (i) 50 shares of our Senior Preferred Stock and (ii) a detachable one-year warrant to purchase 208,333 shares of our Common Stock expiring on January 31, 2003, at an exercise price of $0.60 per share, subject to certain adjustments, with the purchase price for each Unit of $250,000 payable in cash upon subscription. If all the Units are sold, we will have issued 1,000 shares of Senior Preferred Stock mandatorily convertible into 8,333,333 shares of our Common Stock upon the approval of such conversion by our shareholders at a meeting, and warrants to purchase 4,166,167 shares of our Common Stock, which can be exercised only upon the approval of such exercise by our shareholders at a meeting.

         Moreover, at a future point we could issue shares of our Preferred Stock at any time with terms calculated to delay or prevent a change in control of us without any further action by the stockholders. None of our stockholders has any preemptive rights to subscribe to the purchase of these shares. Therefore, our issuance of such shares of Preferred Stock could result in a dilution of voting rights and book value per share of the shares of our Common Stock. However, we have no present plan to issue any such shares of Preferred Stock except for the shares of our new Senior Preferred Stock described above.

         We plan to amend our Articles of Incorporation with shareholder approval at a meeting to increase the number of shares of Common Stock we are authorized to issue from 50,000,000 to 225,000,000 so as to permit the issuance of shares of our Common Stock pursuant to our current financing plans and for other corporate purposes.

         No Cumulative Voting: Our Articles of Incorporation and our Bylaws do not contain any provisions for cumulative voting. Cumulative voting entitles each stockholder to as many votes as equal the number of shares owned by him multiplied by the number of directors to be elected. A stockholder may cast all these votes for one candidate or cast them among any two or more candidates. Thus, cumulative voting for the election of directors allows a stockholder or group of stockholders who hold less than 50% of the outstanding shares of a corporation voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and present stockholders would be able to elect all of the members of the board of directors. Our founders did not provide for cumulative voting in our Articles of Incorporation because they believed that each director should represent and act in the interest of all stockholders and not any special group of stockholders.

         Control Share Acquisitions: Sections 78.378 et seq. of the Nevada General Corporation Law provide for notice to shareholders of a "control share acquisition", which is defined as the acquisition of 20% of the voting power of a Nevada corporation, or of voting power exceeding one-third of such total voting power by a person who owns 20% or more of such voting power prior to the acquisition, or a majority or more of such voting power by a person who already owns one-third or more of the voting power. Shareholders of a Nevada corporation have the right to demand "fair value" for their shares if a control share acquisition occurs. The "control share" provisions limit the voting power of the acquiror in a control share acquisition, and permit a corporation to recover profits resulting from the sale of control shares in certain situations. The control share acquisition provisions of the NGCL apply only to Nevada corporations with a minimum of 100 shareholders of record who reside in Nevada and, for that reason, do not now apply to us.

         General Effect of Anti-Takeover Provisions: These provisions have a general effect of deterring a future tender offer or other takeover attempt that some stockholders might view to be in their best interests at that time. In addition, these provisions may have the effect of assisting our current management to keep its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of our business.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

         Section 78.037 of the Nevada corporations law authorizes a Nevada corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 78.037 of the Nevada corporations law does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our charter includes provisions which limit or eliminate the personal liability of our directors to the fullest extent permitted by Section
78.037 of the Nevada corporations law. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to us or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends and any transaction from which the director derived an improper personal benefit.

         Our charter provides that we indemnify to the full extent permitted by Nevada corporations law. Thus under Section 78.751 of such law, we indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of us or serves or served at the request of us any other enterprise as a director, officer or employee, including attorneys fees, judgments, fines and amounts paid in settlement. In addition, under such law, any expense incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by us promptly upon receipt by us of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by us. The inclusion of these indemnification provisions through our charter intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

         Our directors and officers are insured under policies of insurance maintained by us, subject to the limit of being or having been such officers or directors. In addition, the limited liability provisions in our charter and the indemnification provisions under the Nevada corporations law through our charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty, including breaches resulting from grossly negligent conduct, and may have the effect of reducing the likelihood of derivative litigation against directors and officers even though such an action, if successful, might otherwise have benefitted us and our stockholders. Furthermore, a stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers of us pursuant to the indemnification provisions in our charter. The limited liability provisions under the Nevada corporations law made available through our charter will not limit the liability of directors under federal securities laws.

         Sections 378 through 379 of the Nevada general corporation law, and the provision of our charter described above, may make it more difficult for a third party to acquire or discourage bids for us. Sections 378 through 379 and these provisions could have the effect of inhibiting attempts to change the membership of the board of directors.

DIVIDEND POLICY

         We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on shares of our shares of Common Stock for the foreseeable future.

STOCK TRANSFER AGENT AND REGISTRAR

         Interwest Transfer Co., Inc., Suite 100, 1901 E. 4000 South, Salt Lake City, Utah 84117, is the transfer agent and registrar for our shares of Common Stock.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 78.751 of the NGCL, as amended, authorizes us to indemnify any of our directors or officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being our director of officer if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. We also maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                     VALIDITY OF SHARES OF OUR COMMON STOCK

         The validity of the shares offered hereby will be passed upon for us by Law Offices of Stephen R. Field, New York, New York, counsel to us. Such counsel will render an opinion that the Shares are validly issued, fully paid and not subject to any assessment.

         Stephen R. Field, Esq. is a co-trustee or a trustee of various trusts in which he has a potential beneficial interest in 98,946 shares of our Common Stock and voting rights with respect thereto, and has voting rights with respect to 1,235 shares of our Common Stock directly (which, in the aggregate, represents less than 1% of our issued and outstanding shares of our Common Stock as of the date hereof).

                                     EXPERTS

                         [To be furnished by amendment]


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement under the Securities Act that registers the Shares offered by this Prospectus. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this Prospectus.

         In addition, we file annual, quarterly and special reports and other information with the SEC (including future proxy statements) under the Exchange Act. You may read and copy this information at the following locations of the
SEC:

                             Public Reference Room,
                             450 Fifth Street, N.W.,
                                   Room 1024,
                             Washington, D.C. 20549

                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         The shares of our Common Stock are traded on the American Stock Exchange. You may also obtain copies of this information at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         You should rely only on the information contained in this Prospectus. We have not authorized anyone to give any information or make any representation about us or this offering that is different from, or in addition to, that contained in this Prospectus or in any of the materials that we have incorporated into this document. Therefore, if any one does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitation of offers to buy the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                TABLE OF CONTENTS



         THE SELLING SHAREHOLDERS AND ANY BROKER/DEALERS OR AGENTS THAT PARTICIPATE WITH THE SELLING SHAREHOLDERS IN THE DISTRIBUTION OF THE SHARES MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ANY COMMISSIONS RECEIVED BY THEM AND ANY PROFIT ON THE RESALE OF THE SHARES PURCHASED BY THEM MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS OR DISCOUNTS UNDER THE SECURITIES ACT. PERSONS WHO ARE DEEMED TO BE UNDERWRITERS MAY BE SUBJECT TO STATUTORY LIABILITIES IF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART CONTAINS A MATERIAL MISSTATEMENT OR OMITS TO DISCLOSE ANY INFORMATION NECESSARY TO MAKE STATEMENTS WHICH ARE MADE NOT MISLEADING. WE HAVE NOT AGREED TO INDEMNIFY ANY OF THE SELLING STOCKHOLDERS REGARDING SUCH POTENTIAL LIABILITIES. SEE "PLAN OF DISTRIBUTION."


                                                                   PAGE NO.
                                                                   --------
         CAUTIONARY STATEMENT REGARDING
           FORWARD-LOOKING STATEMENTS ..................................... 6
         PROSPECTUS SUMMARY ............................................... 6
         RISK FACTORS .....................................................11
         DILUTION .........................................................19
         USE OF PROCEEDS ..................................................
         SELECTED CONSOLIDATED PRO FORMA
            AND HISTORICAL FINANCIAL DATA..................................20
         MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS ......................................22
         BUSINESS .........................................................30
         LEGAL PROCEEDINGS ................................................44
         MANAGEMENT .......................................................44
         PRINCIPAL AND SELLING SHAREHOLDERS ...............................48
         PLAN OF DISTRIBUTION .............................................
         MARKET INFORMATION ...............................................51
         ORGANIZATIONAL AND OTHER TRANSACTIONS.............................53
         DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES.................57
         VALIDITY OF STOCK ................................................68
         EXPERTS ..........................................................68
         WHERE YOU CAN FIND MORE ..........................................68




         UNTIL ____________, 2002 ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the estimated amount of various expenses in connection with the sale and distribution of the securities being registered:



SEC registration fee                                                     $  3,624.04
Printing and engraving expenses                                          $    20,000
Legal fees and expense  (including blue sky fees and expenses)           $    77,500
Accounting fees and expenses                                             $    70,000
Miscellaneous                                                            $     3,874
                                                                         -----------
Total                                                                    $174,999.44

    ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICER

    The Registrant's Articles of Incorporation contain a provision permitted by Nevada law which eliminates the personal liability of the Registrant's directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of the Registrant's Articles of Incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

    The Registrant's Bylaws also contain a provision providing for the indemnification of directors and officers to the fullest extent permitted under the Nevada corporations law. The Nevada statute permits indemnification of directors and officers of a corporation under certain circumstances and subject to certain limitations.

    ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1999, the Registrant has sold securities in reliance upon exemptions from the registration requirements of the Securities Act of 1933 (the "Securities Act") in the following transactions:

1. In January, 1999, the Company issued 2,667 and 5,333 shares of its Common Stock to Joseph R. Huard and James Kelly, respectively, for finder's fees on an equity placement. The shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, (the Act) and Rule 506 of Regulation D promulgated thereunder. The Company believes that Mr. Huard and Mr. Kelly are accredited investors.

2. In January, 1999, the Company issued 58,003 shares of its Common Stock to Connolly Epstein Chicco Foxman Oxholm & Ewing, Esq. (Connolly) for services valued at $116,006, or $2.00 per share. The shares were issued in reliance upon
Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. Based on information obtained by the Company in connection with its relationship with the law firm of Connolly, the Company believes that Connolly, through its representatives, has such knowledge on business and financial matters as to be able to evaluate the merits and risks of an investment in the Company.

3. In February, 1999, the Company issued for cash 40,000 shares of its Common Stock to Alan Cohen at a price of $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Mr. Cohen is an accredited investor.

4. In February, 1999, the Company issued 20,754 shares of its Common Stock to Sterling Technology Partners, LLC for services valued at $36,942, or $1.77 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Sterling Technology Partners, LLC is an accredited investor.

5. In February, 1999, the Company issued for cash 2,000,000 shares of its Common Stock to Pensionkasse der Siemens-Gesellschaften in der Schwiez (Pensionkasse) at a price of $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Pensionkasse is an accredited investor.

6. In March, 1999, the Company issued 447,671 shares and 446,027 shares of its Common Stock to Electronic Assembly Corp. and Tiverton Holding, respectively upon conversion of notes payable and interest valued at $893,698, or $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Electronic Assembly Corp. and Tiverton Holding are accredited investors.

7. In March, 1999, the Company also issued 10,000 shares of its Common Stock to Sterling Technology Partners, LLC for services valued at $19,400, or $1.94 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Sterling Technology Partners, LLC is an accredited investor.

8. In April, 1999, the Company issued for cash 10,000 shares of its Common Stock to Richard Mallen at a price of $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the Act) and Rule 506 of Regulation D promulgated thereunder. The Company believes that Mr. Mallen is an accredited investor.

9. In April, 1999, the Company issued 27,584 shares of its Common Stock to Murdock Capital Partners, Corp. for services valued at $51,692, or $1.88 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. Based on information obtained by the Company in connection with its business relationship with Murdock Capital Partners Corp., the Company believes, that Murdock Capital Partners Corp., through its representatives, has such knowledge on business and financial matters as to be able to evaluate the merits and risks of an investment in the Company.

10. In May, 1999, the Company issued 1,500 shares of its Common Stock to Sterling Technology Partners, LLC for services valued at $2,625 or $1.75 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Sterling Technology Partners, LLC is an accredited investor.

11. On May 14, 1999 the Company issued $2,600,000 of senior secured 16% notes payable which mature in one year. The notes were issued for $2,600,000 consisting of $1,600,000 in cash and the deemed payment of $1,000,000 principal amount of 1998 Bridge Loan notes. The notes were issued to the nine purchasers listed and in the amounts set forth below:


Name of Purchaser                       Principal Amount of Notes

1.    Lancer Offshore, Inc.                     $800,000
2.    The Orbiter Fund Ltd.                     $600,000
3.    The McCloskey Trust                       $440,000
4.    DPM Investments Corp.                     $ 40,000
5.    Frying Pan Partners, LLC                  $ 40,000
6.    CJL Investments, LLC                      $ 80,000
7.    Sterling Technology Partners LLC          $200,000
8.    James T. Kelly                            $200,000
9.    K.R. Braithwaite                          $200,000

The 1999 Notes were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that each of the purchasers of the Notes is an accredited investor.

12. In May, 1999, the Company issued 650 shares of the Company's Senior Preferred Stock and warrants to purchase 3,250,000 shares of its Common Stock at an exercise price of $0.25 per share expiring on May 14, 2004. The preferred stock was issued for $650,000 consisting of $400,000 cash and the deemed payment of $250,000 principal amount of 1998 bridge loan notes. The Senior Preferred Stock and Warrants were issued to nine purchasers listed and in the amounts set forth below:




                                    No. of Shares of        No. of Shares
                                    Senior Preferred       of Common Stock
Name of Purchaser                         Stock           Subject to Warrants
---------------------               ----------------      -------------------
Lancer Offshore, Inc.                       200               1,750,000
The Orbiter Fund Ltd.                       150                     -0-
The McCloskey Trust                         110                 550,000
DPM Investments Corp                         10                  50,000
Frying Pan Partners, LLC                     10                  50,000
CJL Investments, LLC                         20                 100,000
Sterling Technology Partners LLC             50                 250,000
James T. Kelly                               50                 250,000
K.R. Braithwaite                             50                 250,000

13. In June, 1999, the Company issued for cash 500,000 shares of its Common Stock to RUSP Holding S.A at a price of $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that RUSP Holding S.A. is an accredited investor.

14. In June, 1999, the Company issued 1,000 and 2,000 shares of its Common Stock to Strategic Alliance Unlimited and Sterling Technology Partners LLC, respectively, in connection with services valued at $4,688, or $1.56 per share. The shares were issued by the Company in reliance upon Section 4(2) of the Act and Rule 506 promulgated thereunder. The Company believes that Strategic Alliance Unlimited and Sterling Technology Partners LLC are accredited investors.

15. In July, 1999 the Company issued for cash 405,000 shares of its Common Stock to Riedel Investments at a price of $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended

(the Act) and Rule 506 of Regulation D promulgated thereunder. The Company believes that Reidel Investments are an accredited investor.

16. In July, 1999 the Company issued for cash 195,000 shares of its Common Stock to Rush & Co. at a price of $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Rush & Co. are an accredited investor.

17. In July, 1999 the Company issued for services 26,000 shares of its Common Stock to James T. Kelly for services rendered valued at $26,000 or $1.00 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that James Kelly is an accredited investor

18. In August, 1999, the Company issued 200,000 shares of its Common Stock at $1.00 per share and Warrants to purchase 300,000 shares of its Common Stock at an exercise price of $0.25 per share, expiring on May 14, 2004, to the nine holders of the Company's 16% Senior Secured Notes issued on May 14, 1999 (the 1999 Notes) listed below in consideration of such persons' collective waiver of the Company's potential default under the 1999 Notes. The shares of Common Stock and Warrants were issued to the nine persons listed and in the amounts set forth below:



                                                           Number of Shares of
                                                                Common Stock
  Name of Purchaser              Shares of Common Stock    Subject To Warrants
----------------------           ----------------------    -------------------
Lancer Offshore Inc.                    61,538                    161,540
The Orbiter Fund Ltd.                   46,154                        -0-
The McCloskey Trust                     33,846                     50,769
DPM Investment Corp.                     3,077                      4,615
Frying Pan Partner, LLC                  3,077                      4,615
CJL Investments, LLC                     6,153                      9,230
Sterling Technology Partners LLC        15,385                     23,077
James T. Kelly                          15,385                     23,077
K.R. Braithwaite                        15,385                     23,077


The shares of Common Stock and the Warrants were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that each of the holders of the 1999 Notes is an accredited investor.

19. In August, 1999, the Company issued 50,000 shares of its Common Stock to the five holders of the 1999 Notes listed below in consideration of such persons' collective waiver of the Company's potential default in the payment of interest due under the 1999 Notes. The shares of Common Stock were issued to the five persons listed and in the amounts set forth below:


                                          No. of Shares of
 Name of Purchaser                          Common Stock
---------------------                    ------------------
Lancer Offshore, Inc.                          20,000
The Orbiter Fund Ltd.                          15,000
Sterling Technology Partners LLC                5,000
James T. Kelly                                  5,000
K. R. Braithwaite                               5,000

The shares of Common Stock were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that each of the above holders of the 1999 Notes is an accredited investor.

20. In August, 1999 K.R. Braithwaite exercised her warrants to purchase for cash 92,500 shares of its Common Stock at a price of $.25 per share. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that K.R. Braithwaite is an accredited investor.

21. In August, 1999, the Company sold $400,000 and $80,000 principal amount of its 16% Senior Secured Notes maturing on May 14, 2000 to Lancer Offshore Inc. and Sterling Technology Partners LLC, respectively, for $480,000 in cash. The Notes were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that each of Lancer Offshore Inc. and Sterling Technology Partners LLC is an accredited investor.

22. In August 1999, the Company sold 100 and 20 shares of its Senior Preferred Stock to Lancer Offshore Inc. and Sterling Technology Partners, LLC, respectively and detachable warrants to purchase 500,000 shares and 100,000 shares of its Common Stock at an exercise price of $0.25 per share expiring on August 27, 2004 to Lancer Offshore Inc. and Sterling Technology Partners, LLC, respectively, for $100,000 and $20,000 in cash, respectively. The shares of Senior Preferred Stock and Warrants were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that each of Lancer Offshore Inc. and Sterling Technology Partners LLC is an accredited investor.

23. In August, 1999, the Company sold 50 shares of its Senior Preferred Stock and detachable warrants to purchase 250,000 shares of its Common Stock at an exercise price of $0.25 per share expiring on August 27, 2004 to Capital Research Ltd. for $50,000 in cash. The shares of Senior Preferred Stock and Warrants were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Capital Research Ltd. is an accredited investor.

24. In September, 1999 the Company sold 250,000 shares of its Common Stock to RUSP Holding S.A., at a price of $1.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act Rule 506 of Regulation D promulgated thereunder. The Company believes that Rusp Holding S.A., is an accredited investor.

25. In September, 1999, the Company issued Warrants to James T. Kelly and Sterling Technology Partners LLC to purchase 75,000 shares and 75,000 shares of its Common Stock at an exercise price of $1.00 per share, in consideration of services rendered by the Company in connection with the Company's raising of equity in the fourth quarter of 1998 and the first quarter of 1999. The Warrants were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that each of James T. Kelly and Sterling Technology Partners LLC is an accredited investor.

26. In October, 1999 the Company issued 250,000 shares of its Common Stock to RUSP Holding S.A., at a price of $1.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the Act) and Rule 506 of Regulation D promulgated thereunder. The Company believes that RUSP Holding S.A. is an accredited investor.

27. In October, 1999, the Company issued for cash 37,500 shares of its Common Stock to Kathryn Braithwaite upon the exercise of certain warrants at a price of $0.25 per share. The shares of Common Stock were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Kathryn Braithwaite is an accredited investor.

28. In October, 1999, the Company issued for cash 23,077 shares of its Common Stock to Sterling Technology Partners upon the exercise of certain warrants at a price of $0.25 per share. The shares of Common Stock were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Sterling Technology Partners is an accredited investor.

29. In October, 1999, the Company sold $400,000 principal amount of its 16% Senior Secured Notes maturing on May 14, 2000 to Lancer Offshore Inc. for $400,000 in cash. The Notes were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Lancer Offshore Inc. is an accredited investor.

30. In October, 1999, the Company sold 100 shares of its Senior Preferred Stock, and detachable warrants to purchase 500,000 shares of its Common Stock at an exercise price of $0.25 per share expiring on October 5, 2004, to Lancer Offshsore Inc. for $100,000 in cash. The shares of Senior Preferred Stock and Warrants were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Lancer Offshore Inc. is an accredited investor.

31. In October, 1999, the Company sold 30 shares of its Senior Preferred Stock and detachable warrants to purchase 250,000 shares of its Common Stock at an exercise price of $0.25 per share expiring on October 5, 2004, to Capital Research Ltd. for $30,000 in cash. The shares of Common Stock and Warrants were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Capital Research Ltd. is an accredited investor.

32. In October 1999, the Company sold 250,000 shares of its common stock to RUSP Holding S.A. for $250,000. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that RUSP Holding S.A. is an accredited investor.

33. In November, 1999, the Company sold 500,000 shares of its Common Stock to RUSP Holding S.A., at a price of $1.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that RUSP Holding S.A. is an accredited investor.

34. In December, 1999, the Company sold 1,000,000 shares of its Common Stock to RUSP Holding S.A. at a price of $1.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that RUSP Holding is an accredited investor.

35. In December 1999, the Company sold 428,000 shares of its Common Stock to two investors at a price of $1.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that each of the investors is an accredited investor.

36. In February, 2000, the Company sold 200,000 shares of its Common Stock to The Pinnacle Fund L.P., at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the Act) and Rule 506 of Regulation D promulgated thereunder. The Company believes that The Pinnacle Fund L.P. is an accredited investor.

37. In February, 2000, the Company sold 40,000 shares of its Common Stock to John S. Lemak, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that John S. Lemak is an accredited investor.

38. In February, 2000, the Company sold 40,000 shares of its Common Stock to Robert L. Swisher, Jr., at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Robert L. Swisher, Jr. is an accredited investor.

39. In February, 2000, the Company sold 10,000 shares of its Common Stock to Stephen R. Field, Trustee of the Trust under Article Fourth of the Will of Nathaniel Field, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Stephen R. Field, Trustee, is an accredited investor.

40. In February, 2000, the Company sold 10,000 shares of its Common Stock to Peter Rettman, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Peter Rettman is an accredited investor.

41. In February, 2000, the Company sold 2,000 shares of its Common Stock to Malcolm P. Thomas, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Malcolm P. Thomas is an accredited investor.

42. In February, 2000, the Company sold 20,000 shares of its Common Stock to Susan S. Oelsen, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Susan S. Olesen is an accredited investor.

43. In February, 2000, the Company sold 10,000 shares of its Common Stock to Tom
S. Humse, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Tom S. Humse is an accredited investor.

44. In February, 2000, the Company sold 20,000 shares of its Common Stock to Barry Michael Kitt, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Barry Michael Kitt is an accredited investor.

45. In February, 2000, the Company sold 650,000 shares of its Common Stock to Elkron International S.p.A., at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Elkron International S.p.A. is an accredited investor.

46. In February, 2000, the Company sold 166,667 shares of its Common Stock to Clinton A. Thomas Living Trust, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Clinton A. Thomas Living Trust is an accredited investor.

47. In February, 2000, the Company sold 500,000 shares of its Common Stock to Kermit B. Thomas Living Trust, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Kermit B. Thomas Living Trust is an accredited investor.

48. In February, 2000, the Company sold 666,667 shares of its Common Stock to President & Fellows of Harvard College, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that President & Fellows of Harvard College is an accredited investor.

49. In February, 2000, the Company sold 10,000 shares of its Common Stock to Alfred Lagana, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Alfred Lagana is an accredited investor.

50. In February, 2000, the Company sold 3,334 shares of its Common Stock to Eliane Reinhold, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Eliane Reinhold is an accredited investor.

51. In February, 2000, the Company sold 20,000 shares of its Common Stock to John A. and Maria Famiglietti, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that John A. and Maria Famiglietti are accredited investors.

52. In February, 2000, the Company sold 160,000 shares of its Common Stock to Graham Properties, LP, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Graham Properties, LP is an accredited investor.

53. In February, 2000, the Company sold 200,000 shares of its Common Stock to West Core Select Funds, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that West Core Select Funds is an accredited investor.

54. In February, 2000, the Company sold 100,000 shares of its Common Stock to Puglisi Capital Partners L.P., at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Puglisi Capital Partners L.P. is an accredited investor.

55. In February, 2000, the Company sold 4,000 shares of its Common Stock to Richard T. Mallen, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Robert T. Mallen is an accredited investor.

56. In February, 2000 and March, 2000, the Company sold a total of 20,000 shares of its Common Stock to Jonathan Merriman, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Jonathan Merriman is an accredited investor.

57. In February, 2000, the Company sold 73,333 shares of its Common Stock to Tiedemann Boltres, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Tiedemann Boltres is an accredited investor.

58. In February, 2000, the Company sold 313,000 shares of its Common Stock to Tiedemann Boltres Ptrs., at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Tiedemann Boltres Ptrs. is an accredited investor.

59. In February, 2000, the Company sold 3,000 shares of its Common Stock to Apaquoque GP, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Apaquoque GP is an accredited investor.

60. In February, 2000, the Company sold 73,334 shares of its Common Stock to Canadian Imperial Holding, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Canadian Imperial Holding is an accredited investor.

61. In February, 2000, the Company sold 153,333 shares of its Common Stock to Ira Partners, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Ira Partners is an accredited investor.

62. In February, 2000, the Company sold 100,000 shares of its Common Stock to Treeline, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Treeline is an accredited investor.

63. In February, 2000, the Company sold 100,000 shares of its Common Stock to Steamers Partners, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Steamers Partners is an accredited investor.

64. In February, 2000, the Company sold 50,000 shares of its Common Stock to Cooperative Holding Corporation, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Cooperative Holding Corporation is an accredited investor.

65. In February, 2000, the Company issued 273,077 shares of its Common Stock to James T. Kelly, pursuant to his exercise of certain warrants at an exercise price of $0.25 per share, in cash. The shares were issued in reliance upon
Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that James T. Kelly is an accredited investor.

66. In February, 2000, the Company issued 21,667 shares of its Common Stock to Scott Ryan, pursuant to his exercise of certain warrants at an exercise price of $0.25 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Scott Ryan is an accredited investor.

67. In February, 2000, the Company issued 21,667 shares of its Common Stock to Warren Palitz, pursuant to his exercise of certain warrants at an exercise price of $0.25 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Warren Palitz is an accredited investor.

68. In March, 2000, the Company sold 40,000 shares of its Common Stock to Thomas
E. Hodapp, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Thomas E. Hodapp is an accredited investor.

69. In March, 2000, the Company sold 10,000 shares of its Common Stock to Michael Seely, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Michael Seely is an accredited investor.

70. In March, 2000, the Company sold 30,000 shares of its Common Stock to Kevin Ketelsen, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Kevin Ketelsen is an accredited investor.

71. In March, 2000, the Company sold 10,000 shares of its Common Stock to Allan Lipton, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Allan Lipton is an accredited investor.

72. In March, 2000, the Company sold 10,000 shares of its Common Stock to Nancy Lipton, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Nancy Lipton is an accredited investor.

73. In March, 2000, the Company sold 20,000 shares of its Common Stock to Brian Manolis, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Brian Manolis is an accredited investor.

74. In March, 2000, the Company sold 350,000 shares of its Common Stock to Tanalux S.A., at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Tanalux S.A. is an accredited investor.

75. In March, 2000, the Company sold 30,000 shares of its Common Stock to Lawrence S. Black, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Lawrence S. Black is an accredited investor.

76. In March, 2000, the Company sold 20,000 shares of its Common Stock to F. Van Kasper, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that F. Van Kasper is an accredited investor.

77. In March, 2000, the Company sold 20,000 shares of its Common Stock to Alan Frost, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Alan Frost is an accredited investor.

78. In March, 2000, the Company sold 10,000 shares of its Common Stock to Michael J. Joly, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Michael J. Joly is an accredited investor.

79. In March, 2000, the Company sold 20,000 shares of its Common Stock to Alex Brown CUST FBO Peter A. Massanisco Roth IRA, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Alex Brown CUST FBO Peter A. Massanisco Roth IRA is an accredited investor.

80. In March, 2000, the Company sold 20,000 shares of its Common Stock to Peter
A. Massanisco, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Peter A. Massanisco is an accredited investor.

81. In March, 2000, the Company sold 100,000 shares of its Common Stock to Douglas and Laurie Moore, Trustees, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Douglas and Laurie Moore, Trustees, are accredited investors.

82. In March, 2000, the Company sold 100,000 shares of its Common Stock to Lodestone Capital Fund, at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Lodestone Capital Fund is an accredited investor.

83. In March, 2000, the Company sold 40,000 shares of its Common Stock to Ponte Vedra Partners, L.P., at a price of $3.00 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Ponte Vedra Partners, L.P. is an accredited investor.

84. In March, 2000, the Company issued 302,538 shares of its Common Stock to Sterling Technology Partners, upon the exercise of certain warrants at an exercise price of $0.25 per share, in cash. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Sterling Technology Partners is an accredited investor.

85. In March, 2000, the Company issued 310,604 shares of its Common Stock to Kathryn Braithwaite, upon the exercise of certain warrants at an exercise price of $0.25 per share, in cash. The shares were issued in reliance upon

Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Kathryn Braithwaite is an accredited investor.

86. In March, 2000, the Company issued 78,520 shares of its Common Stock to DPM Investment Corp upon the deemed exercise of certain warrants at an exercise price of $0.25 per share, which amount was treated as part payment of the amount owed under the 16% Senior Secured Notes owned by such party. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that DPM Investment Corp. is an accredited investor.

87. In March, 2000, the Company issued 78,520 shares of its Common Stock to Frying Pan Partners LLC upon the deemed exercise of certain warrants at an exercise price of $0.25 per share, which amount was treated as part payment of the amount owed under the 16% Senior Secured Notes owned by such party. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Frying Pan Partners LLC is an accredited investor.

88. In March, 2000, the Company issued 863,727 shares of its Common Stock to Thomas McCloskey, the Trustee of the McCloskey Trust, upon the deemed exercise of certain warrants at an exercise price of $0.25 per share, which amount was treated as part payment of the amount owed under the 16% Senior Secured Notes owned by such party. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Thomas McCloskey, Trustee, is an accredited investor.

89. In March, 2000, the Company issued 18,046 shares of its Common Stock to James T. Kelly upon the deemed exercise of certain warrants at an exercise price of $0.25 per share, which amount was treated as part payment of the amount owed under the 16% Senior Secured Notes owned by such party. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that James T. Kelly is an accredited investor.

90. In March, 2000, the Company issued 2,250,000 shares of its Common Stock to Lancer Offshore Inc. upon the deemed exercise of certain warrants at an exercise price of $0.25 per share, which amount was treated as part payment of the amount owed under the 16% Senior Secured Notes owned by such party. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Lancer Offshore Inc. is an accredited investor.

91. In March, 2000, the Company issued 500,000 shares of its Common Stock to Lancer Partners L.P. upon the deemed exercise of certain warrants at an exercise price of $0.25 per share, which amount was treated as part payment of the amount owed under the 16% Senior Secured Notes owned by such party. The shares were issued in reliance upon Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Lancer Partners L.P. is an accredited investor.

92. In March, 2000, the Company issued 675,324 shares of its Common Stock to Capital Research, LTD., upon the exercise of certain warrants at an exercise price of $0.25 per share, in cash. The shares were issued in reliance upon
Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Company believes that Capital Research, LTD. is an accredited investor.

93. In March, 2001, we issued 13,334 shares of our Common Stock to Charles G. Sherwood, pursuant to his exercise of an employee stock option at an exercise price of $1.31 per share, in cash. The shares were issued in reliance upon
Section 4(2) of the Act.

94. In May, 2001, we issued 7,862 shares of our Common Stock to IBT Ventures, pursuant to its exercise of an option to receive such shares with a value without any payment therefor for services rendered or to be paid cash, for such services. We issued such shares to IBT Ventures in reliance upon Section 4(2) of the Act.

95. As of May 17, 2001, we issued (i) a Senior Secured Note in the principal amount of $1,125,000 and (ii) warrants to purchase 562,500 shares of our Common Stock at an exercise price of $0.50 per share to Lancer Offshore, Inc., an affiliate of our largest stockholder. We believe that Lancer Offshore, Inc. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

96. As of August 7, 2001, we issued (i) a Senior Secured Note in the principal amount of $350,000 and (ii) a warrant expiring on August 6, 2006 to purchase 225,000 shares of our Common Stock at an exercise price of $0.30 per share, to Lancer Partners L.P., an affiliate of our largest stockholder. We believe that Lancer Partners L.P. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

97. As of September 6, 2001, we issued a Senior Secured Note in the principal amount of $100,000 to Lancer Partners L.P., an affiliate of our largest stockholder. We believe that Lancer Partners L.P. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

98. As of September 18, 2001, we issued (i) a Senior Secured Note in the principal amount of $175,000 to Lancer Partners L.P. and (ii) a warrant to purchase 87,500 shares of our Common Stock at an exercise price of $0.30 per share, expiring on September 17, 2006, to Lancer Partners L.P., an affiliate of our largest stockholder. We believe that Lancer Partners L.P. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

99. As of October 3, 2001, we issued (i) a Senior Secured Note in the principal amount of $25,000 to Lancer Partners L.P. and (ii) a warrant to purchase 12,500 shares of our Common Stock at an exercise price of $0.30 per share, expiring on October 2, 2006, to Lancer Partners L.P., an affiliate of our largest stockholder. We believe that Lancer Partners L.P. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

100. As of October 3, 2001, we issued (i) a Senior Secured Note in the principal amount of $85,000 to Lancer Offshore, Inc. and (ii) a warrant to purchase 42,500 shares of our Common Stock at an exercise price of $0.30 per share, expiring on October 2, 2006, to Lancer Offshore, Inc., an affiliate of our largest stockholder. We believe that Lancer Offshore, Inc. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

101. As of October 8, 2001, we issued (i) a Senior Secured Note in the principal amount of $175,000 to Lancer Offshore, Inc. and (ii) a warrant to purchase 87,500 shares of our Common Stock at an exercise price of $0.30 per share, expiring on October 7, 2006, to Lancer Offshore, Inc., an affiliate of our largest stockholder. We believe that Lancer Offshore, Inc. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

102. As of October 28, 2001, we issued (i) a Senior Secured Note in the principal amount of $175,000 to Lancer Offshore, Inc. and (ii) a warrant to purchase 87,500 shares of our Common Stock at an exercise price of $0.30 per share, expiring on October 27, 2006, to Lancer Offshore, Inc., an affiliate of our largest stockholder. We believe that Lancer Offshore, Inc. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

103. As of November 14, 2001, we issued (i) a Senior Secured Note in the principal amount of $1,000,000 to Lancer Offshore, Inc. and (ii) a warrant to purchase 500,000 shares of our Common Stock at an exercise price of $0.30 per share, expiring on November 13, 2006, to Lancer Offshore, Inc., an affiliate of our largest stockholder. We believe that Lancer Offshore, Inc. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

104 As of November 14, 2001, we issued to Capital Research Ltd. a warrant to purchase 2,000,000 shares of our Common Stock at $0.05 per share, expiring on November 13, 2006 in consideration for its services in connection with the secured loan financing of $3,210,000 received by us during the period from May 17, 2001 through November 14, 2001. We believe that Capital Research Ltd. is an accredited investor within the meaning of Regulation D issued under the Act. We issued such securities in reliance upon Section 4(2) of the Act.

WORLD WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES

    TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----

         Consolidated Balance Sheet of September 30, 2001 (unaudited)          F-2

         Consolidated Statement of Operations for the Nine Months
         ended September 30, 2001 and September 30, 2000 (unaudited)           F-4

         Consolidated Statement of Cash Flows for the Nine Months
         ended September 30, 2001 and September 30, 2000 (unaudited)           F-5

         Notes to Consolidated Financial Statements                            F-7

         Independent Auditors' Report                                          F-16

         Report of Independent Certified Public Accountants                    F-17

         Consolidated Balance Sheets - December 31, 2000 and 1999              F-18

         Consolidated Statements of Operations for the Years Ended
         December 31, 2000, 1999, and 1998                                     F-19

         Consolidated  Statements of Stockholders' Equity (Deficit)
         for the Years Ended December 31, 1998, 1999 and 2000                  F-20

         Consolidated Statements of Cash Flows for the Years Ended
         December 31, 2000, 1999, and 1998                                     F-21

         Notes to Consolidated Financial Statements                            F-22

                       WORLD WIRELESS COMMUNICATIONS, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                              SEPTEMBER 30,
                                                                                                  2001
                                                                                              -------------
                                                                                        (As Restated, see Note 8)
CURRENT ASSETS
     Cash and cash equivalents                                                                 $   83,456
     Investment in securities available-for-sale                                                    1,063
     Trade receivables, net of allowance for doubtful
       accounts                                                                                   112,960
     Other receivables                                                                            116,459
     Inventory                                                                                    565,011
     Prepaid expenses                                                                             260,245
                                                                                               ----------
                 TOTAL CURRENT ASSETS                                                           1,139,194
                                                                                               ----------

EQUIPMENT, NET OF ACCUMULATED DEPRECIATION AND
     IMPAIRMENTS                                                                                  543,860
                                                                                               ----------

GOODWILL, NET OF ACCUMULATED AMORTIZATION                                                          85,712
                                                                                               ----------

OTHER ASSETS, NET OF ACCUMULATED AMORTIZATION                                                      23,864
                                                                                               ----------



TOTAL ASSETS                                                                                   $1,792,630
                                                                                               ==========





                                   (CONTINUED)




    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       WORLD WIRELESS COMMUNICATIONS, INC.
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                     SEPTEMBER 30,
                                                                         2001
                                                                     -------------
                                                               (As Restated, see Note 8)
CURRENT LIABILITIES
     Trade accounts payable                                          $    927,402
     Accrued liabilities                                                  231,675
     Accrued interest                                                      72,477
     Other liabilities                                                     90,901
     Note payable                                                          15,057
     Note payable, net of discount - related party                      1,664,843
     Deferred revenue                                                      30,000
     Obligation under capital leases - current portion                      6,453
                                                                     ------------
     TOTAL CURRENT LIABILITIES                                          3,038,808
                                                                     ------------


LONG-TERM OBLIGATION UNDER CAPITAL LEASES                                   7,509
                                                                     ------------

STOCKHOLDERS' EQUITY (DEFICIT)
     Preferred stock - 1,000 shares of 8% cumulative
       Convertible senior series authorized; 0 issued and
       outstanding Common stock - $0.001 par value;
       50,000,000 shares authorized, issued and outstanding:
       31,387,087 shares at September 30, 2001 and
       31,208,847 shares at December 31, 2000                              31,386
     Additional paid-in capital                                        46,880,965
     Accumulated other comprehensive loss                                 (40,010)
     Accumulated deficit                                              (48,126,027)
                                                                     ------------

              TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                     (1,253,686)
                                                                     ------------



TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                 $  1,792,630
                                                                     ============




    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       WORLD WIRELESS COMMUNICATIONS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                FOR THE NINE MONTHS
                                                ENDED SEPTEMBER 30,
                                           ----------------------------
                                               2001            2000
                                           ------------    ------------
                                            (As Restated, see Note 8)
REVENUES:
  Services                                 $    104,493    $    232,807
  Royalties                                      17,540         459,986
  Product sales                                 741,282         650,331
                                           ------------    ------------
TOTAL SALES                                     863,315       1,343,124

COST OF SALES:
  Services                                      132,505         446,837
  Products                                      551,844         515,189
                                           ------------    ------------
TOTAL COST OF SALES                             684,349         962,026

GROSS PROFIT (LOSS)                             178,966         381,098
                                           ------------    ------------

EXPENSES
  Research and development                      406,155       1,060,762
  Selling, general and administrative         4,966,192       4,190,564
  Manufacturing activity exit costs                --        (1,677,668)
  Amortization of goodwill                      128,574         128,574
                                           ------------    ------------
TOTAL EXPENSES                                5,500,921       3,702,232
                                           ------------    ------------
LOSS FROM OPERATIONS                         (5,321,955)     (3,321,134)

OTHER INCOME/(EXPENSE):
  Interest expense                             (375,340)       (117,119)
  Interest and other income                      30,115         364,910
                                           ------------    ------------
NET LOSS                                   $ (5,667,180)   $ (3,073,343)
                                           ============    ============

Basic and Diluted Loss Per
Common Share                               $      (0.18)   $      (0.11)
                                           ============    ============

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES USED IN PER SHARE
CALCULATION                                  31,273,990      28,856,083
                                           ============    ============





    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       WORLD WIRELESS COMMUNICATIONS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  FOR THE NINE MONTHS
                                                                                  ENDED SEPTEMBER 30,
                                                                  ---------------------------------------------------
                                                                             2001                    2000
                                                                  (As Restated, see Note 8) (As Restated, see Note 8)
                                                                  ------------------------- -------------------------
CASH FLOW FROM OPERATING ACTIVITIES
    Net Loss                                                              $(5,667,180)            $(3,073,343)
    Adjustments to reconcile net loss
      to net cash used by operating activities:
           Amortization of goodwill                                           128,574                 128,574
Depreciation                                                                   97,220                 101,794
           Amortization of debt discount                                      264,269                    --
           Consulting services paid with stock                                 12,000                    --
           Change in compensation from stock options                          (37,170)                334,289
           Loss on sale of securities                                          26,762                    --
           Valuation allowance on inventory                                   172,741                 (72,624)
           Provision for doubtful accounts receivable                          11,545                  93,304
           Changes in operating assets and liabilities:
                Accounts receivable                                           163,599                  79,738
                Inventory                                                    (179,677)                (15,077)
                Prepaid expenses/other assets                                (183,355)                 38,986
                Deferred revenue                                               30,000                    --
                Accounts payable                                              386,503                (419,280)
                Accrued interest                                               72,477                    --
                Accrued liabilities                                           (61,649)             (1,639,243)
                                                                          -----------             -----------

    NET CASH AND CASH EQUIVALENTS USED BY OPERATING
       ACTIVITIES                                                          (4,763,341)             (4,442,882)
                                                                          -----------             -----------

CASH FLOW FROM INVESTING ACTIVITIES
           Payments for the purchase of property and equipment                (65,605)               (235,218)
           Proceeds from sale of property and equipment                          --                    18,913
           Proceeds from sale of securities                                    31,083                    --

NET CASH AND CASH EQUIVALENTS
              USED BY INVESTING ACTIVITIES                                    (34,522)               (216,305)
                                                                          -----------             -----------



                                   (CONTINUED)



    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       WORLD WIRELESS COMMUNICATIONS, INC.
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                             FOR THE NINE MONTHS
                                                                             ENDED SEPTEMBER 30,
                                                                    -------------------------------------
                                                                        2001                     2000
                                                                    ------------             ------------
CASH FLOW FROM FINANCING ACTIVITIES
    Net proceeds from issuance of common stock                      $       --               $ 12,133,217
    Proceeds from exercise of options                                     17,467                     --
    Proceeds from exercise of warrants                                    39,261                  401,220
    Redemption of preferred stock                                           --                   (950,000)
    Proceeds from borrowings and issuance of warrants                  1,815,600                     --
    Principal payments on notes payable                                  (50,543)              (2,415,208)
    Principal payments on obligation under capital lease                 (15,045)                 (67,196)
    Payment of preferred dividends                                          --                    (57,378)
                                                                    ------------             ------------

NET CASH AND CASH EQUIVALENTS PROVIDED BY
      FINANCING ACTIVITIES                                             1,806,740                9,044,655
                                                                    ------------             ------------

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS                     (23,045)                    --
                                                                    ------------             ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                  (3,014,168)               4,385,468
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                        3,097,624                  893,849
                                                                    ------------             ------------


CASH AND CASH EQUIVALENTS - END OF PERIOD                           $     83,456             $  5,279,317
                                                                    ============             ============

SUPPLEMENTAL CASH FLOW INFORMATION -

Cash paid for interest was $7,318 and $193,719 in 2001 and 2000 respectively.

NON-CASH INVESTING AND FINANCING ACTIVITIES - NOTES  3 AND  5

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       WORLD WIRELESS COMMUNICATIONS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. Certain information and note disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the December 31, 2000 annual report on Form 10-K/A. The results of operations for the nine month period ended September 30, 2001 are not necessarily indicative of the operating results to be expected for the full year.

GOING CONCERN - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained recurring losses from operations, and has a working capital deficiency, a stockholders' deficit and does not have the necessary funds to repay its debt, which is all due February 28, 2002. As operations have not generated sufficient amounts of cash, the Company has relied upon financing to fund its current period operations. The financing has been with debt holders who are affiliates of the Company's largest shareholder and have extended the due dates of the notes several times during 2001. There is no guarantee that the due dates of the notes will continue to be extended. The Company's attainment of profitable operations and sufficient additional financing cannot be determined at this time. These uncertainties among others raise substantial doubt about the Company's ability to continue as a going concern. See also Note 5 and 9.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations from sources that are described below.

MANAGEMENT'S PLANS - Based on the Company's current cash position and its plans for 2001 and early 2002, management believes that additional capital will be required by the end of February 2002. The Company's financing agreement with Lancer Offshore, Inc. and Lancer Partners L.P. allows for such loan to be increased to a total of $5,000,000 from its current outstanding principal amount of $3,210,000 (see Note 5 and Note 9), provided that both parties agree to do so, although such mutual agreement cannot be assured. The Company is currently seeking funding from other sources, however there can be no assurances that the Company will be successful.

MAJOR CUSTOMERS - Sales to major customers are defined as sales to any one customer which exceeded 10% of total sales in any of the two reporting periods.

Sales to the major customers during each of the nine months ended September 30, 2001 and 2000 are as follows: Customer "B" represented 12.6% and 25.8% of sales respectively; Customer "C" represented 0.0% and 12.5% respectively and Customer "D" represented 13.2% and 0.07% respectively.

Sales to the major customers during each of the three months ended September 30, 2001 and 2000 are as follows: Customer "A" represented 0% and 33.3%; Customer "B" represented 15.7% and 0.09%; and Customer "D" represented 9.0% and 0.03% respectively.


INVENTORY - Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Reserves for inventory valuation are reviewed periodically, and adjusted accordingly. During the third quarter, the inventory valuation reserve was increased by $198,000 to reflect the obsolescence of various component parts. As of September 30, 2001, inventory consisted of the following:

                             September 30,
                                 2001
                             -------------
        Materials              $404,697

        Work in process          56,683

        Finished goods          103,631
                               --------

        Total                  $565,011
                               ========

DEFERRED REVENUE - deferred revenue represents amounts invoiced and paid by customers for which products have not yet been shipped.


LOSS PER SHARE - Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share reflects potential dilution which could occur if all potentially issuable common shares from stock purchase warrants and options or convertible notes payable and preferred stock resulted in the issuance of common stock. In the present position, diluted loss per share is the same as basic loss per share because the inclusion of potentially issuable common shares at September 30, 2001 and 2000, respectively, would have decreased the loss per share.


COMPREHENSIVE LOSS - Comprehensive income/(loss) provides a measure of overall Company performance that includes all changes in equity resulting from transactions and events other than capital transactions. The Company's comprehensive income and loss for the reporting periods ended September 30, 2001 and 2000 are as follows:

                                                         For the Nine Months
                                                         Ended September 30,
                                                   -------------------------------
                                                       2001               2000
                                                   -----------         -----------
Net Loss                                           $(5,667,180)        $(3,073,334)
Unrealized Gain (loss)
on Marketable Equity Securities                         13,037             (36,312)

Effect of foreign currency translation                 (23,045)               --

Comprehensive Loss
for the Period                                     $(5,677,188)        $(3,109,646)
                                                   ===========         ===========


NOTE 2 -- EXIT FROM MANUFACTURING ACTIVITIES

During the fourth quarter of 1999, the Company executed a plan to focus its efforts primarily on enhancing and marketing its X-traWebTM products whereby all contract manufacturing was discontinued, all in-house production was outsourced and the Company moved its executive offices to the Denver, Colorado area. The plan also involved liquidating the Company's raw materials and work in process inventory and selling all equipment used in production and contract manufacturing. The Company was able to effect the inventory liquidation under terms more favorable than previously estimated, resulting in a recovery of $72,624 of inventory impairment previously charged to cost of sales. The recovery was recognized as other income during the first quarter of 2000.

The Company recognized as exit costs the related non-cancelable obligation under a lease agreement for the office and manufacturing facilities in Salt Lake City, Utah through 2005. Future minimum lease payments of $1,756,924 under the lease were charged to operations during the year ended December 31, 1999.

The Company completed its relocation to the Denver, Colorado area in the first quarter of 2000. Pursuant to a Lease Termination Agreement dated May 1, 2000, the Company paid a $75,000 settlement payment and transferred its security deposit in the amount of $27,742 to the benefit of a new tenant in the Salt Lake City Utah office and manufacturing facilities, and the lease was terminated as of that date.

Incident to the lease termination, the settlement funds described above were charged to the outstanding lease liability on the Company's balance sheet resulting in a remaining liability balance of $1,598,342, which was recorded to manufacturing exit recoveries income during the second quarter of 2000.


NOTE 3 - STOCKHOLDERS' EQUITY

During the first quarter of 2000, the Company issued 4,548,557 common shares for gross cash proceeds of $13,646,000 received from 45 accredited investors in a private placement offering, at $3.00 per share. These securities are exempt from registration under the Act. In connection with the offering, a total of $1,512,782 was incurred as placement costs.

During March 2000, the Company issued a total 5,393,690 common shares related to the exercise of warrants to purchase common stock at $.25 per share. The Company received $401,220 in cash and recorded $947,203 related to the cashless exercise of warrants as a deemed payment of the principal of the 1999 Notes, as described in Note 5 - Notes Payable.

Pursuant to the authority vested in the Board of Directors, the Board on June 8, 2001 resolved to issue up to 1,000 shares of a series of 8% cumulative, convertible senior preferred stock. The shares, if and when issued, will be convertible into shares of common stock at a rate of 16,667 shares of common stock for each share of preferred stock. The Company has not issued any of such shares as of the date hereof.

NOTE 4 - MANDATORILY REDEEMABLE PREFERRED STOCK

On May 14, 1999 the Company authorized 950 shares of senior liquidating mandatorily redeemable 10% preferred stock with a liquidation preference of $1,000 per share and detachable five-year warrants to purchase 4,750,000 common shares at $0.25 per share, and issued such 950 shares of preferred stock and the related warrants between May 15, 1999 and October 5, 1999. By their terms, the preferred shares had to be redeemed within one year at their par value plus accrued dividends. The preferred stock cash dividend requirement was $95,000 annually. The preferred stock was issued for proceeds of $950,000 consisting of $700,000 cash and the deemed payment of $250,000 principal amount of 1998 bridge loan notes.

On February 25, 2000, the Company redeemed the mandatorily redeemable preferred stock for cash of $950,000 for the principal balance and $57,378 for the preferred dividends accrued to date.

NOTE 5 - NOTES PAYABLE

On May 14, 1999 the Company issued $2,600,000 of senior secured 16% notes payable ("the 1999 Notes") which were to mature in one year and bore interest at the rate of 16% annually and payable quarterly. The notes were issued for $2,600,000 consisting of $1,600,000 in cash and the deemed payment of $1,000,000 principal amount of the 1998 bridge loan notes. The 1999 Notes were secured by substantially all the Company's assets.

In March 2000, the Company repaid the 1999 Notes outstanding with cash in the amount of $2,377,623 and with the deemed proceeds from the exercise of warrants to purchase 3,788,813 common shares at $.25 per share. The portion of the 1999 Notes repaid by the exercise of warrants was $947,203. The warrants exercised are included in the total warrants issued during the three months ended March 31, 2000 as discussed in Note 3

On May 17, 2001 the Company issued $1,125,000 of 15% senior secured convertible notes payable to an affiliate of the Company's largest shareholder, Lancer Offshore, Inc. (the "2001 Notes"). The 2001 Notes are mandatorily convertible into shares of Common Stock of the Company at the rate of $0.50 of debt for each share upon (i) approval by the Company's shareholders to such conversion at a meeting and (ii) the Company's receipt of $2,000,000 in equity on or before December 31, 2001 from sources other than Michael Lauer and his affiliates. The Company also issued detachable five-year warrants to purchase 562,500 shares of the Company's common stock at $.50 per share. Such financing agreement also allows for such loan to be increased to a total of $5,000,000 provided that both parties agree to do so. The 2001 Notes are secured by a first security interest in substantially all the assets of the Company.

$258,949 of the net proceeds from the 2001 Notes was deemed to result from the issuance of the detachable warrant. This amount was recorded as discount on the 2001 Notes, and is being amortized over the term of the loan.

On May 17, 2001 the closing price of a share of our Common Stock was $0.65, which was higher than the conversion rate of one share for each $0.50 of debt and the exercise price of each warrant of $0.50 per share. The resulting beneficial conversion feature of $596,449 will be recognized when the related contingencies are resolved.

Any event of default under the 2001 Notes will require the issuance of 1,000,000 shares of our Common Stock commencing with the month in which such default first occurs and thereafter in each such month in which such default is not cured, up to a maximum amount of 10,000,000 shares.

On August 7, 2001 the 2001 Notes were amended to provide for an additional $875,000 in debt financing over a three month period by Lancer Partners L.P., an affiliate of our largest stockholder. Pursuant thereto the Company received $350,000 on August 7, 2001, with $275,000 and $250,000 to be provided on or about September 15, 2001 and October 15, 2001, respectively, with the September and October payments conditioned upon the receipt of $2,000,000 in additional equity financing to be provided by sources other than Michael Lauer and his affiliates on or before September 15, 2001. The Company also issued detachable five-year warrants to purchase 225,000 shares of our Common Stock at $0.30 per share as the result of the $350,000 August 7 loan. The Company recorded the August 7, 2001 debt net of a discount equal to $64,136, attributable to the related warrants.

On August 7, 2001, the average of the high and low price per share of the Company's Common Stock was $0.38, which was higher than the conversion rate of one share for each $0.20 of debt and the exercise price of each warrant at $0.30 per share. The resulting beneficial conversion feature of $379,136 will be recognized when the related contingencies are resolved.

While the Company did not meet the requirements for the conditional funding of $275,000 originally to have been provided on or about September 15, 2001, $100,000 of the $275,000 was provided on September 6, 2001 and the balance of $175,000 was provided on September 18, 2001 without the issuance of any additional special consideration for the making of such modification. Detachable warrants to purchase 87,500 shares of stock at $0.30 per share were issued in connection with the September loans. The Company recorded the debt net of a discount equal to $17,767, attributable to the related warrants.

On September 8, 2001 and September 16, 2001, the average of the high and low price per share of the Company's Common Stock was $0.255 and $0.235, respectively, which was higher than the conversion rate of one share for each $0.20 of debt, but lower than the exercise price of each warrant at $0.30 per share. The resulting beneficial conversion features of $32,813 and $61,517 respectively will be recognized when the related contingencies are resolved

As a condition of this additional financing, among other changes, the $1,125,000 principal amount of the 2001 Notes funded on May 17, 2001 then became convertible into shares of the Company's Common Stock at the rate of $0.20 of debt per share, and the exercise price of the 562,500 warrants issued on May 17, 2001 was reduced to $0.30 per share. The maximum amount of shares of common stock issuable in the event of continuing monthly defaults was increased to 12,500,000 from 10,000,000.

By an agreement dated September 14, 2001 the 2001 Notes were amended (a) to extend the maturity dates of the first two tranches of the 2001 Notes totaling $1,475,000 in principal amount from September 15, 2001 until October 15, 2001 and (b) to extend the time for the Company to raise $2,000,000 until October 15, 2001 as a condition to the issuance of the $250,000 loan on or about October 15, 2001.

Although the first two tranches of the 2001 Notes totaling $1,475,000 in principal amount were due on October 15, 2001, Lancer Offshore, Inc. and Lancer Partners L.P. agreed to extend the maturity date thereof until February 28, 2002. Although the third and fourth tranches of the 2001 Notes totaling $275,000 in principal amount were originally to be due on December 15, 2001, Lancer Offshore, Inc. and Lancer Partners L.P. agreed to extend the maturity date thereof until February 28, 2002. The Company does not currently have the ability to pay those portions of the 2001 Notes and may default on this debt on February 28, 2002. See Note 9.

NOTE 6 - BUSINESS SEGMENT INFORMATION

As of September 30, 2001 the Company's operations are classified into two reportable business segments: X-traWeb products and radio products. Corporate includes income, expenses, and assets that are not allocable to a specific business segment, or relate to activities no longer being pursued. The revenues, expenses, and assets associated with our former manufacturing activities have been reclassified to Corporate to provide a better comparison of our ongoing business model.

Segment operating income is total segment revenue reduced by operating expenses identifiable with or allocable to that business segment. The Company evaluates performance of its segments based on revenues and operating income.

The Company's Italian subsidiary, X-traWeb Europe, S.p.A., held assets of under $50,000 as of September 30, 2001, and contributed only $700 in revenue for the three and nine month periods ended September 30, 2001. These amounts have been included in the X-traWeb segment.


                                     For the Nine Months Ended
                                           September 30
                                  -------------------------------
                                      2001               2000
                                  -----------         -----------
Revenues:
X-traWebTM                        $   233,012         $   272,946
Radio products                        612,763             496,619
Corporate                              17,540             573,559
                                  -----------         -----------
Total sales                       $   863,315         $ 1,343,124
                                  ===========         ===========

Operating loss:
X-traWebTM                        $(2,908,724)        $(2,324,647)
Radio products                     (2,484,052)         (2,300,683)
Corporate                              70,821           1,304,196
                                  -----------         -----------
Total operating loss              $(5,321,955)        $(3,321,134)
                                  ===========         ===========

                        As of
                     -------------
                     September 30,
                         2001
                     -------------
Assets:
X-traWebTM            $1,050,866
Radio products           114,563
Corporate                627,201
                      ----------
Total assets          $1,792,630
                      ==========


NOTE 7 - RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS 141 has a significant impact on its financial statements.

Effective January 2002, the Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Instead, goodwill is assessed for impairment on an annual basis (or more frequently if circumstances indicate a possible impairment) by means of a fair-value-based test. As of September 30, 2001, the Company had approximately $85,712 of unamortized goodwill. The Company believes the implementation of SFAS No. 142 will not have a material adverse effect on its future results of operations.

The Company will adopt SFAS No. 143, Accounting for Asset Obligations, no later than January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is still studying this newly-issued standard to determine, among other things, whether it has any asset retirement obligations which are covered under the scope of SFAS No. 143. The effect to the Company of adopting this standard, if any, has not yet been determined.

In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 is effective for the Company's fiscal year beginning in 2002, but is not expected to have a material impact on the Company's financial statements.


NOTE 8 - RESTATEMENT OF FINANCIAL STATEMENTS

Subsequent to the issuance of the Company's financial statements for the three and nine months ended September 30, 2001 the Company concluded that the calculations for compensation expense related to options accounted for as variable plan options were not current, and the unaudited consolidated financial statements for the three and nine months ended September 30, 2001 and 2000 should be restated. In addition, the Company has made certain reclassifications to the statement of operations for the nine months ended September 30, 2000. These reclassifications did not affect net loss per share for any of the periods presented.

The balance sheet as of September 30, 2001 and the statement of operations for the nine months ended September 30, 2001 and 2000 presented herein reflects the restatement as follows:

                                                              As Previously
                                                                 Reported               As restated
                                                              -------------             ------------
Balance sheet as of September 30, 2001:

Additional paid-in capital                                     $ 48,086,323             $ 46,880,965

Accumulated deficit                                             (49,331,386)             (48,126,027)

                                                              As Previously
                                                                 Reported               As restated
                                                              -------------             ------------
Statements of operations:

       Nine months ended September 30, 2001
       ------------------------------------

       Selling, general and administrative expenses            $  4,949,948             $  4,966,192

       Net loss                                                  (5,651,110)              (5,667,180)

       Net loss per share                                             (0.18)                   (0.18)



       Nine months ended September 30, 2000
       ------------------------------------

       Selling, general and administrative expenses            $  4,147,612             $  4,190,564

       Net loss                                                  (3,030,384)              (3,073,343)

       Net loss per share                                             (0.11)                   (0.11)


NOTE 9 - SUBSEQUENT EVENTS

Although the Company did not meet the requirements for additional funding by October 15, 2001, Lancer Partners L.P. loaned an additional $25,000 on October 3, 2001 and Lancer Offshore Inc. loaned an additional $85,000 on October 3, 2001, $175,000 on October 9, 2001 and $175,000 on October 29, 2001 without the issuance of any additional special consideration for the making of such modification.

On November 14, 2001, Lancer Offshore Inc. loaned the Company an additional $1,000,000 and among other things, the Company and such creditors agreed to change the conversion rate of each note comprising the 2001 Notes to one share for each $0.05 of debt and to extend the date of the entire $3,210,000 principal amount of the loans to February 28, 2002. The Company also issued detachable five-year warrants to purchase 1,042,500 shares of its Common Stock at $0.30 per share as a result of these additional loans, of which total warrants to purchase 312,500 shares of the Company's Common Stock were issued with respect to the quarter ended September 30, 2001

The finders fee payable on the transaction was increased by requiring us to issue a five-year warrant to Capital Research Ltd. to purchase 2,000,000 shares of our Common Stock at an exercise price of $0.05 per share, which expires on November 13, 2006.

INDEPENDENT AUDITORS' REPORT

To be provided by amendment

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To be provided by amendment.

              WORLD WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                                                                                       DECEMBER 31,
                                                                                            ----------------------------------
                                                                                                2000                 1999
                                                                                            -------------        -------------
                                                                                            (AS RESTATED,        (AS RESTATED,
                                                                                             SEE NOTE 16)         SEE NOTE 16)
                                             ASSETS
           Current Assets
             Cash                                                                            $  3,097,624         $    893,849
             Investment in securities available for sale                                           19,109              130,403
             Trade receivables, net of allowance for doubtful accounts                            347,218              723,355
             Other receivables                                                                     57,345                  584
             Inventory                                                                            558,076              201,815
             Prepaid expenses                                                                      71,891               10,924
              Total Current Assets                                                              4,151,263            1,960,930
           Equipment, net of accumulated depreciation                                             575,475              192,252
           Goodwill, net of accumulated amortization                                              214,286              385,718
           Other Assets, net of accumulated amortization                                           28,863               39,314
                                                                                             ------------         ------------
           Total Assets                                                                      $  4,969,887         $  2,578,214
                                                                                             ============         ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

           Current Liabilities
             Trade accounts payable                                                          $    540,899         $    547,978
             Accrued liabilities                                                                  371,149              338,112
             Other liabilities                                                                     13,077                   --
             Accrued lease obligation on abandoned office and manufacturing facility                   --            1,756,924
             Notes payable                                                                             --            3,324,827
             Obligations under capital lease - current portion                                     19,374              119,226
                                                                                             ------------         ------------
              Total Current Liabilities                                                           944,499            6,087,067
                                                                                             ------------         ------------
           Long-Term Obligations Under Capital Lease                                                9,633               21,459
                                                                                             ------------         ------------
           Mandatorily Redeemable 10% Preferred Stock -
            $0.001 par value; 1,000,000 shares authorized; 950 shares designated mandatorily redeemable; 0 and 950 shares issued and outstanding;
            liquidation preference of $0 and $1,000,658                                                --              950,000
                                                                                             ------------         ------------
           Stockholders' Equity (Deficit)
           Common stock - $0.001 par value; 50,000,000 shares authorized; issued and outstanding: 31,208,847 shares in 2000 and 21,250,016 shares
             in 1999                                                                               31,209               21,250

            Additional paid-in capital                                                         46,500,157           33,394,207
           Receivable from shareholders                                                                --              (66,829)
            Accumulated deficit                                                               (42,458,847)         (37,884,343)
            Accumulated other comprehensive income (loss)                                         (56,764)              55,403
                                                                                             ------------         ------------
              Total Stockholders' Equity (Deficit)                                              4,015,755           (4,480,312)
                                                                                             ------------         ------------
           Total Liabilities and Stockholders' Equity (Deficit)                              $  4,969,887         $  2,578,214
                                                                                             ============         ============

   The accompanying notes are an integral part of these financial statements.

              WORLD WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------
                                                                2000               1999               1998
                                                            -------------      -------------      -------------
                                                            (AS RESTATED,      (AS RESTATED,      (AS RESTATED,
                                                             SEE NOTE 16)       SEE NOTE 16)       SEE NOTE 16)

          REVENUES:
          Services                                           $    360,388       $    867,451       $  3,009,416
          Royalties                                               457,194            540,075                 --
          Product sales                                           897,251          2,158,781          1,300,275
                                                             ------------       ------------       ------------
          Total revenues                                        1,714,833          3,566,307          4,309,691

          COST OF SALES:
          Services                                                460,005            500,070          2,275,448
          Products                                                753,422          2,426,389          1,476,159
          Inventory write-down                                         --            405,466                 --
                                                             ------------       ------------       ------------
          Total cost of sales                                   1,213,427          3,331,925          3,751,607
                                                             ------------       ------------       ------------

          Gross profit                                            501,406            234,382            558,084

          Operating Expenses
           Research and development                             1,483,365          1,318,963          3,179,557
           Selling, general and administrative                  5,614,732          5,192,901          2,397,995
           Manufacturing activity exit costs                   (1,677,668)         2,210,023                 --
           Impairment of goodwill and patents                          --            641,679          4,722,425
           Amortization of goodwill                               171,432            200,397          1,254,583
                                                             ------------       ------------       ------------
             Total operating expenses                           5,591,861          9,563,963         11,554,560
                                                             ------------       ------------       ------------
          Loss from operations                                 (5,090,455)        (9,329,581)       (10,996,476)

          Other income (expense)
           Interest expense                                      (132,586)        (3,556,097)        (1,813,208)
           Other income                                           648,537             26,662            343,625
                                                             ------------       ------------       ------------
          Net loss                                             (4,574,504)       (12,859,016)       (12,466,059)

          Preferred dividends                                       6,400          1,000,658                 --
                                                             ------------       ------------       ------------
          Loss applicable to common shares                   $ (4,580,904)      $(13,859,674)      $(12,466,059)
                                                             ============       ============       ============
          Basic and diluted loss per
          Common share                                       $      (0.16)      $      (0.80)      $      (1.11)
                                                             ============       ============       ============
          Weighted average number of common

          Shares used in per share calculation                 29,447,488         17,308,258         11,189,603
                                                             ============       ============       ============


    The accompanying notes are an integral part of these financial statements.

              WORLD WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                              UNEARNED
                                           COMMON STOCK                     COMPENSATION                                TOTAL
                                    ------------------------   ADDITIONAL        AND                        OTHER      STOCKHOLDERS
                                                                PAID-IN      SHAREHOLDER  ACCUMULATED   COMPREHENSIVE    EQUITY
                                      SHARES        AMOUNT      CAPITAL      RECEIVABLE     DEFICIT        INCOME      (DEFICIT)
                                    -----------   ----------  ------------  ------------  ------------  -------------  ------------
Balance - December 31, 1997          10,225,260       10,225    20,746,944      (18,409)   (12,559,268)      113,354      8,292,846
Comprehensive Loss:
Net loss (As restated,
see Note 16)                                 --           --            --           --    (12,466,059)           --    (12,466,059)

Decrease in realized gain on                 --           --            --           --             --       (50,706)       (50,706)
securities Comprehensive
Loss for the Year
(As restated, see Note 16)                                                                                              (12,516,765)
                                                                                                                       ------------
Compensation adjustment
relating to stock options                    --           --    (1,677,759)                         --            --     (1,677,759)

Shares issued for cash                2,721,258        2,721     2,410,353           --             --            --      2,413,074

Beneficial conversion feature
of notes payable                             --           --       374,172           --             --            --        374,172

Exercise of stock options for
cash and a promissory note              435,051          435       191,307      (48,420)            --            --        143,322

Shares issued for services              443,831          444       404,587           --             --            --        405,031

Acquisition of technology                65,000           65       324,935           --             --            --        325,000

Shares and warrants issued
for interest                             30,000           30     1,239,043           --             --            --      1,239,073
                                    -----------   ----------  ------------   ----------   ------------   -----------   ------------
Balance - December 31, 1998          13,920,400       13,920    24,013,582      (66,829)   (25,025,327)       62,648     (1,002,006)
(As restated, see Note 16)

Comprehensive Loss:
Net loss
(As restated, see Note 16)                   --           --            --           --    (12,859,016)           --    (12,859,016)
                                                                                                                       ------------

Decreased realized gain
securities on                                --           --            --           --             --        (7,245)        (7,245)
                                                                                                                       ------------

Comprehensive Loss for the Year
(As restated, see Note 16)                                                                                              (12,866,261)

Compensation adjustment
relating to stock options                    --           --       643,833                          --            --        643,833

Shares issued for cash                5,612,000        5,612     5,018,661           --             --            --      5,024,273

Conversion of note payable              893,698          894       892,804           --             --            --        893,698
and accrued interest

Beneficial conversion feature
of note payable                              --           --        81,517           --             --            --         81,517

Shares issued for services              120,841          121       231,265           --             --            --        231,386

Shares and warrants issued
for defaults and interest
on notes payable                        450,000          450     2,075,032           --             --            --      2,075,482

Warrants issued for services                 --           --       425,155           --             --            --        425,155

Exercise of warrants for cash           253,077          253        63,016           --             --            --         63,269

Preferred dividends                          --           --    (1,000,658)                         --            --     (1,000,658)
Warrants granted on issuance
of Preferred stock                           --           --       950,000           --             --            --        950,000
                                    -----------   ----------  ------------   ----------   ------------   -----------   ------------
Balance - December 31,1999           21,250,016       21,250    33,394,207      (66,829)   (37,884,343)       55,403     (4,480,312)
(As restated, see Note 16)

Comprehensive Loss:
Net loss (As restated, see Note 16)          --           --            --           --     (4,574,504)           --     (4,574,504)

Decrease in unrealized gain
on securities                                --           --            --           --             --      (102,236)      (102,236)

Adjustment from foreign
currency Translation                         --           --            --           --             --        (9,931)        (9,931)
                                                                                                                       ------------
Comprehensive Loss for the Year
(As restated, see Note 16)                                                                                               (4,686,671)
                                                                                                                       ------------
Compensation adjustment                      --           --      (382,364)          --             --            --       (382,364)
relating to stock options

Shares issued for cash, net of
placement  fees of $1,512,782         4,548,667        4,549    12,128,669           --             --            --     12,133,218

Exercise of warrants                  5,393,690        5,394     1,343,029           --             --            --      1,348,423

Cashless exercise of stock options       16,474           16        23,016           --             --            --         23,032

Preferred dividends                          --           --        (6,400)          --             --        (6,400)

Write-off of receivable                      --           --            --       66,829             --            --         66,829
                                    -----------   ----------  ------------   ----------   ------------   -----------   ------------
Balance - December 31, 2000
(As restated, see Note 16)           31,208,847   $   31,209  $ 46,500,157   $       --   $(42,458,847)  $   (56,764)  $  4,015,755


The accompanying notes are an integral part of these financial statements.

              WORLD WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------------------
                                                                    2000                 1999                  1998
                                                               -------------        -------------         -------------
                                                               (AS RESTATED,        (AS RESTATED,         (AS RESTATED,
                                                                SEE NOTE 16)         SEE NOTE 16)          SEE NOTE 16)

Cash Flows From Operating Activities
  Net loss                                                     $ (4,574,504)        $ (12,859,016)        $ (12,466,059)
  Adjustments to reconcile net loss to net
   cash used by operating activities:
    Amortization of goodwill                                        171,432               200,397             1,254,583
    Impairment of goodwill and patent                                    --               641,679             4,722,425
    Depreciation and amortization                                   127,813               874,400               686,121
    Manufacturing activity exit costs                            (1,677,668)            2,210,023                    --
    Impairment of inventory                                              --               405,466                    --
    Amortization of debt discount and financing                          --                    --               542,408
    Interest paid with stock and stock warrants                          --             2,582,154               331,827
    Purchased research and development                                   --                    --               325,000
    Stock issued for services                                            --               231,386               397,292
    Compensation adjustments relating to stock
     options                                                       (359,331)              643,833            (1,677,759)
    Realized gain on securities held for sale                        (7,007)                   --                    --
    Write-off of receivable from shareholder                         66,829                    --                    --
    Provision for doubtful accounts receivable                      124,397                42,772               295,504
    Beneficial conversion feature granted                                --                    --               413,563
    Gain on sale of business assets                                      --                    --              (332,752)
    Changes in operating assets and liabilities:
     Accounts receivable                                            194,978              (413,384)             (332,314)
     Inventory                                                     (356,261)              (57,042)             (109,182)
     Accounts payable                                                (6,759)             (434,528)              509,631
     Accrued liabilities                                            (62,129)             (580,008)              467,140
     Other                                                          (50,516)              137,070               261,441
                                                               ------------         -------------         -------------
    Net Cash and Cash Equivalents Used By
     Operating Activities                                        (6,408,727)           (6,374,798)           (4,711,131)
                                                               ------------         -------------         -------------
Cash Flows From Investing Activities
  Payments for the purchase of property
   and equipment                                                   (526,265)             (128,461)             (247,457)
  Proceeds from sale of business assets
   and property                                                      94,875                 4,359               394,499
  Proceeds from sale of marketable
   securities                                                        16,065                    --                    --
                                                               ------------         -------------         -------------
    Net Cash and Cash Equivalents (Used By)
     Provided By Investing Activities                              (415,325)             (124,102)              147,042
                                                               ------------         -------------         -------------
Cash Flows From Financing Activities
  Proceeds from issuance of common stock                         12,133,218             5,024,273             2,564,137
  Proceeds from borrowings, net of discount                              --             2,480,000             2,900,000
  Proceeds from issuance of mandatorily
   redeemable preferred stock                                            --               700,000                    --
  Redemption of preferred stock                                    (950,000)                   --                    --
  Payment of preferred dividends                                    (57,378)                   --                    --
  Proceeds from exercise of warrants                                401,220                63,269                    --
  Principal payments on obligation under
   capital lease                                                   (111,678)             (159,909)             (108,088)
  Principal payments on notes payable                            (2,377,624)           (1,329,781)             (395,297)
                                                               ------------         -------------         -------------
    Net Cash and Cash Equivalents Provided
     By Financing Activities                                      9,037,758             6,777,852             4,960,752
                                                               ------------         -------------         -------------
Effect of Exchange Rate on Cash and
 Cash Equivalents                                                    (9,931)                   --                    --
                                                               ------------         -------------         -------------
Net Increase In Cash and Cash Equivalents                         2,203,775               278,952               396,663

Cash and Cash Equivalents - Beginning of Year                       893,849               614,897               218,234
                                                               ------------         -------------         -------------
Cash and Cash Equivalents - End of Year                        $  3,097,624         $     893,849         $     614,897
                                                               ============         =============         =============



Supplemental cash flow information and non-cash investing and financing activities - Note 8

The accompanying notes are an integral part of these financial statements.

              WORLD WIRELESS COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT

                               ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS - World Wireless Communications, Inc. and its subsidiaries (collectively, "the Company") design and develop wired and wireless communications systems. The Company has created the latest generation of technology to monitor and control various remote devices through the internet, known as X-traWeb(TM). The Company's primary efforts are on marketing and further enhancing X-traWeb(TM). Through December 1999, the Company provided contract manufacturing services to the electronics wireless communications industry, as well as engineering and products related to supervisory control and data acquisition (commonly known as SCADA) technologies. During the fourth quarter of 1999 the Company executed a plan to exit activities related to contract and in-house manufacturing.

    During the year ended December 31, 2000, the Company used approximately $6.4 million of cash in operations, as it exited from in-house manufacturing activities, relocated to the Denver, Colorado area, and redirected its efforts to focus on the X-traWeb business opportunity and proprietary radio products. The Company had its initial revenues from the X-traWeb product in 2000 and cash will not be required for manufacturing exit costs in 2001. However, the Company believes that additional capital will be required by May 2001 to finance operating cash deficits until significant revenues generating adequate margins are realized. The Company has obtained a financing commitment totaling $4 million, to be provided as private equity placements. If significant revenues with adequate margins are not generated to supplement the additional financing, the Company has a contingency plan to reduce overhead and other operating costs so as to remain a going concern. These contingency plans, however, would require reductions in the product development and marketing costs, which could impact the timing and ultimate amount of future revenues.

    The Company was formed on November 15, 1995 as a Nevada Corporation. Its name was changed during January 1998, from Data Security Corporation, to World Wireless Communications, Inc. During February 1997, the Company acquired Digital Radio Communications Corp. ("Digital Radio"), and thereby gained wired and wireless communication technology engineering, design, assembly and manufacturing capabilities. The results of operations for Digital Radio have been included in the consolidated operations since February 12, 1997. During October and November 1997, the Company acquired the Delaware company, TWC Ltd., operating under the name Austin Antenna, and the Kansas company, XARC Corporation. Effective January 1, 1998, all of the subsidiaries of the Company at that date, except TWC Ltd., were merged into World Wireless Communications, Inc. During 1998, the Company sold business assets and products relating to a line of personal computer security products known as SecuriKey. Sales from the security products were insignificant during 1998 and 1997.

    During June, 2000 the Company formed a new operating subsidiary, X-traWeb Europe S.p.A., based in Milan, Italy. This subsidiary is responsible for the development and sale of X-traWeb(TM) products through European markets. In addition, the Company formed two additional operating subsidiaries, X-traWeb Services Corp. and X-traWeb Financial Corp. in June 2000, which are designed to offer various services of X-traWeb products and to provide financing capability of sales of X-traWeb products or services, respectively.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of World Wireless Communications, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in these financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF RISK AND SEGMENT INFORMATION - The Company operates solely in the electronics industry and has assets primarily within the United States. The concentration of business in one industry subjects the Company to a concentration of credit risk relating to trade accounts receivable. The Company generally does not require collateral from its customers with respect to trade receivables.

FINANCIAL INSTRUMENTS - The Company has a concentration of risk from cash in banks in excess of insured limits. The amounts reported as cash, investments in securities available-for-sale, other receivables, trade accounts payable, accrued liabilities, accrued lease obligation on abandoned office and manufacturing facility, notes payable and obligations under capital lease are considered to be reasonable approximations of their fair values. The fair value estimates presented herein were based on market information available to management at the time of the preparation of the financial statements.

TRADE ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS - Sales to significant customers are defined as sales to any one customer which exceeded 10% of total sales in any of the three reporting years. Sales to significant customers represented 56%, 52%, and 75% of total net revenue for the years ended December 31, 2000, 1999, and 1998, respectively. Sales to the five significant customers during each of the years presented were as follows: Customer "A" - $724,083, $463,041, and $322,387; Customer "B" - $0, $601,606, and $2,739,375; Customer
"C" - $0, $423,090, $148,765; Customer "D" - $0, $363,120,and $0; and Customer
"E" - $240,915, $0, and $0. Sales to significant customers subject the Company to the risk that the Company may not be able to continue the current level of sales if there were a loss of a significant customer.

    At December 31, 2000 and 1999, an allowance for doubtful accounts of $47,179 and $190,328, respectively, was provided against trade and other receivables. The Company recorded net charge offs of $267,546 for the year ended December 31, 2000. The charge offs were in settlement of outstanding issues that had been evaluated in determining the allowance for doubtful accounts as of December 31, 1999. For the years ended December 31, 2000, 1999 and 1998 provisions for doubtful accounts charged to expense totaled $124,397, $42,772 and $295,504, respectively. Trade receivables and the allowance for doubtful accounts are reviewed periodically and adjusted, accordingly.

INVENTORY - Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. In connection with the exit from contract and in-house manufacturing, the Company recognized a write-down of inventory of $405,466 to its estimated liquidation value. The write-down was charged to operations during the year ended December 31, 1999 and is included in cost of sales.

    During 2000, the marked down inventory was sold or disposed of at prices higher than originally estimated. As a result, $297,310 in gain was recorded as other income.

RESEARCH AND DEVELOPMENT EXPENSE - Current operations are charged with all research, engineering and product development expenses.

GOODWILL AND LONG-LIVED ASSETS - Goodwill and other long-lived assets are evaluated periodically for impairment when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. Goodwill is included along with other assets acquired as a group when evaluating their recoverability. Impairment losses are recognized to the extent estimated discounted net future cash flows expected to be generated from those assets are less than their carrying amounts. Goodwill is further evaluated separately and impairment losses are recognized for the excess of the carrying amount of goodwill over management's estimation of the value and future benefits expected to be realized from the goodwill. In both of these analyses, significant management judgment is required to evaluate the capacity of the assets or the acquired business to perform within projections.

    The original amortization periods for goodwill and other intangible assets are evaluated periodically to determine whether later events and circumstances warrant revised estimates of their useful lives. If estimated useful lives are changed, the unamortized cost is allocated to the remaining periods in the revised useful lives. The Company determines the useful life of goodwill based upon an analysis of all relevant factors.

    The Company evaluated the recoverability of the long-lived assets and goodwill recognized in connection with the Digital Radio acquisition during 1998 and with the TWC Ltd. acquisition during the fourth quarter of 1999, and determined that circumstances indicate an inability to recover their carrying amount. Accordingly, an impairment loss of $641,679 and $4,722,425 was recognized during 1999 and 1998, respectively, to adjust the carrying amount of the long-lived assets and goodwill to their estimated expected discounted net future cash flows. Based on future expected discounted cash flows from the technology acquired from Digital Radio, the value of the asset group, including goodwill, was reduced at December 31, 1998 to approximately $900,000 with goodwill comprising $600,000 of that amount. The TWC Ltd. goodwill was reduced to zero at December 31, 1999.

    The remaining balance of goodwill arose from the acquisitions of Digital Radio, and is being amortized over a 5-year period from the original acquisition dates, on a straight-line basis. Amortization expense was $171,432, $200,397, and $1,254,583 during the years ended December 31, 2000, 1999 and 1998, respectively.

EQUIPMENT - Equipment is stated at cost. Depreciation, including amortization of leased assets, is computed using the straight-line method over the estimated useful lives of the equipment, which are three to seven years. Leased equipment is amortized over the shorter of the useful life of the equipment or the term of the lease. Depreciation expense was $127,813, $573,285, and $613,240, for the years ended December 31, 2000, 1999 and 1998, respectively. Maintenance and repair of equipment are charged to operations and major improvements are capitalized. Upon retirement, sale, or other disposition of equipment, the cost of the equipment and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations. The cost of equipment was reduced, as of December 31, 1999, by a $359,822 write-down reserve attributable to the exit from manufacturing activities.

INVESTMENTS - At December 31, 2000, investment in securities consisted of common stock of customers classified as available-for-sale and stated at quoted fair value of $19,109, compared to $130,403 in 1999. The cost of the securities was $65,938 and $75,000 for 2000 and 1999 respectively. The unrealized loss as of December 31, 2000 was $46,833 which is shown as a separate component of stockholders' equity. The change in net unrealized gains on securities during 2000 was a decrease in the holding gain of $102,236. The changes in net unrealized gains on the securities during the years ended December 31, 1999 and 1998 was $(7,245) and $(50,706), respectively.

SALES RECOGNITION - Sales are recognized upon delivery of products or services and acceptance by the customer. Because purchasers of the radio products typically test the radios' application using a developer kit prior to placing an order, sales returns are negligible. Sales of X-traWeb(TM) products are custom applications, subject to the terms of individual contracts, and are not subject to return.

As a result of design and technology contracts, the Company has a right to receive royalties which will be recognized upon the related sales by customers.

STOCK-BASED COMPENSATION - Stock-based compensation to employees is measured by the intrinsic value method. This method recognizes compensation expense related to stock options granted to employees based on the difference between the fair value of the underlying common stock and the exercise price of the stock option on the date granted, and for options accounted for under variable plan accounting, is subject to adjustment at each balance sheet date to reflect changes in the price of the stock relative to the exercise price of the options. Stock-based compensation to non-employees is measured by the fair value of the stock options and warrants on the grant date as determined by the Black-Scholes option pricing model.

INCOME TAXES - The Company provides for income taxes on an assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, and for net operating loss carryforwards. Valuation allowances are provided for deferred tax assets if realization is not more likely than not.

LOSS PER SHARE - Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share reflects potential dilution which could occur if all potentially issuable common shares from stock purchase warrants and options or convertible notes payable and preferred stock resulted in the issuance of common stock. For all years presented, diluted loss per share is the same as basic loss per share because the inclusion of 2,474,729, 7,415,260, and 641,922 potentially issuable common shares at December 31, 2000, 1999 and 1998, respectively, would have decreased the loss per share and have been excluded from the calculation.

COMPREHENSIVE INCOME/(LOSS) - Comprehensive income/(loss) provides a measure of overall Company performance that includes all changes in equity resulting from transactions and events other than capital transactions.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements on December 3, 1999. This bulletin requires the application of specific criteria in determination of the timing of revenue recognition in financial statements and is effective for all fiscal years beginning after December 16, 1999. The Company believes revenue for the year ending December 31, 2000, 1999 and 1998 is recognized in a manner consistent with the criteria specified in the bulletin.

    The Financial Accounting Standards Board issued FASB No. 133-Accounting for Derivative Instruments and Hedging Activities which, as amended, is effective for all fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not expect the adoption of FASB No. 133 to have a material impact on the Company's financial condition or operations.

RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform to the current year presentation.

                   NOTE 2--EXIT FROM MANUFACTURING ACTIVITIES

    During the fourth quarter of 1999, the Company executed a plan to focus its efforts primarily on enhancing and marketing its X-traWeb(TM) products whereby production of the Company's continuing products would be outsourced, contract manufacturing discontinued, and the Company would move its executive offices to the Denver, Colorado area. The plan also involved liquidating the Company's raw materials and work in process inventory and selling all equipment used in production and contract manufacturing. The exit was not considered the disposal of a segment because the change did not encompass a separate major line of business or class of customer, and because the Company only had one segment prior to 1999. The Company recognized as exit costs the related non-cancelable obligation under a lease agreement for office and manufacturing facilities in Salt Lake City, Utah through 2005. Future minimum lease payments of $1,756,924 under the lease were charged to operations during the year ended December 31, 1999.

    The Company completed its relocation to the Denver, Colorado area in March, 2000. Pursuant to a Lease Termination Agreement, dated May 1, 2000, the Company paid a $75,000 settlement payment and transferred its security deposit in the amount of $27,742 to the benefit of a new tenant in the Salt Lake City, Utah manufacturing and office facilities and the lease agreement was terminated as of the May 1, 2000 date. Incident to the lease termination, the settlement funds described above were charged to the outstanding lease liability on the Company's balance sheet resulting in a remaining liability balance of $1,598,342. This balance was reversed and credited to operations as manufacturing exit recoveries income during the six months ended June 30, 2000.

                  NOTE 3--BUSINESS COMBINATION AND ACQUISITIONS

    On November 11, 1997 the Company acquired all of the issued and outstanding stock of XARC Corporation, a Kansas corporation primarily engaged in development and sales of wireless technology, by issuing 10,000 shares of restricted common stock valued at $103,000. XARC had no assets or liabilities prior to the acquisition. The acquisition was accounted for under the purchase method of accounting with the purchase price allocated to purchased research and development and charged against operations at the acquisition date. Results of operations for XARC are included in the consolidated financial statements from the date of acquisition.

                                NOTE 4--INVENTORY

    Inventory consisted of the following:

                                                                 DECEMBER 31,
                                                          --------------------------
                                                             2000            1999
                                                          ---------        ---------

                    Materials                             $ 297,147        $      --
                    Finished goods                          260,929          201,815
                                                          ---------        ---------
                    Total                                 $ 558,076        $ 201,815
                                                          =========        =========

                                NOTE 5--EQUIPMENT

    Equipment consisted of the following:

                                                                    DECEMBER 31,
                                                          -------------------------------
                                                              2000               1999
                                                          -----------         -----------

                   Computer equipment                     $ 1,098,980         $   390,047
                   Manufacturing equipment                     22,920             837,099
                   Office furniture                           350,050             204,946
                   Software                                   171,119             151,403
                   Leasehold improvements                      15,000             192,360
                                                          -----------         -----------
                   Total                                    1,658,069           1,775,855

                   Accumulated depreciation                (1,082,594)         (1,583,603)
                                                          -----------         -----------

                   Net Equipment                          $   575,475         $   192,252
                                                          ===========         ===========

                              NOTE 6--NOTES PAYABLE

                                                                   DECEMBER 31,
                                                          ------------------------------
                                                              2000               1999
                                                          -----------        -----------

        16% senior secured notes payable;
        interest payable quarterly; due
        May 14, 2000; secured by all assets                        --          3,324,827
                                                          -----------        -----------
        Total Notes Payable                               $        --        $ 3,324,827
                                                          ===========        ===========

    On May 14, 1999 the Company issued $2,600,000 of senior secured 16% notes payable which were to mature in one year. The notes were issued for $2,600,000 consisting of $1,600,000 in cash and the deemed payment of $1,000,000 of principal of the 1998 bridge loan notes. On August 27, 1999, the Company issued an additional $480,000 of senior secured 16% notes payable for cash in the amount of $480,000, and on October 11, 1999, the Company issued an additional $400,000 of senior secured 16% notes payable for cash in the amount of $400,000 (collectively the "1999 Notes"). The Company paid $155,173 of the notes during 1999.

    The 1999 Notes were secured by substantially all the Company's assets. Interest on the notes was payable quarterly. A mandatory pre-payment of principal equal to 25% of the gross proceeds from any issuance of the Company's securities was due upon the closing of the issuance. The terms of the notes stated that the notes would be in default if the reported loss before interest, depreciation, amortization and taxes exceeded $1,000,000 for the quarter ended June 30, 1999, or if income as computed above was less than $250,000 or $1,000,000 for the quarters ended September 30, 1999 or December 31, 1999, respectively. The notes also would have been in default if the Company failed to make a mandatory pre-payment of principal from the issuance of the Company's securities. If the notes were determined to be in default for a quarter the Company could be required to issue five-year warrants to purchase 300,000 shares of common stock at $0.25 per share as compensation for the default with respect to such quarter. The Company was not in compliance with the terms of the notes, accordingly, for the quarters ended June 30, and September 30, 1999, the Company accrued $279,555 and $397,647 of interest expense respectively, for such non-compliance. The interest accrual was valued based upon the value of the warrants had they been issued on June 30, and September 30, 1999, respectively. The Company also issued 200,000 shares of common stock as compensation to the holders of the notes as consideration of extending the interest payment on the notes to December 31, 1999. The Company recognized $512,000 of interest expense for the issuance of the 200,000 shares.

    In March, 2000 the Company paid off the 1999 Notes outstanding with cash in the amount of $2,377,624 and with the deemed proceeds from the exercise of warrants to purchase 3,788,813 common shares at $.25 per share. The portion of the 1999 Notes paid by the exercise of warrants was $947,203. The warrants exercised are included in the total warrants issued during the three months ended March 31, 2000 as discussed in Note 11.

                              NOTE 7--INCOME TAXES

    The net loss for 1999 resulted entirely from operations within the United States. 2000 results include a net operating loss of $229,000 relating to operations in Italy. There was no provision for or benefit from income tax for any period, as it is considered to be more likely than not that any benefit would not be realized during the next fiscal year. The components of the net deferred tax asset are shown below:

                                                              2000                 1999
                                                          ------------         ------------

    Operating loss carry forwards                         $ 10,455,000         $  8,383,000
    Accrued liabilities and other                               38,000            1,070,000
                                                          ------------         ------------
    Total Deferred Tax Assets                               10,493,000            9,453,000
    Valuation Allowance                                    (10,493,000)          (9,453,000)
                                                          ------------         ------------
    Net Deferred Tax Asset                                $         --         $         --
                                                          ============         ============

    For tax reporting purposes, the Company has net operating loss carryforwards of approximately $28,000,000 which will expire beginning in the year 2012. Of this amount, $1,246,871 was from Digital Radio prior to its acquisition, and the availability of this amount to offset future taxable income is limited.

    The following is a reconciliation of the amount of tax (benefit) that would result from applying the federal statutory rate to pretax loss with the provision for income taxes.

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------
                                                2000                 1999                 1998
                                           ------------         ------------         ------------

Tax at statutory rate (34%)                $ (1,555,000)        $ (4,372,000)        $ (4,238,460)
Other differences, net                          666,000            1,733,000            2,062,547
Change in valuation allowance                 1,040,000            3,064,000            2,587,293
State tax benefit, net of
 federal tax effect                            (151,000)            (425,000)            (411,380)
                                           ------------         ------------         ------------
   Net Income Taxes                        $         --         $         --         $         --
                                           ============         ============         ============


             NOTE 8--SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH
                       INVESTING AND FINANCING ACTIVITIES

                      SUPPLEMENTAL CASH FLOW INFORMATION --


                                                  FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------------------------------
                                                 2000           1999           1998
                                              ---------      ---------       ---------

             Interest Paid                     209,186       $ 424,620       $ 531,247

                  NONCASH INVESTING AND FINANCING ACTIVITIES --

    In March, 2000 the Company recorded $947,203 related to the cashless exercise of warrants as a deemed payment of the principal of the 1999 Notes, as defined in Note 6 - Notes Payable.

    The Company acquired equipment and incurred obligations under capital lease agreements during 1999 for equipment acquired valued at $18,000. Two notes payable totaling $800,000 along with $93,698 of accrued interest were converted into 893,698 shares of common stock during 1999.

    The Company converted $1,000,000 of its 1998 bridge loan notes into the 16% senior secured notes payable. In addition, $250,000 of the 1998 bridge loan notes were converted into mandatorily redeemable preferred stock. During 1999, the Company also canceled $8,449 of the remaining balance of a note issued to an employee, and returned to the employee the equipment previously purchased from the employee.

    During 1998, the Company issued stock for notes payable to three individuals. The total of the notes was $72,852. Interest expense in the amount of $10,567 was charged on one of these notes. The Company acquired equipment and incurred obligations under capital lease agreements during 1998 for equipment valued at $900,993. The Company also purchased equipment for a note in the amount of $4,278.

    The Company sold business assets relating to its SecuriKey products during 1998. The Company realized proceeds on the sale of $372,499 and recognized a gain of $319,528. The Company also sold other assets to various parties during the year. The book value of the assets sold was $16,940. The Company realized proceeds on the sale of $8,636 resulting in a loss upon disposal of $13,223.

           NOTE 9--MANDATORILY REDEEMABLE PREFERRED STOCK AND WARRANTS

    On May 14, 1999 the Company authorized 950 shares of senior liquidating mandatorily redeemable 10% preferred stock with a liquidation preference of $1,000 per share and detachable five-year warrants to purchase 4,750,000 common shares at $0.25 per share, and issued such 950 shares of preferred stock and the related warrants between May 15, 1999 and October 5, 1999. By their terms, the preferred shares had to be redeemed within one year at their par value plus accrued dividends. The preferred stock cash dividend requirement was $95,000 annually. The preferred stock was issued for proceeds of $950,000 consisting of $700,000 cash and the deemed payment of $250,000 principal amount of 1998 bridge loan notes.

    On February 25, 2000, the Company redeemed the mandatorily redeemable preferred stock for cash of $950,000 for the principal balance and $57,378 for the preferred dividends accrued to date.

                             NOTE 10--STOCK WARRANTS

    During 1998, the Company issued warrants to purchase 250,000 common shares of stock at $3.00 per share to holders of the 1998 bridge loan notes. The warrants were subsequently repriced to $0.25 per share. An additional 83,333 warrants were issued to the note holders during 1998. The value of the warrants was estimated on the dates issued and on the dates the warrants were modified using the Black-Scholes option-pricing model. The Company recognized $1,199,683 of interest expense on the issuance and repricing of the warrants. In addition, the Company issued 398,000 warrants to purchase common shares at $1.75 to $5.00 per share as financing fees in connection with the issuance of the 1998 bridge loan notes. Interest expense of $425,155 was recognized on the issuance of the warrants. During 1999, the Company issued warrants to purchase 4,750,000 shares of common stock to the purchasers of the Company's preferred stock. The warrants were valued at $950,000 and recognized as a preferred dividend.

    The Company issued warrants to purchase 1,050,000 common shares to the holders of the 1998 bridge loan notes and the 16% senior secured notes as satisfaction for the potential defaults on the notes throughout 1999. The Company recognized $1,313,195 of interest for the warrants issued.

    During the year ended December 31, 1999, 253,077 warrants were exercised for services rendered to the Company valued at $63,269 or $0.25 per share.

    At December 31, 2000, following the exercise of warrants as described in
Note 11 - Stockholder's Equity, warrants to purchase 1,284,570 shares of common stock were outstanding.

                          NOTE 11--STOCKHOLDERS' EQUITY

    During 1998, the Company issued 502,000 restricted common shares in a private placement to the major shareholders of the Company for cash in the amount of $907,767, net of $96,233 in accumulated offering costs, or $2.00 per share before offering costs. There were no unstated rights or privileges received with respect to this issuance. The Company issued 2,219,258 shares of common stock from October 1998 through December 1998 in private placement offerings for $1,436,047.

    The Company issued 10,000 common shares in conjunction with the execution of a manufacturing contract during February 1998. The shares were valued at $75,000 or $7.50 per share, which was the quoted market trading price on the date of issuance and was considered a preliminary cost of obtaining the contract. The cost was amortized over the fulfillment of the contract. The Company also issued 234,283 shares of common stock for legal and consulting services. An additional 199,546 shares were issued as finders fees and commissions.

    In May 1998, the Company acquired proprietary intellectual property rights in and to spread spectrum radio technology which has been accounted for as purchased research and development. The acquisition of this technology provided the Company with the ability to modify and update the technology for use in its radio products and engineering contracts. The purchase price was $305,651, of which $300,000 was paid by the issuance of 60,000 common shares valued at $5.00 per share, with the balance being paid in cash for closing and related costs. Additionally, the Company loaned $66,975 to the seller, of which $41,975 was paid in cash and carries interest at

10%. The balance of $25,000 was advanced through the issuance of 5,000 common shares, valued at $5.00 per share, to two creditors of the seller. The seller executed an unsecured promissory note which was subsequently written off in June, 2000.

    During 1998, the Company issued 435,051 shares of common stock upon the exercise of stock options. Proceeds from the issuance were $143,323 and a promissory note from a shareholder of $48,419. $10,000 of the note has been received and the Company has charged the shareholder interest of $10,567 on the note.

    In November 1998, the Company converted $15,123 of accrued interest to 30,000 shares of common stock. This interest was converted to shares at a rate that was below the market value for the stock. An additional $24,267 of interest expense was recognized on the conversion of the interest. In association with the bridge loans discussed in Note 6, $867,856 of interest expense was recognized and recorded as additional paid-in capital. As a result of obtaining waivers of default on the bridge loans, additional warrants were issued and the existing warrants were repriced. This resulted in an additional $184,720 of interest that was recognized as additional paid-in capital. The total amount of interest expense that was recorded as additional paid-in capital is $1,091,966.

    During February 1999, the Company issued 2,040,000 common shares for cash in the amount of $2,040,000 received in a private placement offering. In connection with the offering, the Company granted options to purchase 200,000 common shares at $1.75 per share within 5 years and issued 8,000 shares of common stock as a finder's fee. The Company paid $163,200 as a finder's fee in connection with the private placement. The Company issued 3,538,000 common shares for cash in the amount of $3,538,000 received in other various private placement offerings throughout the year. In connection with the offerings, the Company paid $390,527 and issued 26,000 shares of common stock as finders' fees.

    During March 1999, note holders converted two unsecured promissory notes totaling $800,000, together with accrued interest, into 893,698 common shares at $1.00 per share under the terms of a conversion privilege granted to the note holders in December 1998. At the date of the conversion, the Company recognized a beneficial conversion feature of $81,517 relating to the conversion of accrued interest into common stock at a favorable conversion rate

    During 1999, the Company issued 120,841 restricted common shares for services valued at $231,386, or $1.91 per share.

    During 1999, the Company issued 253,077 common shares upon exercise of warrants for cash in the amount of $63,269 or $0.25 per share and, during August 1999, the Company issued 250,000 common shares to holders of bridge loan notes in satisfaction of the waivers of default on the notes. The value of the shares issued on the waiver of default of the bridge loan was $250,000, or $1.00 per share. During November 1999, the Company issued 200,000 shares of common stock in satisfaction of the waiver of default and the interest payment. The stock was valued at $512,000 or $2.56 per share.

    During 1999, Company issued warrants to the holders of the 16% senior secured loan notes as satisfaction of a waiver of default on the notes. The Company issued 300,000 warrants on June 30 and again on September 30, 1999, and recognized $279,555, and $397,647 of interest expense, respectively, from the issuance of the warrants.

    During April 1999, the Company granted warrants to purchase 100,000 shares of common stock to the holders of the 1998 bridge loan notes. The Company recognized $170,774 of interest expense from the issuance of the warrants. Also, on October 1, 1999, the Company granted warrants to purchase 398,000 shares of common stock to two shareholders for services to the Company. The Company recognized an expense relating to these services of $425,155 at the date of the grant.

    During the first quarter of 2000, the Company issued 4,548,667 common shares for gross cash proceeds of $13,646,000 received from 45 accredited investors in a private placement offering, at $3.00 per share. These securities are exempt from registration under the Act. In connection with the offering, a total of $1,512,782 was incurred as placement costs.

    During March, 2000, the Company issued a total 5,393,690 common shares related to the exercise of warrants to purchase common stock at $.25 per share. The Company received $401,220 in cash and recorded $947,203 related to the cashless exercise of warrants as a deemed payment of the principal of the 1999 Notes, as defined in Note 6 - Notes Payable. The warrants exercised totaled $1,348,423.

    In March, 2000, the Company issued 16,474 shares of common stock upon the cashless exercise of 18,333 stock options.

                             NOTE 12--STOCK OPTIONS

    The Company has granted stock options under stock option plans and has granted other individual options to employees, directors and consultants.

    Under the 1997 Stock Option Plan (the 1997 Plan), options to purchase a maximum of 1,500,000 common shares were authorized for issuance to officers and employees. Options to purchase 937,044 common shares were granted under the 1997 Plan on November 10, 1997 with a weighted-average exercise price of $6.50 per share. The options were exercisable from the date granted through November 10, 1999. The options were exercisable by payment of cash or by shares of common stock of the Company. Accordingly, the options granted under the plan have been accounted for as variable options. Compensation relating to the options was recognized over the period the options vest, and $1,940,225 was recognized during 1997 based on the difference between the market value of the Company's common stock on December 31, 1997 and the exercise price. On April 28, 1998, the Board of Directors approved the repurchase of 638,236 unvested options under the 1997 Plan for $6,382, or $0.01 per share. The Company recognized a decrease in compensation expense relating to these options of $1,940,225 during 1998 due to the market value of the Company's common stock decreasing to below the exercise price of the options.

    The Company adopted the 1998 Employee Incentive Stock Option Plan and the 1998 Non-Qualified Stock Option Plan during December 1998. The plans were ratified by the shareholders in April 1999. Options to purchase up to 2,200,000 and 1,000,000 shares of the Company's common shares are authorized under the 1998 Employee Incentive Stock Option Plan and 1998 Non-Qualified Stock Option Plan respectively. Options granted under the 1998 Employee Incentive Stock Option Plan are exercisable at the fair value of the common stock on the date granted (110% of fair value if granted to a shareholder who owns 10% or more of the total combined voting power of all classes of stock of the Company). Options may be exercised by payment of cash or by shares of common stock of the Company. Accordingly, the options granted under the plans have been accounted for as variable options. Options granted under the plans are generally exercisable over three to five years and expire five years from the date of grant.

    During 1999, the Company granted 30,000 5-year and 30,000 4-year options to purchase 60,000 shares of common stock at $1.94 and $2.04 per share, respectively to Directors. The Company also issued 150,000 warrants to purchase common stock to holders of the bridge loan notes for services rendered. Interest expense of $130,385 was recognized on the issuance of the warrants.

    A summary of the status of the Company's stock options as of December 31, 2000, 1999 and 1998, and changes during the years then ended are presented below:

                                                   2000                     1999                      1998
                                       -------------------------  -----------------------  ------------------------
                                                       WEIGHTED                 WEIGHTED                  WEIGHTED
                                                        AVERAGE                  AVERAGE                   AVERAGE
                                                       EXERCISE                 EXERCISE                  EXERCISE
                                           SHARES        PRICE      SHARES        PRICE      SHARES         PRICE
                                       -----------     ---------  -----------   --------   ------------   ---------

   Outstanding at beginning of year      1,020,650     $ 2.89         641,922    $ 4.22       1,521,846     $ 4.33
   Granted                                 279,659       3.20         837,000      1.98         595,678       5.03
   Exercised                               (20,833)      1.41              --        --        (435,051)      0.44
   Forfeited or canceled                   (89,317)      2.67        (458,272)     3.08      (1,040,551)      6.32
                                       -----------                -----------              ------------
   Outstanding at end of year            1,190,159       2.92       1,020,650      2.89         641,922       4.22
                                       ===========                ===========              ============
   Options exercisable at year-end         555,471       3.73         352,649      4.52         417,900       4.60
                                       ===========                ===========              ============
   Weighted-average fair value
    of options granted during
    the year                           $      2.71                $      1.55              $       3.86
                                       ===========                ===========              ============

    The following table summarizes information about stock options outstanding at December 31, 2000:

                                                        OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                               -----------------------------------    --------------------
                                                                         WEIGHTED-               WEIGHTED-
                                                              AVERAGE    AVERAGE                 AVERAGE
                               RANGE OF                    CONTRACTUAL   EXERCISE                EXERCISE
                                PRICES          SHARES         LIFE        PRICE       SHARES      PRICE
                           ---------------     ---------   -----------   ---------    --------   ---------

                           $ 1.31 - $ 1.75       160,000    3.21 years     $ 1.70      106,656     $ 1.70
                           $ 2.09 - $ 2.81       642,184    4.51 years       2.20      183,315       2.09
                           $ 3.00 - $ 3.40       182,475    4.16 years       3.21       60,000       3.40
                           $ 4.00 - $ 4.00        57,500    3.27 years       4.00       57,500       4.00
                           $ 6.50 - $ 6.50       128,000    1.15 years       6.50      128,000       6.50
                           $12.00 - $12.00        20,000    2.03 years      12.00       20,000      12.00
                                               ---------                               -------
                           $ 1.31 - $12.00     1,190,159    3.78 years       2.92      555,471       3.73
                                               =========                               =======

    The Company measures compensation under stock-based options and plans using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options granted to employees, and determines compensation cost granted to non-employees based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, (SFAS 123) Accounting for Stock-Based Compensation. Stock-based compensation charged to operations was $(359,331), $643,833, and $(1,677,759), for the years ended December 31, 2000, 1999 and 1998, respectively. Had compensation cost for all of the Company's options been determined based upon SFAS 123, net loss and loss per share would have increased to the pro forma amounts indicated below:

                                              FOR THE YEARS ENDED DECEMBER 31,
                                        --------------------------------------------
                                             2000           1999            1998
                                        ------------   -------------   -------------

      Net loss:
           As reported                  $ (4,580,904)  $ (13,859,674)  $ (12,466,059)
           Pro forma                      (5,611,499)    (12,766,433)    (17,506,009)
      Basic and diluted loss
       per common share:
           As reported                  $      (0.16)  $       (0.80)  $       (1.11)
           Pro forma                           (0.19)          (0.80)          (1.56)

    The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998, respectively: dividend yield of 0.0% for all years; expected volatility of 143%, 166%, and 105%; risk-free interest rate of 6.0%, 5.6%, and 5.2%; and expected lives of the options of 4.8 years, 2.0 years, and 4.1 years.

                     NOTE 13 -- BUSINESS SEGMENT INFORMATION

    As of December 31, 2000, the Company's operations are classified into two reportable business segments: X-traWeb products and radio products. Corporate in 1999 and 1998 represents primarily contract manufacturing.

    The Company's business was conducted primarily in the United States during 2000, 1999 and 1998. In 2000 the Company established a European subsidiary to facilitate international expansion. Less than $10,000 of revenue was realized from European operations in 2000.

    Segment operating income is total segment revenue reduced by operating expenses identifiable with or allocable to that business segment. Corporate includes general corporate assets and assets of business activities no longer being pursued.

    The Company evaluates performance of its segments based on revenues and operating income. The accounting policies of the reportable segment are the same as those described in the summary of significant accounting policies. There are no inter-segment sales.

                                                    2000                 1999                   1998
                                                ------------         ------------         -------------
       Revenues:
       X-traWeb                                 $    450,604         $         --         $          --
       Radio products                                690,377              789,167               586,000
       Corporate                                     573,852            2,777,140             3,723,691
       Total sales                              $  1,714,833         $  3,566,307         $   4,309,691

       Operating income (loss):
       X-traWeb                                 $ (3,593,924)        $   (387,464)        $          --
       Radio products                             (1,441,430)          (1,358,626)           (1,845,664)
       Corporate                                     (55,101)          (7,583,491)           (9,150,812)
       Total operating loss                     $ (5,090,455)        $ (9,329,581)        $ (10,996,476)

       Assets:
       X-traWeb                                 $  1,324,821         $         --
       Radio products                                642,595              631,627
       Corporate                                   3,002,471            1,946,587
       Total assets                             $  4,969,887         $  2,578,214

                       NOTE 14--RELATED PARTY TRANSACTIONS

    In 2000, the Company deemed a $66,829 receivable from a shareholder to be uncollectible, and the balance was written off.

    During 1998, the Company paid outstanding loans to shareholders. The amount paid on these loans totaled $369,807. In addition, a shareholder and an employee of the Company made a short-term loan to the Company for $40,000. This loan was also repaid in 1998.

                     NOTE 15--COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS - The Company leases office facilities and equipment under agreements accounted for as operating leases. Lease expense attributable to the years ended December 31, 2000, 1999, and 1998 was $310,338, $342,051, and
$483,456 respectively. Lease expense recognized during 1999 for abandonment of property with a non-cancelable lease with a lease term ending in August 2005, was $1,756,924. During 1999 the Company entered into an agreement to lease new facilities in connection with its new location in the Denver area with the lease term ending December 2005. The Company also leases engineering and office equipment under capital leases with interest rates from 8 to 24 percent, with a weighted average interest rate of 10.16%. The following is a schedule by years of the future minimum lease payments required under operating and capital leases together with the present value of net minimum lease payments as of December 31, 2000:

                                                                                CAPITAL            OPERATING
                        YEARS ENDING DECEMBER 31,:                               LEASES              LEASES
                        --------------------------                             ----------         -----------
                        2001                                                   $   21,134         $   282,732
                        2002                                                        5,076             242,117
                        2003                                                        5,076             238,637
                        2004                                                          423             242,786
                        2005                                                           --             251,002
                                                                               ----------         -----------
                        Total Minimum Lease Payments                               31,709         $ 1,257,274
                                                                                                  ===========
                        Less amount representing interest                           2,702
                                                                               ----------
                        Present Value of Net Minimum Lease Payments                29,007
                        Less Current Portion                                       19,374
                                                                               ----------
                        Long-Term Obligations Under Capital Lease              $    9,633
                                                                               ==========

LEGAL MATTERS - During 1999 the Company settled a claim from a software vendor for a $100,000 cash payment. The claim arose when the Company returned leased software and requested cancellation of the lease and related technical support agreement. During 1999, the Company also settled a lawsuit brought by an investment banker and paid $145,000 as settlement expense.

    Williams Wireless, Inc. raised a claim that the Company violated the non-competition provisions of their agreements by allegedly marketing X-traWeb(TM) products in the telemetry meter reading applications. The Company, in turn, claimed that Williams Wireless, Inc. failed to satisfy all of its duties under its various agreements with the Company. While the Company believed that Williams' claim was properly disputable, the parties orally agreed to enter into a settlement agreement and mutual release. On March 8, 2000, before such settlement agreement was concluded, Williams sold substantially all of its assets and business, including its agreements with the Company, to an unrelated party, Internet telemetry Corp., and thereafter the claims were amicably resolved.

    The Company and Internet entered into a settlement agreement and mutual release dated as of August 7, 2000, which contained the following key elements:

    (a) each party released the other of any claims under the Williams' agreements, and the parties terminated such agreements in all respects;

    (b) the Company agreed to grant Internet a perpetual, non-exclusive irrevocable royalty-free worldwide license to manufacture, use and sell the Company's MicroHopper radio, as configured on the date of the settlement agreement, as a component of Internet's telemetry systems or products, and to manufacture, use and sell such radio only when incorporated into Internet's telemetry systems or products;

    (c) each party agreed to allow the other party to resell the other's products pursuant to a standard resellers agreement adopted by such party; and

     (d) each party agreed to indemnify the other from any claims arising under such agreement. The Company believes that this agreement will have no material adverse effect on our business.

    On February 20, 2001 certain parties filed a lawsuit against the Company with respect to the purchase of a total of 230,000 shares of common stock of the Company at $3.00 per share in a private placement transaction in February 2000.

    The plaintiffs seek rescission of the transaction and/or damages, including treble damages, which they allege arise out of the Company's failure to file a registration statement on or before December 31, 2000. The Company believes that it has meritorious defenses to such action and intends to prosecute its defense of the action vigorously, but there can be no assurance as to the outcome thereof.

    401K PROFIT SHARING PLAN - The Company sponsors a 401K profit sharing plan but has no commitment to match employees' contributions to the plan, nor has the Company made any contributions to the plan to date.

                  NOTE 16 - RESTATEMENT OF FINANCIAL STATEMENTS

    Subsequent to the issuance of the Company's financial statements for the year ended December 31, 2000, the Company concluded that certain stock options granted under the Company's 1997 and 1998 Employee Incentive Stock Option Plans (the "Plans") should have been accounted for as variable plan options and determined that the consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 should be restated. In addition, the Company has made certain reclassifications to the statements of operations for 2000, 1999 and 1998. These reclassifications did not effect net loss per share for any of the years presented. A summary of the significant effects of the restatement is as follows:

Balance Sheet Data:

                                           December 31, 2000               December 31, 1999
                                      ----------------------------    ----------------------------
                                      As Previously                  As Previously
                                        Reported      As Restated       Reported       As Restated
                                      -------------   ------------   -------------    ------------
Additional Paid-in Capital            $ 48,901,546    $ 46,500,157    $ 35,242,864    $ 33,394,207
Accumulated Deficit                    (44,844,164)    (42,458,847)    (39,684,707)    (37,884,343)


Statement of Operations Data:

                                              Year Ended                     Year Ended                     Year Ended
                                          December 31, 2000              December 31, 1999              December 31, 1998
                                    ---------------------------    ----------------------------    -----------------------------
                                    As Previously                  As Previously                   As Previously
                                       Reported     As Restated       Reported     As Restated       Reported       As Restated
                                    -------------   -----------    -------------   ------------    -------------   -------------
Selling, General & Administrative
Expenses                             $ 5,895,975    $ 5,614,732    $  4,657,680    $  5,192,901    $  4,975,307    $   2,397,995

Net Loss Applicable to Common
Shareholders                          (5,159,457)    (4,580,904)    (13,324,453)    (13,859,674)    (15,043,371)     (12,466,059)

Loss Per Share                             (0.18)         (0.16)          (0.77)          (0.80)          (1.34)           (1.11)

            NOTE 17 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company's interim financial information for the quarterly periods ended March 31, June 30, and September 30, 2000 and 1999 has been restated to give effect to the restatement discussed in Note 16.

                                                             2000 FISCAL QUARTER                          YEAR
                                      ------------------------------------------------------------    ------------
                                           1                2              3               4
                                      ------------    ------------    ------------    ------------
        Net sales
           As previously reported     $    510,815    $    455,425    $    376,885    $    371,708    $  1,714,833
           As restated                     510,815         455,425         376,885         371,708       1,714,833
        Gross profit
           As previously  reported          82,709         185,454         117,775         115,468         501,406
           As restated                      82,709         185,454         117,775         115,468         501,406
        Net income
        (loss)applicable to common
        shares
           As previously  reported      (1,297,585)         92,503      (1,578,807)     (2,375,568)     (5,159,457)
           As restated                  (2,380,967)        961,648      (1,655,899      (1,505,686)     (4,580,904)
        Basic and diluted income
        (loss) applicable to
        common shares
           As previously  reported           (0.05)           0.00           (0.05)          (0.07)          (0.18)
           As restated                       (0.10)           0.03           (0.05)          (0.05)          (0.16)

                                                           1999 FISCAL QUARTER                            YEAR
                                      ------------------------------------------------------------    ------------
                                           1                2              3               4
                                      ------------    ------------    ------------    ------------
        Fiscal 1999
        Net sales
           As previously  reported    $  1,033,375    $    639,624    $  1,044,511    $    848,797    $  3,566,307
           As restated                   1,033,375         639,624       1,044,511         848,797       3,566,307
        Gross profit
           As previously  reported         211,690          80,038         153,078         195,042         639,848
           As restated                     211,690          80,038         153,078        (210,424)        234,382
        Net loss applicable to
        common shares
           As previously  reported      (1,682,544)     (2,857,212)     (2,280,065)     (6,504,632)    (13,324,453)
           As restated                  (1,668,299)     (2,807,197)     (2,267,830)     (7,116,348)    (13,859,674)
        Basic and diluted loss per
        share
           As previously  reported           (0.10)          (0.17)          (0.13)          (0.37)          (0.77)
           As restated                       (0.10)          (0.16)          (0.13)          (0.36)          (0.80)

ITEM 16. EXHIBITS

         Description

                                  EXHIBIT INDEX

   No.          Description

   3.1 Articles of Incorporation of the Company and all amendments thereto*

   3.2          Bylaws of the Company*

   4.1          Form of Common Stock Certificate*

   4.2 Form of Subscription Agreement used in private financing providing for registration rights*

   5.1 Opinion of Connolly Epstein Chicco Foxman Engelmyer & Ewing regarding the legality of securities being registered*

   5.2 Opinion of Law Offices of Stephen R. Field as to the legality of the securities being registered**

   10.1         1997 Stock Option Plan*

   10.2         DRCC Omnibus Stock Option Plan*

   10.3 Development and License Agreement dated April 4, 1997, between DRCC and Kyushu Matsushita Electric Co., Ltd.*

   10.4 Amended and restated Technical Development and Marketing Alliance Agreement dated September 15, 1997, between the Company and Williams Telemetry Services, Inc.*

   10.5 Lease Agreement dated May 17, 1995, between DRCC and Pracvest Partnership relating to the Company's American Fork City offices and facility*

   10.6 Lease Agreement dated February 12, 1996, between the Company the Green/Praver, et al., relating to the Company's Salt Lake City offices*

   10.7 Shareholders Agreement dated May 21, 1997 between the Company, DRCC, Philip A. Bunker and William E. Chipman, Sr.*

   10.8 Asset Purchase Agreement dated October 31, 1997, between the Company and Austin Antenna, Ltd.*

   10.9 Stock Exchange Agreement dated October 31, 1997, between the Company, TWC, Ltd. and the shareholders of TWC, Ltd.*

   10.10 Settlement Agreement, Mutual Waiver and Release of All Claims dated November 11, 1997 between Digital Radio Communications Corp. and Digital Scientific, Inc.*

   10.11 Agreement (undated) between the Company, Xarc Corporation and Donald J. Wallace relating to the Company's acquisition of Xarc Corporation*

   10.12 Promissory Note dated December 4, 1997, by the Company, payable to William E. Chipman, Sr. in the principal amount of $125,000*

   10.13 Promissory Note dated November 13, 1997, by the Company, payable to T. Kent Rainey in the principal amount of $200,000*

   10.14 Investment Banking Services Agreement dated November 19, 1997, between the Company and PaineWebber Incorporated*

   10.15 $400,000 Promissory Note dated December 24, 1997, payable to Electronic Assembly Corporation*

   10.16 $400,000 Promissory Note dated January 8, 1998, payable to Tiverton Holdings Ltd.*

   10.17 Loan Agreement by and among the Registrant and the Bridge Noteholders* dated as of May 15, 1998*

   10.18 Amendment and Waiver Agreement by and among the Registrant and the Bridge Noteholders dated August 7, 1998*

   10.19 Amendment and Waiver Agreement by and among the Registrant and the Bridge Noteholders dated September 11, 1998*

   10.20 Loan Agreement by and among the Registrant and the Bridge Noteholders dated as of May 15, 1998 (Previously filed), together with the Notes, Pledge/Security Agreement, Pledgee/Representative Agreement, Subordination, and Registration Rights Agreement*

   10.21 Separation and Mutual Release Agreement between the Registrant and William E. Chipman, Sr. dated as of May 26, 1998*

   10.22 Registration Rights Agreement by and among the Registrant and the purchasers of common stock issued pursuant to the Registrants Confidential Private Placement Memorandum dated September 9, 1998, as amended*

   10.23 Employment Agreement between the Registrant and James O'Callaghan dated May 20, 1998*

   10.24 Lease agreement between the Registrant and NP#2 dated as of July 29, 1998 relating to the premises at 2441 South 3850 West, West Valley City, Utah 84120*

   10.25 Agreement between KME and the Registrant dated October 19, 1998 relating to the Registrant's providing of technical assistance and development relating to the Gigarange telephone*

   10.26 Agreement between KME and the Registrant dated as of March 1, 1998 relating to the Panasonic MicroCast System*

   10.27 General and Mutual Release Agreement between the Registrant and Phil Acton dated November 2, 1998*

   10.28 Agreement and Waiver Agreement by and among the Registrant and the Bridge Noteholders dated November 25, 1998*

   10.29        1998 Employee Incentive Stock Option Plan*

   10.30        1998 Non-qualified Stock Option Plan*

   10.31 Amendment of Agreement by and among the Registrant and the Bridge Noteholders dated as of March 26, 1999*

   10.32 Loan Agreement by and among the Registrant and the Senior Secured Noteholders dated as of May 14, 1999, together with the Notes, Pledge/Security Agreement, Pledgee Representative Agreement, Subordination and Registration Rights Agreement*

   10.33 Two separate Agreements by and among the Registrant and the 1999 Bridge Noteholders dated August 19, 1999*

   10.34 Waiver Agreement by and among the Registrant and the Bridge Noteholders dated as of December 7, 1999*

   10.35 Registration Rights Agreement by and among the Registrant and the purchasers of common stock issued pursuant to the Registrant's Confidential Private Placement Memorandum dated January 12, 2000 as amended*

   10.36 Settlement Agreement and Mutual Release between Internet Telemetry Corp. and the Registrant, dated as of August 7, 2000.*

   10.37 Financing Commitment Letter between the Registrant and Insight Capital LLC dated April 2, 2001.*

   10.38 Loan Agreement by and among the Registrant and Lancer Offshore, Inc. Noteholders dated as of May 17, 2001, together with the Notes, Warrant, Pledge/Security Agreement, Subordination Agreement, and Registration Rights Agreement.*

   10.39 Amended and Restated Loan Agreement by and among the Registrant, Lancer Offshore, Inc. and Lancer Partners L.P. dated as of August 7, 2001, together with the Note, Warrant, Amended and Restated Pledge / Security Agreement, Subordination Agreement, Pledgee Representation Agreement and the Amended and Restated Registration Rights Agreement.*

   10.40 Amendment of Agreements by and among the Registrant and Lancer Offshore, Inc. and Lancer Partners L.P. dated September 14, 2001.*

   10.41 Amendment of Agreements by and among the Registrant and Lancer Offshore, Inc. and Lancer Partners L.P. dated as of October 12, 2001.**

   16.1 Letter from Hansen, Barnett & Maxwell regarding change in Certifying Accountant.*

   23.1         Consent of Deloitte & Touche LLP++

   23.2         Consent of Hansen, Barnett & Maxwell++

----------

*   Filed previously

**  Filed herewith.

+   Management contract or compensatory plan or arrangement filed previously.

++  To be filed by amendment.


    ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to:

    1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) Include any additional or changed material information on the Plan of Distribution described in the Registration Statement.

    2. For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

    3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    For purposes of determining any liability under the Securities Act, the information omitted from the form of the Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time the Commission declared it effective.

    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this Registration Statement, and the offering of the securities at that time, shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on January 16, 2002.

                                   WORLD WIRELESS COMMUNICATIONS, INC.


                                   By: /s/ David D. Singer
                                      --------------------------
                                      David D. Singer, President


                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David D. Singer and Robert Hathaway, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



        Signature                    Title                          Date
        ---------                    -----                          ----
/s/ David D. Singer          Chairman of the Board,            January 16, 2002
---------------------        President, Chief Executive
    David D. Singer          Officer and Director


/s/ Charles Taylor           Director                          January 16, 2002
---------------------
    Charles Taylor



/s/ Malcolm P. Thomas        Director                          January 16, 2002
---------------------
    Malcolm P. Thomas


/s/ M. Robert Carr           Director                          January 16, 2002
---------------------
    M. Robert Carr


/s/ Robert Hathaway          Vice President of Finance
---------------------        And Chief Financial Officer
    Robert Hathaway          (Principal Financial Officer      January 16, 2002
                             and Principal Accounting
                             Officer)

                                  EXHIBIT INDEX


EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
   3.1          Articles of Incorporation of the Company and all amendments thereto*

   3.2          Bylaws of the Company*

   4.1          Form of Common Stock Certificate*

   4.2 Form of Subscription Agreement used in private financing providing for registration rights*

   5.1 Opinion of Connolly Epstein Chicco Foxman Engelmyer & Ewing regarding the legality of securities being registered*

   5.2 Opinion of Law Offices of Stephen R. Field as to the legality of the securities being registered**

   10.1         1997 Stock Option Plan*

   10.2         DRCC Omnibus Stock Option Plan*

   10.3         Development and License Agreement dated April 4, 1997, between
                DRCC and Kyushu Matsushita Electric Co., Ltd.*

   10.4         Amended and restated Technical Development and Marketing
                Alliance Agreement dated September 15, 1997, between the Company and Williams Telemetry Services, Inc.*

   10.5         Lease Agreement dated May 17, 1995, between DRCC and Pracvest
                Partnership relating to the Company's American Fork City offices and facility*

   10.6         Lease Agreement dated February 12, 1996, between the Company the
                Green/Praver, et al., relating to the Company's Salt Lake City offices*

   10.7         Shareholders Agreement dated May 21, 1997 between the Company,
                DRCC, Philip A. Bunker and William E. Chipman, Sr.*

   10.8         Asset Purchase Agreement dated October 31, 1997, between the
                Company and Austin Antenna, Ltd.*

   10.9         Stock Exchange Agreement dated October 31, 1997, between the
                Company, TWC, Ltd. and the shareholders of TWC, Ltd.*

   10.10 Settlement Agreement, Mutual Waiver and Release of All Claims dated November 11, 1997 between Digital Radio Communications
                Corp. and Digital Scientific, Inc.*


   10.11        Agreement (undated) between the Company, Xarc Corporation and
                Donald J. Wallace relating to the Company's acquisition of Xarc
                Corporation*

   10.12 Promissory Note dated December 4, 1997, by the Company, payable to William E. Chipman, Sr. in the principal amount of $125,000*

   10.13 Promissory Note dated November 13, 1997, by the Company, payable to T. Kent Rainey in the principal amount of $200,000*

   10.14 Investment Banking Services Agreement dated November 19, 1997, between the Company and PaineWebber Incorporated*

   10.15        $400,000 Promissory Note dated December 24, 1997, payable to
                Electronic Assembly Corporation*

   10.16        $400,000 Promissory Note dated January 8, 1998, payable to
                Tiverton Holdings Ltd.*

   10.17        Loan Agreement by and among the Registrant and the Bridge
                Noteholders* dated as of May 15, 1998*

   10.18 Amendment and Waiver Agreement by and among the Registrant and the Bridge Noteholders dated August 7, 1998*

   10.19 Amendment and Waiver Agreement by and among the Registrant and the Bridge Noteholders dated September 11, 1998*

   10.20        Loan Agreement by and among the Registrant and the Bridge
                Noteholders dated as of May 15, 1998 (Previously filed), together with the Notes, Pledge/Security Agreement, Pledgee/Representative Agreement, Subordination, and
                Registration Rights Agreement*

   10.21 Separation and Mutual Release Agreement between the Registrant and William E. Chipman, Sr. dated as of May 26, 1998*

   10.22 Registration Rights Agreement by and among the Registrant and the purchasers of common stock issued pursuant to the Registrants Confidential Private Placement Memorandum dated
                September 9, 1998, as amended*

   10.23        Employment Agreement between the Registrant and James
                O'Callaghan dated May 20, 1998*

   10.24        Lease agreement between the Registrant and NP#2 dated as of July
                29, 1998 relating to the premises at 2441 South 3850 West, West
                Valley City, Utah 84120*

   10.25 Agreement between KME and the Registrant dated October 19, 1998 relating to the Registrant's providing of technical assistance and development relating to the Gigarange telephone*

   10.26 Agreement between KME and the Registrant dated as of March 1, 1998 relating to the Panasonic MicroCast System*

   10.27        General and Mutual Release Agreement between the Registrant and
                Phil Acton dated November 2, 1998*


   10.28 Agreement and Waiver Agreement by and among the Registrant and the Bridge Noteholders dated November 25, 1998*

   10.29        1998 Employee Incentive Stock Option Plan*

   10.30        1998 Non-qualified Stock Option Plan*

   10.31 Amendment of Agreement by and among the Registrant and the Bridge Noteholders dated as of March 26, 1999*

   10.32        Loan Agreement by and among the Registrant and the Senior
                Secured Noteholders dated as of May 14, 1999, together with the Notes, Pledge/Security Agreement, Pledgee Representative
                Agreement, Subordination and Registration Rights Agreement*

   10.33        Two separate Agreements by and among the Registrant and the 1999
                Bridge Noteholders dated August 19, 1999*

   10.34        Waiver Agreement by and among the Registrant and the Bridge
                Noteholders dated as of December 7, 1999*

   10.35 Registration Rights Agreement by and among the Registrant and the purchasers of common stock issued pursuant to the Registrant's Confidential Private Placement Memorandum dated
                January 12, 2000 as amended*

   10.36        Settlement Agreement and Mutual Release between Internet
                Telemetry Corp. and the Registrant, dated as of August 7, 2000.*

   10.37        Financing Commitment Letter between the Registrant and Insight
                Capital LLC dated April 2, 2001.*

   10.38        Loan Agreement by and among the Registrant and Lancer Offshore,
                Inc. Noteholders dated as of May 17, 2001, together with the Notes, Warrant, Pledge/Security Agreement, Subordination
                Agreement, and Registration Rights Agreement.*

   10.39        Amended and Restated Loan Agreement by and among the Registrant,
                Lancer Offshore, Inc. and Lancer Partners L.P. dated as of
                August 7, 2001, together with the Note, Warrant, Amended and
                Restated Pledge / Security Agreement, Subordination Agreement,
                Pledgee Representation Agreement and the Amended and Restated
                Registration Rights Agreement.*

   10.40        Amendment of Agreements by and among the Registrant and Lancer
                Offshore, Inc. and Lancer Partners L.P. dated September 14,
                2001.*

   10.41        Amendment of Agreements by and among the Registrant and Lancer
                Offshore, Inc. and Lancer Partners L.P. dated as of October 12,
                2001.**

   16.1         Letter from Hansen, Barnett & Maxwell regarding change in
                Certifying Accountant.*


   23.1         Consent of Deloitte & Touche LLP++

   23.2         Consent of Hansen, Barnett & Maxwell++

----------

*   Filed previously

**  Filed herewith.

+   Management contract or compensatory plan or arrangement filed previously.

++  To be filed by amendment.